AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1999

                                                       REGISTRATION NO. 333-7944
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------



                                 CGA GROUP, LTD.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            BERMUDA                         6351                 98-0173536
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                             ----------------------

                                CRAIG APPIN HOUSE
                                 8 WESLEY STREET
                              HAMILTON HM11 BERMUDA
                                 (441) 296-5144
                  --------------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          principal executive offices)

                             ----------------------

                              CT CORPORATION SYSTEM
                                  1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 664-1666
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agents for service)

                             ----------------------

                                   Copies to:
                           WILLIAM W. ROSENBLATT, ESQ.
                              DEWEY BALLANTINE LLP
                           1301 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6092
                                 (212) 259-8000

                            ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED JUNE 14, 1999



PROSPECTUS



                               3,322,297 SHARES OF
                  SERIES A CUMULATIVE VOTING PREFERENCE SHARES


                                 CGA GROUP, LTD.


     This Prospectus relates to 3,322,297 shares of Series A Preferred Stock of CGA Group, Ltd., a Bermuda company. The Series A Preferred Stock was originally issued by CGA Group to a limited number of institutional "accredited investors". There is no public market for Series A Preferred Stock and there can be no assurance that an active public or private market for the Series A Preferred Stock will develop. The Company does not intend to list the Series A Preferred Stock on a national securities exchange or to apply for quotation of the Series A Preferred Stock through the National Association of Securities Dealers Automated Quotation System.

     The Series A Preferred Stock has been registered for sale by certain selling stockholders and may be offered by the selling stockholders from time to time. The selling stockholders may effect such transactions by selling shares of the Series A Preferred Stock to or through broker-dealers. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or purchasers of the Series A Preferred Stock. To the extent required, shares of the Series A Preferred Stock, the name of the selling stockholder, the offering price, the names of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in a supplement to this prospectus.

     None of the proceeds from the sale of the Series A Preferred Stock will be received by the Company. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and commissions) incurred in connection with the registration and sale of the Series A Preferred Stock covered by this prospectus.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SERIES A PREFERRED STOCK.

                            -----------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR
       COMPLETE ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                            -----------------------

                THE DATE OF THIS PROSPECTUS IS __________, 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
Prospectus Summary ....................................................    1
Risk Factors ..........................................................    3
Use Of Proceeds .......................................................    6
Selected Consolidated Financial Data ..................................    7
Management's Discussion and Analysis of Financial
   Condition and Results of Operations ................................    8
Quantitative and Qualitative Disclosure About Market Risk .............   16
The Company ...........................................................   20
Regulation ............................................................   28
Management ............................................................   32
Related Party Transactions ............................................   37
Selling Stockholders ..................................................   38
Plan of Distribution ..................................................   39
Security Ownership of Certain Beneficial Owners and Management ........   39
Description of Securities .............................................   43
Certain Tax Considerations ............................................   54
Legal Matters .........................................................   62
Experts ...............................................................   62
Enforceability of Civil Liabilities ...................................   62
Available Information .................................................   63
Index to Financial Statements and Schedules ...........................  F-1

                              --------------------

     You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     All references to "we," "us," "our," "the Company" or "CGA Group" in this prospectus mean CGA Group, Ltd.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that you should consider before investing in the Series A Stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to these statements. See "Glossary of Selected Insurance Terms" for definitions of certain insurance terms used in this prospectus.


     All financial information in this Prospectus is presented in accordance with generally accepted accounting principles ("GAAP"), unless otherwise specified. Financial information presented in accordance with statutory accounting practices ("SAP") is identified as such.


                                   OUR COMPANY

     We are a holding company incorporated in Bermuda with limited liability. Through our subsidiary Commercial Guaranty Assurance, Ltd. ("CGA"), a Bermuda insurance company, we provide financial guaranty insurance of structured securities, including commercial real estate backed securities and asset backed securities. We also provide financial guaranty insurance of other securities, where we have expertise and where we deem credit enhancement opportunities to be attractive.

     We also provide investment management and investment advisory services to investment vehicles and other clients through our other subsidiary, CGA Investment Management, Inc. ("CGAIM"), a Delaware corporation that is registered as an investment adviser with the SEC.

     The primary clients of CGA and CGAIM are St. George Holdings, Ltd., a Cayman Islands company, and its subsidiaries and Cobalt Holdings LLC, a Delaware limited liability corporation, and its subsidiaries. In 1998 St. George and Cobalt provided approximately 85% of the total insurance premiums earned by CGA, and 91% of the total investment management fees earned by CGAIM. These percentages are expected to decrease in the future.

     We formed CGA with a view to becoming the market leader in the commercial real estate segment of the financial guaranty industry. We use our structured finance and real estate expertise to underwrite financial guaranties for commercial real estate and other securities to a zero loss underwriting standard. Our primary target market is the large U.S. commercial real estate mortgage market, which we believe is underserved. We also target select segments of the private asset-backed securities ("ABS") market.

     Customers can purchase CGA's insurance only through unaffilated non-U.S. insurance brokers. Customers include investment and commercial banks with significant real estate and asset-backed advisory businesses, and commercial mortgage loan origination and asset-backed repackaging operations and other participants in the securitization markets.

      Our executive offices are located at Craig Appin House, 8 Wesley Street, Hamilton HM11 Bermuda. Our telephone number at that address is (441) 296-5144.



                                  RISK FACTORS


      Prospective investors should carefully evaluate the matters set forth under "Risk Factors", beginning on page 3. Factors you should consider include, among other things, our dependence on key employees, our holding company structure and dividend restriction, the risk of United States taxation or of changes in our United States or Bermuda regulatory status, our dependence on maintaining CGA's "Triple-A" claims-paying ability rating from Duff & Phelps Credit Rating Services, risks relating to competition in the financial guaranty insurance industry and risks relating to commercial mortgage loans and securities.

                                     SUMMARY CONSOLIDATED FINANCIAL INFORMATION



                                                 THREE MONTHS                       THREE MONTHS     NINE MONTHS
                                                     ENDED        YEAR ENDED           ENDED            ENDED       JUNE 21, 1996
                                                   MARCH 31,     DECEMBER 31,         MARCH 31,      DECEMBER 31,    TO MARCH 31,
                                                     1999            1998               1998             1997           1997
                                                 -------------   ------------       ------------     -------------  --------------
                                                  (UNAUDITED)      (AUDITED)         (UNAUDITED)       (AUDITED)
INCOME STATEMENT DATA:
REVENUES
 Gross premiums written ........................ $  3,467,232    $ 49,217,083       $  1,949,993     $    773,571    $    --
 Ceded premiums ................................     (419,625)    (39,420,247)             --               --            --
                                                 ------------    ------------       ------------     ------------    --------
 Net premiums written ..........................    3,047,607       9,796,836          1,949,993          773,571         --
 Change in unearned premiums ...................       34,439        (550,547)          (878,858)        (270,576)        --
                                                 ------------    ------------       ------------     ------------    --------
 Net premiums earned ...........................    3,082,046       9,246,289          1,071,135          502,995         --
 Net investment income .........................    1,671,501       8,528,122          1,888,255        2,955,601         801
 Net realized gains (losses) ...................      151,566       2,814,132           (242,194)         885,422         --
 Management fees ...............................    1,145,259       3,353,499            189,056            --            --
                                                 ------------    ------------       ------------     ------------    --------
   Total revenues ..............................    6,050,372      23,942,042          2,906,252        4,344,018         801
                                                 ------------    ------------       ------------     ------------    --------
EXPENSES
 Operating expenses ............................    3,276,277      14,023,366          3,063,863        6,510,103          11
 Acquisition costs .............................      148,138         433,217             53,245           53,590         --
 Commitment fees ...............................      147,945         600,000            147,945          323,836         --
 Excess of loss facility .......................       50,000         200,000             50,000          107,671         --
 Losses and loss adjustment expenses
  (Net of reinsurance of $67.4 million
   in 1998) ....................................      300,000      22,745,000            195,000           55,000         --
                                                 ------------    ------------       ------------     ------------    --------
    Total expenses .............................    3,922,360      38,001,583          3,510,053        7,050,200          11
                                                 ------------    ------------       ------------     ------------    --------
 Income (loss) before cumulative effect of
  change in accounting principle ...............    2,128,012     (14,059,541)          (603,801)      (2,706,182)        790
 Cumulative effect of change in accounting
  principle ....................................          --       (3,928,238)               --               --          --
NET INCOME (LOSS) ..............................    2,128,012     (17,987,779)          (603,801)      (2,706,182)        790
                                                 ------------    ------------       ------------     ------------    --------
Other comprehensive income .....................   (1,704,381)       (710,417)           607,868        1,638,092         --
                                                 ------------    ------------       ------------     ------------    --------
COMPREHENSIVE INCOME (LOSS) .................... $    423,631    $(18,698,196)      $      4,067     $ (1,068,090)   $    790
                                                 ============    ============       ============     ============    ========
Net income (loss) available to common
 shareholders .................................. $ (3,531,036)   $(38,896,226)      $ (5,683,130)    $(12,332,792)   $    790
Basic and diluted income (loss) per common
 share ......................................... $      (0.38)   $      (4.27)      $      (0.62)    $      (1.89)   $   0.07
                                                 ============    ============       ============     ============    ========
Weighted average common shares
 outstanding ...................................    9,310,063       9,100,000          9,100,000        6,522,313      12,000
                                                 ============    ============       ============     ============    ========
BALANCE SHEET DATA:

Fixed maturities available for sale
 (at fair value) ............................... $100,716,387    $100,488,537       $126,580,195     $123,302,763
$    --
Other investments ..............................   30,000,000      30,000,000                --               --          --
Cash and short-term investments ................   53,083,244       2,598,140          1,025,623        7,199,106     121,742
Total assets ...................................  265,648,722     215,903,933        142,385,071      142,721,186     133,790
Total liabilities ..............................   95,324,915      95,797,551          3,576,427        3,916,609     121,000
Total mezzanine equity .........................  127,993,011     126,608,249        110,779,130      107,047,101         --
Total shareholders' (deficit) equity ...........   42,330,796      (6,501,867)        28,029,514       31,737,476      12,790
Total liabilities, mezzanine equity, and
 shareholders' equity ..........................  265,648,722     215,903,933        142,385,071      142,721,186     133,790

                                  RISK FACTORS


     Your investment in the Series A Preferred Stock will involve certain risks. You should carefully consider the following factors and other information in this Prospectus before deciding whether an investment in the Series A Preferred Stock is suitable for you.


WE DEPEND ON KEY EMPLOYEES AND NON-BERMUDIAN EMPLOYEES

     We believe that our ability to successfully implement our business strategy and to operate profitably depends in part on the continued services of key employees of CGA Group, Commercial Guaranty Assurance and CGA Investment Management, including:

o    Richard A. Price--Chief Executive Officer and President of CGA Group

o James R. Reinhart--Chief Financial Officer of CGA Group and Commercial Guaranty Assurance

o Geoffrey N. Kauffman--President and Chief Underwriting Officer of Commercial Guaranty Assurance

o Kem H. Blacker--Managing Director and Chief Operating Officer of CGA Investment Management

o Michael Miran--Managing Director and General Counsel of CGA Investment Management

o    Jean-Michel Wasterlain--Managing Director of CGA Investment Management

     CGA Group and its subsidiaries together have about 40 full-time employees and depend on a small number of key employees for the production and servicing of almost all of their business. The inability or unwillingness of these individuals to continue in their present positions could have a material adverse effect on our business and financial results and those of CGA Group and its subsidiaries. Mr. Price and several key employees have entered into employment agreements, but CGA Group may be unable to retain these employees or quickly replacement them. CGA Group does not maintain key man life insurance policies with respect to any of its employees.

     Under Bermuda law, non-Bermudians generally may not be employed in Bermuda without the specific permission of governmental authorities. Obtaining this permission requires a showing that no Bermudian with the minimum qualifications is available. Although most of the executive officers of CGA Group and Commercial Guaranty Assurance based in Bermuda are not Bermudian, all of the non-Bermudian officers have received work permits. It is possible that CGA Group or Commercial Guaranty Assurance could lose the services of these officers if their work permits are not renewed, but CGA Group and Commercial Guaranty Assurance are unaware of any reasons why this might occur.

COMMERCIAL GUARANTY ASSURANCE COULD BE ADVERSELY AFFECTED IF IT LOSES ITS AAA CLAIMS PAYING RATING FROM DUFF & PHELPS CREDIT RATING COMPANY

     CGA is rated "Triple-A" for claims-paying ability by Duff & Phelps Credit Rating Company (DCR), a nationally-recognized credit rating company. "Triple-A" is the highest claims-paying ability rating available from DCR. This "Triple-A" rating is DCR's rating of the insurance provided by CGA to its clients and is not directed to the protection of investors in the Company's Series A Preferred Stock or other securities. The rating reflects DCR's current opinion of CGA's claims-paying ability, its financial and operating performance and its ability to meet its obligations to its policyholders. The rating is not an evaluation of the merits of the Series A Preferred Stock.

      DCR could downgrade or withdraw the rating of CGA if it fails to continue to meet DCR's rating requirements or if these requirements are changed. A downgrade or withdrawal would have an adverse effect on the sales of CGA's products, which, in turn, would have an adverse effect on the Company.

      DCR and the Company have entered into a letter agreement that

o provides that the Company and CGA may not take actions such as the payment of dividends from CGA to the Company without obtaining a ratings confirmation from DCR; and

o lists specific steps CGA must follow in connection with its issuance of financial guaranty insurance, surety bonds or similar agreements or instruments to maintain its current rating.


THE COMPANY AND CGA COULD BE ADVERSELY AFFECTED IF THEY BECOME SUBJECT TO U.S. TAXATION

     The Company and CGA are organized and operate in a manner so that neither company should be subject to United States taxation and so that U.S. persons who own Series A Preferred Stock should not be subject to U.S. federal income tax on the Company's undistributed earnings. It is possible that CGA could be considered in the future to be engaged in a U.S. trade or business. If this were to occur, some or all of CGA's investment income could become subject to taxation on a net basis at standard U.S. corporate income tax rates (currently 35%) and it could also become subject to the branch profits tax (30%) on the amount of net income deemed to have been withdrawn from the U.S. In light of this risk, CGA files protective tax returns in the U.S. reporting no U.S. income, in order to preserve its ability to deduct its expenses should the Internal Revenue Service successfully challenge CGA's position.

     In addition, the Company and/or CGA could be considered or in the future could become "Controlled Foreign Corporations" and CGA could generate "Related Person Insurance Income." Any of these results could subject U.S. owners of Series A Preferred Stock to current U.S. federal income tax on all or a portion of the Company's and/or CGA's undistributed earnings. Any of these results could subject any investors in Series A Preferred Stock who are allocated this income and are tax-exempt organizations to unrelated business taxable income (UBTI).

COMMERCIAL GUARANTY ASSURANCE COULD BE ADVERSELY AFFECTED IF IT BECOMES SUBJECT TO U.S. OR OTHER NON-BERMUDIAN LICENSING OR INSURANCE REQUIREMENTS

     In general, the Bermuda statutes and regulations applicable to CGA are less restrictive than those that would be applicable were it subject to the insurance laws and regulations of any state in the U.S. CGA does not write insurance in the U.S., and it conducts its business to avoid being subject to licensing requirements or insurance regulations in the U.S. or elsewhere other than in Bermuda.

     Although management of CGA believes that its current activities comply with all applicable insurance laws and regulations, insurance regulators in the U.S. or elsewhere could claim that CGA is subject to their jurisdiction's licensing requirements and/or is not in compliance with its insurance laws or regulations. CGA's becoming subject to regulation in the U.S. or other non-Bermudian jurisdiction, or having to modify the manner of conducting its business, could have a material adverse effect on it, including the imposition of fines and penalties.

COMMERCIAL GUARANTY ASSURANCE OPERATES IN AN EXTREMELY COMPETITIVE MARKET AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH FINANCIAL GUARANTORS THAT ARE RATED BY MORE THAN ONE U.S. RATING AGENCY, OR WITH U.S.-BASED FINANCIAL GUARANTORS

     CGA's current and prospective competitors in the financial guaranty insurance business are numerous. Some of CGA's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than CGA does. CGA has a "Triple-A" claims-paying ability rating from DCR, but it does not have, nor has it requested, claims-paying ability ratings from Standard & Poor's Ratings Services, Fitch IBCA, Ltd. or Moody's Investors Service, Inc. This places it at a significant disadvantage in markets where other financial guarantors currently write insurance, especially the municipal bond market, because many institutional investors require financial guaranty insurers to have ratings from at least two of the nationally-recognized rating agencies listed above. Also, its inability to negotiate and conclude its policies in the U.S. may be a competitive disadvantage, in that potential clients of CGA, including issuers and investment banks located in the United States, might not be willing to travel to Bermuda to do business with CGA.


AN INVESTMENT IN SERIES A PREFERRED STOCK IS ILLIQUID

     There is no established market for the shares of Series A Preferred Stock. The Series A Preferred Stock is subject to substantial legal restrictions under the U.S. federal and state securities laws. The Company's Bye-laws also contain significant transfer restrictions which are applicable to the Series A Preferred Stock. In view of the risks associated with an investment in the Series A Preferred Stock, investors should assume that they may have to bear the economic risk of an investment in the Series A Preferred Stock for an indefinite period of time.


COMMERCIAL GUARANTY ASSURANCE COULD BE ADVERSELY AFFECTED IF IT ESTABLISHES INADEQUATE CLAIM RESERVES AND ACTUAL CLAIMS EXCEED EXPECTATIONS

     Due to its relatively recent commencement of operations, CGA has a limited operating history from which to estimate necessary reserves. Reserves are estimates at a given time of what the insurer ultimately expects to pay on claims, based on facts and circumstances then known. If CGA were required to increase its claims reserves, it would then have to report lower net income in the future. Furthermore, CGA's future financial condition could also be adversely affected if actual claims should exceed its claim reserves.

THE COMPANY HAS SIGNIFICANT RESTRICTIONS AGAINST PAYING DIVIDENDS TO SHAREHOLDERS, AND CGA HAS SIGNIFICANT RESTRICTIONS AGAINST PAYING DIVIDENDS TO THE COMPANY

     The Company does not expect to pay dividends to its shareholders other than the dividends required to be paid on the Series A Preferred Stock. If DCR at any time after June 17, 2002 rates the Series A Preferred Stock "Triple-B minus" (BBB-) or higher, the dividend rate on the Series A Preferred Stock will decrease by 200 basis points (two percent).

     The ability of the Company to make cash distributions and dividends, and to redeem its preferred stock will be dependent primarily upon receiving dividends and distributions from CGA. Bermuda insurance regulations impose restrictions on dividends and distributions to the Company by CGA. CGA's board of directors has passed a resolution that CGA will not declare or pay cash dividends to the Company until June 17, 2002. After that date, CGA intends to comply with dividend restrictions imposed by DCR in order to maintain its "Triple-A" claims-paying ability rating. In addition, CGA has agreed with DCR that it will not declare or pay any dividend, including non-cash dividends, without first giving DCR 20 business days notice and then receiving from DCR a written confirmation that the declaration or payment of the dividend will not affect CGA's "Triple-A" rating from DCR.


YOU MAY NOT BE ABLE TO ENFORCE YOUR LEGAL RIGHTS AGAINST THE COMPANY OR CGA IN THE UNITED STATES

     The Company and CGA are Bermuda companies, and many of their officers and directors are residents of Bermuda. Most of the assets of the Company, CGA and these officers and directors are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States on any of these parties who reside outside the United States or to recover against them or their assets in the event of any judgments against them obtained in United States courts.

THE INSURANCE PORTFOLIO OF CGA IS INTERDEPENDENT WITH A SMALL NUMBER OF INTERRELATED COMPANIES THAT ARE VULNERABLE TO A RATINGS DOWNGRADE OF CGA

     More than 80% of the outstanding principal amount of obligations insured by CGA as of March 31, 1999 consisted of insurance policies which guarantee payment obligations under the financing arrangements of St. George Holdings, Cobalt Holdings and their subsidiaries. These guaranteed financing arrangements provide the St. George and Cobalt companies with the financing to acquire the assets in their investment portfolios.

     The ability of the St. George and Cobalt companies to pay their fees and expenses, including premiums payable to CGA and asset management expenses payable to CGAIM, depends on their general ability to finance their investment activities and to generate sufficient cash flow from these investment activities. The continued availability of financing arrangements to these companies is conditional upon their repayment obligations being guaranteed by CGA's financial guaranty insurance policies.


COMMERCIAL GUARANTY ASSURANCE'S INSURED BOOK OF BUSINESS IS CONCENTRATED IN COMMERCIAL REAL ESTATE OBLIGATIONS AND COULD BE ADVERSELY AFFECTED BY ADVERSE EVENTS IN THE COMMERCIAL REAL ESTATE LOAN MARKET OR BY ADVERSE EVENTS RELATING TO SPECIFIC REAL ESTATE PROJECTS.

     About 50% of CGA's insured book of business consists of securities or obligations backed by pools of commercial real estate loans, and obligations issued by companies known as real estate investment trusts, which manage real estate portfolios to earn profits for equityholders. Accordingly, CGA could be adversely affected by events that have an adverse effect on commercial real estate loans and real estate investment trust obligations. Commercial mortgage loans depend for repayment upon the successful operation of the related real estate project because these loans typically do not provide for recourse, or for only limited recourse, to the borrower in the event of non-payment. The successful operation of each real estate project is subject to the following types of risks:

o general or local economic conditions and property risks, including structural defects, natural disasters, the conditions of specific industry segments, competition with other projects and operating costs of the project

o costs of compliance with laws, including zoning laws and the Americans With Disabilities Act, and the adverse effect on the returns of a project

o risks relating to commercial mortgage loans, including payments of principal due on the maturity dates of the loans, making payment dependent on borrower's ability to refinance the loan or sell the property at a sufficient price to make the payment

o risks relating to liabilities under state and federal environmental laws and regulations, which often impose liability for environmental contamination and clean-up costs, regardless of fault, on secured lenders and holders of secured debt

THERE MAY BE INADEQUATE MARKET DEMAND FOR FINANCIAL GUARANTY INSURANCE WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF COMMERCIAL GUARANTY ASSURANCE

     The demand for financial guaranty insurance depends on many factors, most of which are beyond the control of CGA. The ability of issuers of debt obligations to use financial guaranty insurance to obtain a lower total cost for their debt obligations is affected by a variety of factors, including:

o the general perception by investors of the financial strength of the providers of financial guaranty insurance

o    the interest rates borne by uninsured obligations

     Inadequate demand for financial guaranty insurance could have a material adverse effect on the financial condition or results of operations of CGA.

OUR COMPUTER SYSTEMS AND THOSE OF THIRD PARTIES WITH WHOM WE DO BUSINESS MAY NOT BE YEAR 2000 COMPLIANT, WHICH MAY CAUSE SYSTEMS FAILURES AND DISRUPTIONS OF OPERATIONS

     Currently, many computer and software products are coded to accept two-digit entries in the date code field and are unable to distinguish between the year 1900 and the year 2000. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements. Our current computer and software systems have recently been purchased or leased, as we commenced operations in June 1997, and therefore we believe that the risk of Year 2000 non-compliance is insignificant as it relates to our computer systems. Although we are not currently aware of any Year 2000 compliance problems relating to our own systems that would have a material adverse effect on our business, results of operations and financial condition, we cannot give you any assurance that we will not discover Year 2000 compliance problems in these systems that will require substantial revisions.

     In addition, we cannot give you any assurance as to the state of Year 2000 compliance of the software and computers of third parties with whom we do business, including our customers, suppliers of telecommunications, electric power suppliers and financial institutions. We have contacted our vendors regarding the state of their remediation activities for material Year 2000 issues. We do not expect that there will be material disruptions to our business or material costs to us associated with any Year 2000 disruptions by our vendors. The cost and timing of third party Year 2000 compliance is not within our control and we cannot give you any assurances regarding the cost or timing of such efforts or the potential effects of any failure of these third parties to comply. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged telecommunications or electrical failure, and could prevent us from delivering our products and services to customers. Any of these occurrences could have an adverse effect on our business, results of operations and financial condition.

                                 USE OF PROCEEDS

     The Registration Statement is intended to satisfy certain obligations of the Company under the subscription agreement for the Series A Preferred Stock. The Company will not receive any proceeds from sales of Series A Preferred Stock and has agreed to pay the expenses of the performance of its obligations under the subscription agreement with respect to the Registration Statement.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial and operating data should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and its subsidiaries and the notes thereto included elsewhere in this prospectus.




                                             THREE MONTHS                       THREE MONTHS     NINE MONTHS
                                                 ENDED         YEAR ENDED           ENDED            ENDED       JUNE 21, 1996
                                               MARCH 31,      DECEMBER 31,        MARCH 31,      DECEMBER 31,    TO MARCH 31,
                                                 1999             1998              1998             1997            1997
                                             ------------     ------------      -------------    -------------   --------------
                                              (UNAUDITED)       (AUDITED)        (UNAUDITED)       (AUDITED)
INCOME STATEMENT DATA:
REVENUES
 Gross premiums written .................... $  3,467,232      $ 49,217,083     $  1,949,993     $    773,571       $   --
 Ceded premiums ............................     (419,625)      (39,420,247)             --               --            --
                                             ------------      ------------     ------------     ------------       -------
 Net premiums written ......................    3,047,607         9,796,836        1,949,993          773,571           --
 Change in unearned premiums ...............       34,439          (550,547)        (878,858)        (270,576)          --
                                             ------------      ------------     ------------     ------------       -------
 Net premiums earned .......................    3,082,046         9,246,289        1,071,135          502,995           --
 Net investment income .....................    1,671,501         8,528,122        1,888,255        2,955,601           801
 Net realized gains (losses) ...............      151,566         2,814,132         (242,194)         885,422           --
 Management fees ...........................    1,145,259         3,353,499          189,056              --            --
                                             ------------      ------------     ------------     ------------       -------
   Total revenues ..........................    6,050,372        23,942,042        2,906,252        4,344,018           801
                                             ------------      ------------     ------------     ------------       -------
EXPENSES
 Operating expenses ........................    3,276,277        14,023,366        3,063,863        6,510,103            11
 Acquisition costs .........................      148,138           433,217           53,245           53,590           --
 Commitment fees ...........................      147,945           600,000          147,945          323,836           --
 Excess of loss facility ...................       50,000           200,000           50,000          107,671           --
 Losses and loss adjustment expenses
  (Net of reinsurance of $67.4 million
   in 1998) ................................      300,000        22,745,000          195,000           55,000           --
                                             ------------      ------------     ------------     ------------       -------
    Total expenses .........................    3,922,360        38,001,583        3,510,053        7,050,200            11
                                             ------------      ------------     ------------     ------------       -------
 Income (loss) before cumulative effect of
  change in accounting principle ...........    2,128,012       (14,059,541)        (603,801)      (2,706,182)          790
 Cumulative effect of change in accounting
  principle                                           --         (3,928,238)             --               --            --
NET INCOME (LOSS) ..........................    2,128,012       (17,987,779)        (603,801)      (2,706,182)          790
                                             ------------      ------------     ------------     ------------       -------
Other comprehensive income .................   (1,704,381)         (710,417)         607,868        1,638,092           --
                                             ------------      ------------     ------------     ------------       -------
COMPREHENSIVE INCOME (LOSS) ................ $    423,631      $(18,698,196)    $      4,067     $ (1,068,090)      $   790
                                             ============      ============     ============     ============       =======
Net income (loss) available to common
 shareholders .............................. $ (3,531,036)     $(38,896,226)    $ (5,683,130)    $(12,332,792)      $   790
Basic and diluted income (loss) per common
 share ..................................... $      (0.38)     $      (4.27)    $      (0.62)    $      (1.89)      $  0.07
                                             ============      ============     ============     ============       =======
Weighted average common shares
 outstanding ...............................    9,310,063         9,100,000        9,100,000        6,522,313        12,000
                                             ============      ============     ============     ============       =======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.


GENERAL

     CGA Group, Ltd. (the "Company"), a holding company, was incorporated in Bermuda on June 21, 1996. The Company has two wholly owned subsidiaries. Commercial Guaranty Assurance, Ltd. ("CGA") was incorporated in Bermuda on October 22, 1996. CGA is licensed as a class 3 insurer under the Insurance Act 1978 of Bermuda (the "Act") which authorizes it to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Act. CGA has a "Triple-A" "claims paying ability" rating from Duff & Phelps Credit Rating Company ("DCR") and has also been rated in the highest rating category assigned by each of the two Canadian rating agencies, Dominion Bond Ratings Service and Canadian Bond Ratings Service. CGA issues financial guaranty insurance policies, which are the functional equivalent of direct-pay letters of credit, to insure payment of interest, principal and other amounts payable in respect of notes, securities, and other financial obligations. CGA Investment Management, Inc. ("CGAIM") was incorporated in Delaware, U.S.A. in July 1996 by the founders of the Company and was acquired at nominal cost to the Company on June 9, 1997. CGAIM did not commence operations until after its acquisition by the Company. CGAIM is registered as an investment advisor with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended. CGAIM provides investment management and financial advisory services primarily to specialized investment vehicles and for the U.S. and international structured finance markets. The Company and its subsidiaries were inactive until June 17, 1997, on which date the Company's private placement offering was completed and the Company was recapitalized with (i) two classes of preferred stock sold for an aggregate purchase price of $105 million, (ii) common stock sold for an aggregate purchase price of $45.5 million and (iii) commitments to purchase $60 million of additional preferred stock upon the occurrence of certain events.

RESULTS OF OPERATIONS

   March 31, 1999

     Total revenues for the quarter ended March 31, 1999 were $6.1 million, of which $3.1 million was from financial guaranty insurance premiums, $1.1 million was from investment management and advisory fees, $1.7 million was from investment income and $0.2 million was from net realized gains on the sale of investments. Total revenues for the quarter ended March 31, 1998 were $2.9 million, of which $1.1 million was from financial guaranty insurance premiums, $0.2 million was from investment management and advisory fees, $1.8 million was from investment income minus $0.2 million from net realized losses on the sale of investments.

     Net premiums earned were derived from $3.5 million of gross premiums written, of which $0.4 million were ceded under reinsurance agreements.

     The amount of CGA's insured portfolio was $1.6 billion net par as of March 31, 1999. The weighted average term of the insured securities at March 31, 1999 is approximately 11 years. The following table shows the net par insured obligations at March 31, 1999 and December 31, 1998 by asset type:


                                                       1999          1998
                                                    -----------    ----------
                                                    (IN 000'S)    (IN 000'S)

      Real estate investment trust debt ...........  $  376,073    $  381,777
      Consumer asset-backed securities ............     454,656       456,521
      Corporate asset-backed securities ...........     303,208       270,612
      Commercial mortgage-backed securities .......     215,501       185,754
      Sovereign debt ..............................     120,000       120,000
      Corporate debt ..............................      75,000        75,000
      REIT Preferred stock ........................      70,000        70,000
                                                     ----------    ----------
      Total .......................................  $1,614,428    $1,559,664
                                                     ==========    ==========

     The following table presents the credit ratings of the above assets, based on net par outstanding at March 31, 1999 and December 31, 1998:

                                                 1999                   1998
                                                ------                  -----
 "AAA" ......................................     5%                      4%
 "AA" .......................................     3%                      3%
 "A" ........................................    14%                     12%
 "BBB" ......................................    67%                     67%
 "BB" .......................................     8%                     11%
 Not rated ..................................     3%                      3%
                                                ---                     ---
  Total .....................................   100%                    100%
                                                ===                     ===

     The portfolio currently includes one problem credit consisting of four charged-off credit card receivable transactions. These transactions comprise three percent of CGA's net par insured portfolio as of March 31, 1999. CGA has established a case basis reserve for this exposure which is more fully described below.

     During the first quarter of 1999 the par value of CGAIM's assets under management increased from $1.8 billion to $1.9 billion. CGAIM generally earns a management fee of .25% per annum on the average market value of the assets under its management.

     Net investment income is presented after deducting the cost of external investment management fees which totaled $20,000 for the quarter ended March 31, 1999 and $100,795 for the quarter ended March 31, 1998. Unrealized losses on the investment portfolio as of March 31, 1999 were $0.8 million. The average yield on the investment portfolio was 5.6% as of March 31, 1999.

     Operating expenses for the quarter ended March 31, 1999 were $3.3 million compared to $3.1 million for the quarter ended March 31, 1998. These costs are primarily personnel, legal, and administrative.

   December 31, 1998

     Total revenues for the year ended December 31, 1998 were $23.9 million, of which $9.2 million was from financial guaranty insurance premiums, $3.4 million was from investment management and advisory fees, $8.5 million was from investment income and $2.8 million was from net realized gains on the sale of investments. Total revenues for the nine month period ended December 31, 1997 were $4.3 million, of which $.5 million was from financial guaranty insurance premiums, $3 million was from investment income and $.9 million was from net realized gains on the sale of investments. There were no investment management or advisory fees earned in 1997. Further comparisons between the year ended December 31, 1998 and the nine months ended December 31, 1997 have limited meaning, as the Company did not commence operations until after the private placement offering was completed on June 17, 1997.

     Net premiums earned were derived from $49.2 million of gross premiums written, of which $39.4 million were ceded under reinsurance agreements. The gross premiums written and ceded premiums include approximately $39 million from one transaction. The transaction was entered into by CGA to mitigate risks related to its exposure in connection with guarantees of two credit facilities for St. George Investments I, Ltd. ("SGI") and St. George Investments III, Ltd. ("SG3") which are used to purchase asset backed and real estate backed securities. As a result of turmoil in certain areas of the capital markets during the month of October 1998, the spreads over treasuries at which investors were willing to purchase certain securities widened considerably. This spread widening caused a decrease in the market value of many of the securities used as collateral for the two insured credit facilities. The facilities have requirements that the lender's operating ratio, (the portfolio market value divided by the loan outstanding) be maintained above certain levels. In the event that an operating ratio falls below the required level and is not brought into compliance within a cure period, the lender may liquidate the collateral and require CGA to pay any remaining balance outstanding under the credit facility. On October 30, 1998 CGA provided asset specific guarantees and obtained "cut-through" reinsurance on approximately $382 million par amount of securities within the two insured investment portfolios. The three parties that provided such reinsurance and credit support are institutional investors in the Company. The effect of this reinsurance and third party credit support was to substantially increase the market value and reduce the future market value volatility of the credit enhanced securities. In connection with these arrangements, CGA received a premium of $38.95 million from the clients, and ceded an aggregate of $38.7 million to the reinsurer that provided the cut-through credit enhancement. On April 14, 1999, these credit support arrangements were cancelled and approximately $29.5 million of premium was refunded to the clients.

     The amount of CGA's insured portfolio increased from $319 million net par as of December 31, 1997 to $1.6 billion as of December 31, 1998. The weighted average term of the insured securities at December 31, 1998 is approximately 14 years, with 34 percent of the portfolio having an expected average life of less than five years. The following table shows the net par insured obligations at December 31, by asset type:

                                                     1999             1998
                                                  ----------        ----------
                                                  (IN 000'S)        (IN 000'S)

      Real estate investment trust debt .........  $  381,777        $   --
      Consumer asset-backed securities ..........     456,521         52,439
      Corporate asset-backed securities .........     270,612         46,337
      Commercial mortgage-backed securities .....     185,754        100,703
      Sovereign debt ............................     120,000        120,000
      Corporate debt ............................      75,000            --
      REIT Preferred stock ......................      70,000            --
                                                   ----------       --------
       Total ....................................  $1,559,664       $319,479
                                                   ==========       ========

     The following table presents the credit ratings of the above assets, as assigned by one or more nationally recognized credit rating agencies, based on net par outstanding at December 31:


                                                   1998           1997
                                                   ----           ----
          "AAA" ................................     4%             --
          "AA" .................................     3%             --
          "A" ..................................    12%              7%
          "BBB" ................................    67%             65%
          "BB" .................................    11%             28%
          Not rated ............................     3%             --
                                                   ---             ---
           Total ...............................   100%            100%
                                                   ===             ===

     The portfolio currently includes one problem credit consisting of four charged-off credit card receivable transactions. These transactions comprise three percent of CGA's net par insured portfolio as of December 31, 1998. CGA has established a case basis reserve for this exposure which is more fully described below.

     During 1998 the par value of CGAIM's assets under management increased from $199 million to over $1.8 billion. CGAIM generally earns a management fee of
 .25% per annum on the average market value of the assets under its management. CGAIM did not earn any management fees in 1997.

     Net investment income is presented after deducting the cost of external investment management fees which totaled $0.3 million for 1998 and $0.2 million for the nine months ended December 31, 1997. Commencing in September 1998, CGA modified its investment strategy to have the investment portfolio closely match the returns of a "Double-A" or better three to five year Eurodollar bond index. This strategy results in a less actively managed portfolio, which resulted in the management fee being reduced by approximately twenty basis points per annum. The new strategy also resulted in above normal turnover of the portfolio and contributed to the significant gains realized during the year. The total market value of the fixed maturity portfolio at December 31, 1998, including accrued interest receivable, was $104 million. Unrealized gains on the investment portfolio as of December 31, 1998 were $0.9 million. The average yield on the investment portfolio was 5.8% for 1998 and 6.3% for the period ended December 31, 1997.

     Operating expenses for the year ended December 31, 1998 were $14 million compared to $6.5 million for the nine months ended December 31, 1997. These costs are primarily personnel-related which totaled $7.4 million for 1998. The majority of the other 1998 operating expenses were comprised of legal and financing costs incurred to set up investment programs for CGAIM's clients totaling $1.6 million, and professional fees of $1.3 million.

     In October, 1998 the credit ratings on asset-backed securities issued by various trusts established and serviced by Commercial Financial Services Inc. ("CFS"), a credit-card debt collection company, were withdrawn by the three credit rating companies that rate the securities issued by such trusts (the "CFS Securities"). The withdrawal of said ratings was in response to allegations of accounting and other irregularities at CFS. The rating agencies, investors and insurers, as well as the United States Securities and Exchange Commission have commenced an investigation into these allegations. Clients of CGA own approximately $199 million par amount of CFS Securities, which exposure has been guaranteed by CGA. CGA has reinsured approximately $152 million par amount of this exposure, leaving CGA with a net exposure of approximately $46.7 million par amount as of April 30, 1999. CGA has taken a case basis reserve in respect of the CFS Securities in the amount of $20.8 million. This amount represents Management's best estimate of potential losses in respect of the CFS Securities at this time.

     The Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998, which requires the Company to expense organization costs as incurred. The Company expensed the remaining unamortized organization costs totaling $3.9 million in July 1998 which is reflected in the financial statements as a change in accounting principle.

SUMMARY OF OPERATING SEGMENTS

     The Company has two reportable segments, CGA and CGAIM. CGA issues financial guaranty insurance policies and CGAIM provides investment management and advisory services. The tables below presents selected financial information for each of the operating segments:

     As of and for the three months ended March 31, 1999:


                                                   CGA               CGAIM            OTHER(a)               TOTAL
                                               -----------         ----------        ----------           -----------

REVENUES
Net premiums earned .........................   $ 3,082,046         $       --             $    --         $ 3,082,046
Net investment income .......................     1,651,857             16,972               2,672           1,671,501
Net realized gains ..........................       151,566                 --                  --             151,566
Management fees .............................            --          1,145,259                  --           1,145,259
Intersegment revenue ........................            --             59,827                  --              59,827
TOTAL REVENUES ..............................                                                                6,110,199

EXPENSE ITEMS
Operating expenses ..........................       363,383          2,627,079             345,642           3,336,104
Acquisition costs ...........................       148,138                 --                  --             148,138
Commitment fees .............................       147,945                 --                  --             147,945
Excess of loss facility .....................        50,000                 --                  --              50,000
Losses and loss adjustment
 expenses ...................................       300,000                 --                  --             300,000
TOTAL EXPENSES ..............................                                                                3,982,187
ASSETS
Total Assets ................................   244,118,686          3,644,229          31,307,904         279,070,819

-----------------------

(a) The "other" segment is comprised of CGA Group, Ltd., the holding company, which does not meet any of the quantitative thresholds for determining a reportable segment.

     As of and for the three months ended March 31, 1998:


                                                    CGA               CGAIM              OTHER               TOTAL
                                                -----------         ----------         -----------         -----------
REVENUES
Net premiums earned ..........................  $ 1,071,135         $       --          $       --        $  1,071,135
Net investment income ........................    1,840,037              6,103              42,115           1,888,255
Net realized gains ...........................     (242,194)                --                  --            (242,194)
Management fees ..............................           --            189,056                  --             189,056
TOTAL REVENUES ...............................                                                               2,906,252

EXPENSE ITEMS
Operating expenses ...........................      199,568          2,384,063             480,232           3,063,863
Acquisition costs ............................       53,245                 --                  --              53,245
Commitment fees ..............................      147,945                 --                  --             147,945
Excess of loss facility ......................       50,000                 --                  --              50,000
Losses and loss adjustment
 expenses ....................................      195,000                 --                  --             195,000
TOTAL EXPENSES ...............................                                                               3,510,053

ASSETS
Total assets .................................  134,936,068          2,403,068          11,145,695         148,485,071

      As of and for the year ended December 31, 1998.


                                                                  CGA             CGAIM            OTHER (a)            TOTAL
                                                             ------------      -----------         ----------        ------------
REVENUES
Net premiums earned ......................................   $  9,246,289      $       --           $      --        $  9,246,289
Net investment income ....................................      8,387,513           64,934              75,675          8,528,122
Net realized gains .......................................      2,814,132              --                  --           2,814,132
Management fees ..........................................            --         3,353,499                 --           3,353,499
Intersegment revenue .....................................            --           122,301                 --             122,301
  TOTAL REVENUES .........................................                                                             24,064,343

EXPENSE ITEMS
Operating expenses .......................................      1,680,707       10,711,550           1,753,410         14,145,667
Acquisition costs ........................................        433,217              --                  --             433,217
Commitment fees ..........................................        600,000              --                  --             600,000
Excess of loss facility ..................................        200,000              --                  --             200,000
Losses and loss adjustment expenses ......................     22,745,000              --                  --          22,745,000
  TOTAL EXPENSES .........................................                                                             38,123,884
Cumulative effect of change in accounting
 policy ..................................................      1,127,353          480,207           2,320,678          3,928,238
                                                             ------------      -----------          ----------       ------------
ASSETS
  Total assets ...........................................    214,823,536        3,752,936           7,860,816        226,437,288
                                                             ============      ===========          ==========       ============

-----------

(a) The "other" segment is comprised of CGA Group, Ltd., the holding company, which does not meet any of the quantitative thresholds for determining a reportable segment.


      As of and for the nine months ended December 31, 1997.


                                                                  CGA             CGAIM              OTHER              TOTAL
                                                             ------------       ----------         ----------         -----------
REVENUES
Net premiums earned ......................................   $    502,995       $      --          $       --        $    502,995
Net investment income ....................................      2,901,306                                               2,955,601
Net realized gains .......................................        885,422              --                  --             885,422
  TOTAL REVENUES .........................................                                                              4,344,018

EXPENSE ITEMS
Operating expenses .......................................        597,883        5,313,368             598,852          6,510,103
Acquisition costs ........................................         53,590              --                  --              53,590
Commitment fees ..........................................        323,836              --                  --             323,836
Excess of loss facility ..................................        107,671              --                  --             107,671
Losses and loss adjustment expenses ......................         55,000              --                  --              55,000
  TOTAL EXPENSES .........................................                                                              7,050,200
ASSETS
                                                              -----------       ----------          ----------        -----------
  Total Assets ...........................................    131,607,950        3,577,782          11,085,250        146,270,982
                                                              ===========       ==========          ==========        ===========

LIQUIDITY AND CAPITAL RESOURCES

      The Company capitalized CGA with $125 million. On March 31, 1999, the Company contributed an additional $27.2 million to CGA using proceeds from the sale of Series C Preferred Stock. Alliance Capital Management Corporation manages CGA's entire investment portfolio. These funds are invested in foreign corporate and government debt securities which are rated "Double-A" or higher and denominated in U.S. dollars. The portfolio maintains a weighted average duration of two to five years. CGAIM was initially capitalized with $3 million. It has required funding from the Company since its commencement of operations totaling $11 million to cover its operations. It is expected to require additional funding in 1999 and 2000 while it continues to build its assets under management to generate sufficient fee income to cover its operations.

   March 31, 1999

     On a consolidated basis, the Company generated $2.6 million of cash from operating activities during the quarter ended March 31, 1999, compared to $1.3 million for the quarter ended March 31, 1998. This doubling of cash flow from operations is the result of the Company's rapid growth during this period.

     The Company used $1.9 million of net cash in investing activities during the quarter ended March 31, 1999, compared to $4.5 million in the first quarter of 1998. Cash flows from financing activities in the quarter ended March 31, 1999 result from the net proceeds of the Company's issuance of 43,997,863 shares of Series C Preferred Stock, which raised net proceeds of $49.8 million.

     On January 27, 1999, the Company held a Special General Meeting for all shareholders, which was both preceded and followed by meetings of its Board of Directors. The purpose of the meetings was primarily to approve and authorize the Company to seek to raise additional capital from existing shareholders and from one or more third party investors.

     During the meetings the following resolutions were among those approved:

o That the authorized share capital of the Company be increased from $412,000 to $3,412,000 by the creation of an additional 300,000,000 shares of a par value of $0.01 per share;

o That the Company create a new series of Preference Shares being Series C Convertible Cumulative Voting Preference Shares (the "Series C Preferred Stock") and offer up to $63 million to the existing holders of the Company's Common Stock and Series B Preferred Stock (the "Rights Offering");

o Concurrent with the closing of the Rights Offering all outstanding shares of Series B Preferred Stock, including accrued dividends thereon, shall be converted into shares of Common Stock based on a value of $3 per share of Common Stock;

o That the Company amend the terms of the Series B Preferred Stock such that the dividend rate applicable to the Shares of Series B Preferred Stock which may be issued in the future upon exercise of the Unit Investors Capital Commitments or otherwise will not be greater than 7% per annum, that any such Series B Preferred Stock shall rank junior to the Series C Preferred Stock in all respects, and that any such Series B Preferred Stock shall not be entitled to voting rights; and

o That the number of Directors of the Company be increased from 13 to 15 by the creation of two new vacancies and that the said two vacancies be filled by nominees elected by the holders of the new Series C Preferred Stock of the Company.

     On March 31, 1999, the Company sold to certain existing shareholders of the Company an aggregate of 43,997,863 shares of Series C Preferred Stock for net cash proceeds of $50,996,794.50. The sale was made pursuant to the terms of the Series C Convertible Cumulative Voting Preferred Stock Subscription Agreement (the "Series C Preferred Stock Subscription Agreement") which is filed as an Exhibit to the Registration Statement of which this Prospectus is a part. Pursuant to the terms of the Series C Subscription Agreement, 31,997,863 shares of Series C Preferred Stock were sold at $1.50 per share pursuant to the basic subscription privilege (and overallotments with respect thereto) and 12,000,000 shares of Series C Preferred Stock were sold at $0.25 per share pursuant to the additional allotment privilege (and overallotments with respect thereto). Shares of Series C Preferred Stock may be converted into shares of Common Stock on a one-for-one basis at the holder's option at any time, and are mandatorily convertible into shares of Common Stock on a one-for-one basis upon the occurrence of certain events. The net proceeds from the transaction will be used for general corporate purposes and to make capital investments in CGA.


     In connection with the consummation of the transactions contemplated by the Series C Preferred Stock Subscription Agreement, on March 31, 1999 all issued and outstanding shares of Series B Preferred Stock were converted into shares of Common Stock, at a conversion ratio of 11.816 shares of Common Stock per share of Series B Preferred Stock. The conversion ratio was based on an assumed value of $3.00 per share of Common Stock. As a result of the conversion, 18,905,648 new shares of Common Stock were issued.


     The Company has amended its Bye-laws (including the Appendices thereto) as of March 31, 1999 to reflect the new capital structure of the Company as a result of the consummation of the transactions described above. The Amended and Restated Bye-laws of the Company and the amended Appendices thereto are filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The Company, the holders of the Common Stock and the holders of the Series C Preferred Stock have entered into the Shareholders Agreement, dated as of June 12, 1997, as amended and restated as of March 31, 1999 (the "Amended and Restated Shareholders Agreement"), to reflect the new capital structure of the Company as a result of the consummation of the transactions described above, and to add the new holders of Series C Preferred Stock as parties thereto. The Amended and Restated Shareholders Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     In connection with the transactions described above, the Company obtained agreements from the holders of Series A Preferred Stock to amend the terms of the Series A Preferred Stock so that the early redemption premium with respect thereto is eliminated.

     On March 10, 1999 DCR reaffirmed its "Triple-A" claims paying rating for CGA.

  December 31, 1998

     On a consolidated basis, the Company generated $1.2 million of cash from operating activities during 1998 compared to using $9.4 million for the nine-month period ended December 31, 1997. This $10.6 million increase in cash flow from operations is the result of the Company moving from the start-up phase of operations during 1997 to producing cash flow from premiums and management fees during 1998.

     The Company used $5.8 million of net cash in investing activities during 1998 which was the result of an effort to reduce cash balances and stay more fully invested in fixed maturities. During 1997 the Company used $123.3 million of net cash in investing activities which was the result of using the proceeds from the private placement offering to build CGA's investment portfolio. There were no cash flows from financing activities in 1998 and $139.7 million of net cash flows from financing activities in 1997 resulting from the net proceeds of the Company's private placement offering.

     The Company does not expect to pay cash dividends to its shareholders. CGA's Board of Directors has passed a resolution that CGA will not declare or pay cash dividends until June 17, 2002. After such date, CGA intends to comply with dividend restrictions, if any, imposed by DCR subject to covenants contained in the subscription agreements for the various classes of the Company's stock. In addition, CGA's dividend payments are subject to certain limitations under Bermudian insurance regulations that require minimum solvency margins and liquidity ratios.

     In October 1998, CGA purchased a $30 million five year note from SG Holdings (the parent of SGI and SG3) in order to enable SG Holdings to provide its subsidiaries with sufficient funds to pay CGA the $38.95 million insurance premium referred to above. The $30 million note was recorded as an investment on CGA's books, however, it was not included in the calculation of CGA's claims paying resources.

     As a result of the $30 million reduction in CGA's claims paying resources and its exposure to the CFS Securities, CGA modified its business plan pending the receipt of additional claims paying resources. Accordingly, CGA acquired additional exposure of only $41 million during the months of November and December 1998.

     CGA monitors its exposure on a routine basis and stays in close contact with DCR to ensure that its "Triple-A" rating is maintained. CGA has a $20 million excess of loss reinsurance facility agreement and can also arrange reinsurance on an as needed basis to manage its exposure. The Company also has commitments which expire June 17, 2002, from certain institutional shareholders to purchase an aggregate of $60 million of additional Series B Preferred Stock. Should those commitments be called upon, the proceeds would likely be used to increase the capital of CGA. The commitments must be funded in the event that DCR notifies the Company at least 45 days prior to June 17, 2002 that CGA's rating will otherwise be downgraded below a "Triple-A" rating.

SUBSEQUENT EVENTS

     On April 14, 1999, the credit support arrangements referred to in note 8 to the Company's financial statements for the year ended December 31, 1998 were terminated in their entirety. In connection with such termination, two subsidiaries of SG Holdings received a refund of premium totaling approximately $29.5 million. On April 16, 1999, a portion of these funds were used to repay the $25 million note to CGA referred to in footnote 3. Also on April 16, 1999, the $5 million note payable by Cobalt to CGA was assigned to CGA to the Company. The effect of these transactions was to increase claims paying resources at CGA by $30 million.

      On April 26, 1999 the Company sold 973,483 shares of Series C Preferred Stock to employees of the Company and its subsidiaries. The shares were sold for $1.20 each, for a total of $1.2 million. The shares were 90% financed by the Company at 7% per annum with equal principal installments due annually over a three-year period.

YEAR 2000

     The Company's primary uses of software systems are for corporate and investment portfolio accounting, as well as investment underwriting and analysis. The Company's current systems have recently been purchased or leased as the Company commenced operations in June 1997 and are believed to be Year 2000 compliant. Therefore, the Company believes that the risk of Year 2000 compliance is not significant as it relates to its computer software systems. The Company has incurred no material costs to date and expects to incur no material costs in the future to make its systems Year 2000 compliant.

     The Company is also in the process of reviewing its exposure to Year 2000 issues resulting from its customers' and vendors' computer systems. The Company has contacted its customers and vendors regarding the state of their remediation activities for material Year 2000 issues. The Company does not expect that there will be material disruptions to its business or material costs associated with any Year 2000 disruption by its customers and vendors. However, the cost and timing of third party Year 2000 compliance is not within the Company's control and no assurances can be given with respect to the cost or timing of such efforts or the potential effects of any failure to comply. The Company will continue to monitor Year 2000 compliance and formal contingency plans will be formulated if the Company identifies specific areas where there is a substantial risk of Year 2000 problems occurring. No such areas are identified as of this date.

RECENT ACCOUNTING PRONOUNCEMENTS

     On June 15, 1998, the FASB issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" effective for fiscal years beginning after June 15, 1999. SFAS 133 requires all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. The Company does not believe the application of SFAS 133 will have a material effect on its consolidated financial statements.

            QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

RISK MANAGEMENT

     In the ordinary course of business, the Company, through its Subsidiaries, manages a variety of risks. Of these, the primary risk is the credit risk taken by CGA in respect of obligations insured by it. Other material risks include those in respect of credit derivatives, liquidity, capital markets, exposure to reinsurers, operational and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization.

CREDIT RISK

     The most significant risk to which the Company is exposed is credit risk. Credit risk occurs at a number of levels, primarily in respect of the securities and other financial obligations insured by CGA, but also in connection with counterparties to interest rate and currency swaps, credit derivatives, and liquidity providers.

     The primary credit risk to which CGA is exposed is the risk of default on the underlying securities or other financial obligations which it has guaranteed. Under its financial guaranty insurance policy, CGA would generally be liable to pay interest, principal and other amounts in respect of the insured obligation as these become due for payment in accordance with the payment terms of the underlying obligation, without giving effect to any acceleration thereof. In the event the issuer of a CGA-insured security defaults on its payment obligations, under its policy CGA would be obligated to make all scheduled payments when due for payment. Under its insurance policies, CGA would generally have the right, but not the obligation, to repay the defaulted security on an accelerated basis. Upon making payment in respect of a defaulted security, CGA would generally be subrogated to all rights and remedies of the issuer of the security in respect of any related collateral or other security, to the extent of the payment made by CGA.

CREDIT DERIVATIVES

     CGA has exposure to counterparties in respect of certain credit derivatives. CGA has entered into default swaps in respect of certain sovereign and corporate exposures. CGA has also guaranteed the payment obligations of certain subsidiaries of SG Holdings and Cobalt Holdings under default swaps and total rate of return swaps which have been entered into by such vehicles.

   Default Swaps

     Default swaps are credit derivatives which enable the owner of a security to transfer credit risk to another party. CGA has entered into default swaps directly with banks and investment banks and has also guaranteed the obligations of certain subsidiaries of SG Holdings and Cobalt Holdings pursuant to default swaps.

     The party taking the credit exposure in a default swap receives a net payment that is the economic equivalent of a premium. Unless a credit event occurs, the swap typically terminates on the maturity date of the reference security, and there is no termination payment at maturity. Credit events relate to the reference security and typically include: (i) bankruptcy, (ii) failure to pay, (iii) repudiation, (iv) restructuring, and (v) cross default or cross-acceleration. If a credit event occurs, CGA generally would be obligated to purchase the reference security at par plus accrued interest. In some cases, CGA would have the additional option of cash settlement, whereby CGA can make a payment equal to the difference between the market value of the security at the time, and the par value of the security.

     Principal credit risks associated with default swaps include: (i) credit risk--a loss may be incurred pursuant to a credit event in respect of the underlying or reference security; (ii) market value risk--this risk is limited to cash settlement or to the value of the reference security following a physical settlement upon a credit event; (iii) counterparty bankruptcy risk--from CGA's perspective, the counterparty's fixed payments would no longer be received; however, the swap would terminate and CGA would no longer have the credit exposure to the reference security; (iv) liquidity risk--if a credit event occurs, CGA must fund the purchase of the reference security. The cash amount required may be reduced in the event of a cash settlement, but this option may not be attractive if the reference security is illiquid or is marked at an unattractive price; and (v) assignment risk--if the reference security carries certain rights, remedies, or obligations (such as voting rights related to a bank loan), these should be assignable in the event of a physical settlement. The loan documents for the reference security may not allow this. The loan documents may also obligate the assignee to fund additional amounts under the loan, which CGA may not be able to do in the required time period.

   Total Rate of Return Swaps

     Total rate of return swaps ("TRORs") are credit derivatives that are used by certain subsidiaries of SG Holdings and Cobalt Holdings to assume credit exposure without using cash. Effectively, the investment vehicle receives all the economic benefits of owning the investment without financing it on balance sheet. At the end of the TROR's term (typically one year), the investment vehicle must purchase the underlying bond at the amount that had been financed less any principal payments received ("Notional"). Any market value appreciation or decline is for the investment vehicle's account.

     These swaps are either provided by investment banks selling the bond or through a swap line provided by certain institutional lenders to St. George and Cobalt. The TROR counterparty benefits from a CGA surety bond guaranteeing the investment vehicle's obligations under the contract. The counterparty also retains an ownership interest in the specific bond that is being financed. In general, the investment vehicle's investment guidelines require no less than a "Double-A minus" or Aa3 rating from S&P or Moody's for eligible counterparties.

     There are three principal risks associated with TRORs: (i) refinancing risk--if at the termination date the counterparty does not roll its exposure to the investment vehicles at the then current Notional or financing rate, then the bond will need to be refinanced at the then available market value and financing rates; (ii) market value risk--many TRORs (but not all) have market value triggers ranging from 5% to 10% of the Notional. If the market value of the bond drops below the relevant dollar price, then either (a) cash collateral will need to be posted (normally enough to bring the collateral package back to par), or
(b) an early termination event can be declared by the counterparty; and (iii) counterparty bankruptcy risk--the investment vehicle does not have a security interest in the underlying bond that is being financed. In the event of the counterparty's bankruptcy, the investment vehicle would have only an unsecured claim against the counterparty. Under its surety bond, CGA would typically guarantee any payment default by St. George, Cobalt or other investment vehicle under the TROR, and would thus be liable to cover any payment default by the investment vehicle thereunder.

LIQUIDITY

     The liabilities of certain CGA-insured investment vehicles (e.g., SG1 and SG3) do not provide term funding for the assets owned by these vehicles. This could result in incremental exposure to CGA in the event of an inability to refinance an asset at the maturity date of the associated liability, especially when the asset's market value is lower than its acquisition cost. Such inability to refinance could result in a claim against CGA in the amount of the market value loss.

     As loans, notes and TRORs (liabilities) of the CGA-guaranteed investment vehicles mature, the investment vehicle will attempt to refinance the liability with the existing lender or issue a new CGA-insured liability to refinance the maturing liability. In vehicles such as SG1 and SG3, if the 364-day facility is not renewed, the facility rolls into a four-year term loan with 25% annual amortization. Currently, for SG1 (since the facility was not rolled and SG1 is now a 4-year term loan with an outstanding principal amount of approximately $425 million) the assets will be refinanced or liquidated as the term loan amortizes. CGA remains liable for current interest and principal when due in accordance with the stated amortization schedule on such term loan.

     In the event a CGA-insured liability cannot be issued to refinance a maturing liability, CGA will (i) direct the investment vehicle to sell the related asset with or without CGA insurance or (ii) attempt to arrange for the purchase of the asset by another CGA-insured investment vehicle. Refinance options for maturing TRORs include: (i) refinance or "term out" the full amount of the maturing TROR with the existing TROR counterparty; (ii) refinance the maturing TROR with the existing TROR counterparty or new counterparty at the related security's market value; (iii) sell the asset with or without a CGA guaranty; and (iv) attempt to arrange for the purchase of the asset by another CGA-insured investment vehicle. In the case of (ii), (iii) and (iv), CGA would be liable for any market value shortfall not otherwise covered by the terms of the refinancing.

     The Company had exposure totaling approximately $425 million related to the timely payment of interest and principal on a loan to SG1. The loan is payable in four equal annual installments with the first installment due

November 11, 1999. In order to meet this obligation, CGAIM, as the advisor to SG1, advised SG1 to sell a portion of the underlying securities to special purpose vehicles that will repackage the securities as follows. Underlying securities were sold to two newly organized special purpose vehicles, financed by three classes of certificates. The two most senior classes of certificates, representing approximately 84% of the total, were purchased by a third party who is also an institutional investor in the Company. The Company issued a 5.9% pool policy related to the underlying pool of securities. This transaction closed in April, 1999. The proceeds from this sale were sufficient to meet SG1's obligations due in November, 1999.

CAPITAL MARKETS

   Spread Risk (Credit Spread and Swap Spread Widening/Compression)

     The market value of a fixed income asset has two components, duration risk and credit spread risk. Duration risk is the risk of change in price of a fixed-rate bond as a result of changes in interest rates. St. George and Cobalt investment vehicles, which generally borrow at floating, LIBOR based rates, are required by their investment guidelines to hedge this risk, through interest rate swaps, to minimize fluctuations in the market value of their portfolios resulting from movements in the Treasury market. Such interest rate swaps effectively convert fixed rate assets into synthetic floating rate bonds. Credit spread risk is the risk resulting from change in price of any non-government bond as a result of a change in the market's willingness to hold the issuer's risk. The Company believes that the change in the price of a bond due to credit spread movements (risk premium) cannot be hedged in today's market for the type of assets in the St. George and Cobalt investment portfolios. Credit derivative contracts with market value triggers are also subject to credit spread risk.

     The following hold true for spread volatility: (i) the shorter life of the asset, the lower the credit spread volatility; (ii) higher rated assets have lower credit spread volatility than lower rated assets; and (iii) assets with better liquidity (tighter bid/ask spread) have lower credit spread volatility.

     The market value volatility of a portfolio of assets and/or derivative contracts is simply the weighted average of the volatility of the individual assets. Credit spreads move for the following reasons: (i) underlying changes in the credit quality of the securities; (ii) supply/demand equation; and (iii) absences of liquidity, such as occurred in the capital markets in the second half of 1998.

   Interest Rate Movements

     The market value of fixed rate bonds fluctuates as underlying interest rates change (parallel shifts and/or twists). This is commonly measured by the modified duration of the bond. CGAIM manages the duration risk of the assets in its clients' portfolios by swapping the fixed rate cash flows into LIBOR floating rate basis. The interest rate hedge is generally put on simultaneously with the purchase by the client of the fixed rate bond. CGAIM monitors the interest rate risks as agreed with each client and set forth in the investment guidelines for such client. Pursuant to the client's investment guidelines, each client's investment portfolio must be managed so as to remain within certain parameters in this market risk category.

   Interest Rate Swaps

     CGA-insured investment vehicles are required by their respective investment guidelines to swap all fixed rate investments to LIBOR. This is intended to ensure that the vehicles lock-in the intended spread on their respective investments and have sufficient resources to pay interest on their respective financings. The bankruptcy of a provider of an interest rate swap could leave CGA exposed to the marked-to-market value of the interest rate swap. In general, the investment guidelines for the various St. George and Cobalt vehicles require that swap counterparties be rated not less than "Single-A" by one or more nationally recognized credit agencies. Certain of the St. George and Cobalt vehicles have higher or additional requirements for swap counterparties.

                              ST. GEORGE AND COBALT

                    INTEREST RATE SWAP COUNTERPARTY EXPOSURE
                             AS OF DECEMBER 31, 1998

                                  DEBT RATINGS
                -------------------------------------------------
                    S&P         MOODY'S        NOTIONAL ($MM)
                -----------   -----------   ---------------------
                    AAA           Aaa                   9
                    AAA           Aa1                  35
                    AA+           Aa1                  20
                    AA            Aa2                 124
                    AA-           Aa3                  82
                    A+            Aa2                  85
                    A+            Aa3                 124
                    A+            A1                  400
                                  Aa3                   9


     Counterparty derivative exposures are a function of the notional amount and tenor of the derivative contracts outstanding, as well as the yield curve. Since the future paths of the yield curve are probabilistic, there are a number of analytical approaches to measure the credit exposures from interest rate swaps. The Company applies a stressed (3-Sigma) expected mark-to-market approach and aggregates counterparty risks across the CGA-guaranteed investment vehicles and swap contracts. The "starting point" for the 3-Sigma measurement is the current marked-to-market value of each derivative contract.

     Most of the long dated interest rate swaps to which St. George and Cobalt are party have "true-up" provisions which allow either counterparty to terminate a swap contract in five years. This provision provides both counterparties with a credit risk mitigant. At the current time, CGA-guaranteed vehicles have over $700 million of long dated interest rate swaps with this type of provision.

   Spread Deterioration Risk

     Certain of the St. George and Cobalt investment vehicles fund their LIBOR-based portfolios by borrowings under asset backed commercial paper facilities. This could subject the vehicle to basis risk if LIBOR and asset backed commercial paper rates diverge. These two indices normally trade with a high degree of correlation; i.e. asset backed commercial paper generally yields around LIBOR minus 5 basis points. However, in times of market disruption, such as occurred in September and October of 1998, asset-backed commercial paper widened to as much as LIBOR plus 20 basis points. To the extent that the LIBOR-based cash flow generated by such St. George and Cobalt investment vehicles is insufficient to cover such vehicles' increased funding cost due to excessive widening of asset-backed commercial paper rates, CGA would generally be liable for any shortfall pursuant to the insurance issued by it.

REINSURANCE

     In the ordinary course of its business, CGA cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The reinsurance of risk does not relieve the ceding insurer of its original liability to policyholders. In the event that any or all of the reinsurers were unable to meet their obligations to CGA under these reinsurance arrangements, CGA would be liable for such defaulted amounts. CGA's exposure to reinsurers was $607.18 million as of December 31, 1998. All such exposure is with counterparties which are institutional shareholders (or affiliates of institutional shareholders) of the Company.

     CGA's exposure relating to its reinsurers is the joint probability of both an asset and a reinsurer defaulting at the same time. Generally speaking, this risk is considered to be non-correlated, and is therefore considered to be a low probability risk. Assuming that there is no correlation between the default of an asset and a reinsurer, the probability of simultaneous default would be product of the individual default probabilities. For example, a five year Baa3-rated asset backed security should have a default probability of approximately 3.7%, according to Moody's Default Study. Similarly, a Aa3 rated reinsurer should have a five-year default probability of approximately .60%. Therefore, the joint probability of simultaneous default would be only .02%. The risk mitigation gained from the non-correlation of asset and counterparty is extremely valuable and it is the basis for the capital relief provided by reinsurance.

OPERATIONAL

     Operational risk relates to the potential for loss caused by a breakdown in information, communication and settlement systems. The Company and the Subsidiaries attempt to mitigate operational risk by maintaining a comprehensive system of internal controls. This includes the establishment of systems and procedures to monitor transactions and positions, documentation and confirmation of transactions and ensuring compliance with applicable regulations.

LEGAL

     Legal risk relates to the uncertainty of the enforceability, through legal or judicial processes, of the obligations of the Company's and the Subsidiaries' counterparties, including contractual provisions intended to reduce exposure by providing for the offsetting or netting of mutual obligations. The Company seeks to remove or minimize such uncertainties through continuous consultation with internal and external legal advisors to analyze and understand the nature of legal risk, to improve documentation and to strengthen transaction structure.

                                   THE COMPANY

     Organized on June 21, 1996 and operating since June 17, 1997, the Company is a holding company that provides financial guaranty insurance of structured securities, including commercial real estate backed securities and asset-backed securities through its primary subsidiary, CGA.

     CGA Group, Ltd. (the "Company") is a holding company incorporated in Bermuda with limited liability. The Company, through its primary and wholly-owned subsidiary Commercial Guaranty Assurance, Ltd. ("CGA"), a Bermuda insurance company, provides financial guaranty insurance of structured securities, including commercial real estate backed securities and asset backed securities. The Company also provides financial guaranty insurance of other securities, where the Company's senior management team ("Management") has expertise and credit enhancement opportunities are deemed attractive.

     The Company also provides investment management and investment advisory services to investment vehicles and other clients. These services are provided through the Company's other wholly-owned subsidiary, CGA Investment Management, Inc. ("CGAIM"), a Delaware corporation that is registered as an investment adviser with the Securities and Exchange Commission (the "Commission") under the Investment Advisors Act of 1940, as amended. CGA and CGAIM are sometimes referred to herein as the "Subsidiaries."

     The primary clients of CGA and CGAIM are St. George Holdings, Ltd., a Cayman Islands company ("SG Holdings"), and its subsidiaries (collectively, "St. George") and Cobalt Holdings LLC, a Delaware limited liability corporation ("Cobalt Holdings"), and its subsidiaries (collectively, "Cobalt"). In 1998 St. George and Cobalt provided approximately 85% of the total premiums earned by CGA, and 91% of the total investment management fees earned by CGAIM. These percentages are expected to decrease in the future.

     The Company was formed with a view to becoming the market leader in the commercial real estate segment of the financial guaranty industry. The Company utilizes its structured finance and real estate expertise to underwrite financial guaranties for commercial real estate and other securities to a zero loss underwriting standard. The Company's primary target market is the large U.S. commercial real estate mortgage market, which the Company believes is underserved. The Company also targets select segments of the private asset-backed securities ("ABS") market.

     Customers can purchase CGA's insurance only through unaffiliated non-U.S. insurance brokers. Customers include investment and commercial banks with significant real estate and asset-backed advisory businesses, and commercial mortgage loan origination and asset-backed repackaging operations and other participants in the securitization markets.

FINANCIAL GUARANTY INSURANCE PRODUCTS

     CGA offers four defined product applications within its primary markets. Within the commercial real estate and asset-backed markets, the Company has identified specific market opportunities in which one or more of its four programs can be applied.

     Each of the product applications is described as follows:

     o Fund Guaranty--CGA insures securities owned by investment companies (including St. George and Cobalt), trusts, conduits or other funds, providing the insured with the ability to efficiently finance its operations at AAA rates.

     o New Issue Guaranty--CGA is involved in the structuring and guaranteeing of new debt securities including commercial mortgage-backed securities ("CMBS"), ABS, corporate and government obligations. As securities insured by CGA are rated "Triple-A", this guaranty should lower the all-in cost of the financing and/or increase proceeds to the issuer.

     o Secondary Market Guaranty--CGA, on a selective basis, will guarantee existing individual securities in the secondary markets. This guaranty, used in conjunction with the Fund Guaranty, creates added liquidity for funds, investment vehicles, or other CGA-insured security holders.

     o Portfolio Guaranty--CGA will provide insurance for portfolios of seasoned commercial mortgages--whole loans, net leases and other assets. This guaranty may be used by the insured to facilitate an internal securitization of the portfolio. When the insured is a regulated lender, such as a life insurance company, the result can be a lowering of its regulatory capital charge.

     As part of its business strategy in the commercial real estate (including real estate investment trust ("REIT")) and asset-backed insurance markets, the Company functions through its subsidiaries as both financial guarantor and as an investment manager to St. George, Cobalt and other investment companies. St. George and Cobalt purchase securities of the type that CGA would be willing to insure, and thus it is expected that by guaranteeing such investment vehicles' financing obligations secured by the securities purchased by St. George and Cobalt in the secondary market, CGA will be able to rapidly grow its insured book of business. CGA has issued insurance policies which guarantee the payment obligations of St. George and Cobalt under their respective financing arrangements. See below under "CGA Investment Management, Inc.--St. George and Cobalt."

OVERVIEW OF THE SUBSIDIARIES

     CGA focuses on the Company's primary business of issuing financial guaranty insurance policies, while CGAIM provides services of investment and collateral management and financial advisory services including transaction structuring advice.

     The main office address of the Company and CGA is Craig Appin House, 8 Wesley Street, Hamilton HM 11 Bermuda. The main office address of CGAIM is 17 State Street, New York, New York 10004.

COMMERCIAL GUARANTY ASSURANCE, LTD.

     Commercial Guaranty Assurance, Ltd. ("CGA") is an insurance company incorporated in Bermuda with limited liability. CGA was incorporated on October 22, 1996, and commenced operations in June 1997. CGA is licensed as a Class 3 insurer under the Insurance Act 1978 of Bermuda. CGA's claims-paying ability has been rated "Triple-A" by Duff & Phelps Credit Rating Company ("DCR"), the highest rating assigned by such rating agency. CGA's claims-paying ability has also been rated in the highest rating category assigned by each of the two Canadian rating agencies, Dominion Bond Ratings Service ("DBRS") and Canadian Bond Ratings Service ("CBRS"). CGA issues financial guaranty insurance policies, which are the functional equivalent of direct-pay letters of credit, to insure payment of interest, principal and other amounts payable in respect of notes, securities and other financial obligations. Because CGA's credit rating is "Triple-A", all securities and other obligations guaranteed by CGA are rated "Triple-A" by DCR and, if applicable, DBRS and CBRS.

     CGA's "Triple-A" rating is supported by an aggregate of approximately $224 million in claims-paying resources (as of April 30, 1999), consisting of (i) approximately $144 million in statutory capital, (ii) an irrevocable capital commitment (the "Capital Commitments") on the part of certain existing shareholders of CGA Group to purchase an aggregate of $60 million in additional equity securities of CGA Group in the event DCR requires such commitment to be funded in order for CGA to maintain its "Triple-A" rating (for a description of the Capital Commitment, see Item 12--"Security Ownership of Certain Beneficial Owners and Management") and (iii) a $20 million excess of loss insurance policy provided by KRE Reinsurance Ltd., an affiliate of Capital Reinsurance Company (a shareholder of the Company). On March 31, 1999, the Company sold 43,997,863 shares of its Series Convertible Preferred Stock to certain of its existing investors for net cash proceeds of $50,996,794.50. The Company used approximately $27.2 million of the net proceeds of the sale to make a capital investment in CGA, which capital investment increased CGA's claims-paying resources by a corresponding amount.

     As a Bermuda domiciled insurance company, CGA does not write insurance or otherwise conduct or transact insurance business in the United States or any other jurisdiction where it is not authorized to do so. CGA's insurance may only be obtained through unaffiliated non-U.S. insurance brokers and consultants on a direct-placement basis. All negotiations with, and issuances of policies by, CGA take place in Bermuda or other locations outside of the United States.

CREDIT ENHANCEMENT BUSINESS

     CGA's principal business is the issuance of financial guaranty insurance policies which guarantee timely payment of interest, principal and other amounts on securities and other financial obligations. CGA primarily insures investment grade securities in the commercial real estate and asset backed securities markets, and also insures the liabilities of investment vehicles which invest in structured securities, including ABS, CMBS, mortgage backed securities ("MBS") and other securities and financial obligations. A financial guaranty insurance policy is used in the capital markets as a credit enhancement instrument to guarantee payments of principal, interest and other amounts in accordance with the original debt service schedule of the security. In the event the issuer of the security defaults on its payment obligations, the financial guarantor makes the scheduled payments. In such an instance, the insurer generally has the option, but not the obligation, to repay the security on an accelerated basis. The financial guaranty insurance policy is unconditional, irrevocable and noncancelable.

     The fundamental business proposition of all financial guarantors is to elevate to a "Triple-A" level securities which would otherwise have a lower rating. Issuers of securities rated lower than "Triple-A" purchase financial guaranty insurance policies to enhance the rating of such securities to "Triple-A", thereby reducing their borrowing costs and/or increasing the liquidity of the security. In turn, the guarantor collects a premium (payable either upon issuance of its policy or periodically in installments) equal to a significant portion of the savings resulting from the improved trading levels of the guaranteed securities.

     Generally, an issuer will purchase a financial guaranty insurance policy to increase the ratings of its securities to "Triple-A" only when the yield on the uninsured security exceeds (i) the annual premium charged to upgrade the security to "Triple-A" plus (ii) the yield on the same security when enhanced to a "Triple-A" level. Therefore, the ability of a financial guarantor to sell its credit enhancement is a function both of the credit spreads available in a market (the difference, for example, in the yield of a security rated "Triple-A" without insurance and the yield of a similar security rated "Triple-B") and the trading level achieved as a result of the "Triple-A" guaranty policy.

     One of CGA's primary target markets is investment vehicles which purchase structured securities. Therefore, a substantial portion of CGA's guaranty business is generated from advisers to such investment vehicles. Such policies typically guaranty the liabilities issued by the investment vehicle. In such cases, and as a condition to issuing its policy, CGA will generally require that the investment vehicle adopt investment guidelines acceptable to CGA.

ZERO-LOSS UNDERWRITING STANDARD

     CGA underwrites all risks insured by it to a "zero loss" standard--that is, obligations insured by CGA are required to be structured with sufficient levels of excess collateral or other security so that CGA, to a high degree of certainty, anticipates no losses on each risk insured without regard to the premium collected thereon or the investment income related thereto. To this end, each policy written by CGA is required to meet the criteria specified in the underwriting guidelines adopted by its Board of Directors. CGA is able to deviate from such guidelines on a case-by-case basis only in accordance with procedures established by its Board of Directors. There can be no assurance, however, that CGA will not incur losses with respect to such insured obligations.

     CGA's underwriting guidelines are intended to provide multiple layers of loss protection. Notes or structured securities insured by CGA are generally backed by pools of assets having reasonably predictable cash flows. These securities typically provide for one or more forms of overcollateralization (such as excess collateral, excess cash flow, excess "spread" or reserves) or third-party protections (such as bank letters of credit, guarantees, net worth maintenance agreements or reinsurance policies). On a transaction by transaction basis, overcollateralization or third-party protections which assume the primary risk of financial loss are used to protect CGA against losses. Over collateralization or third-party protections may not, however, be required in transactions in which CGA is insuring the obligations of certain highly rated issuers that typically are regulated or have implied or explicit government support, or sovereign credits.

     CGA manages its exposure on an ongoing basis and is closely monitored by DCR, DBRS and CBRS to ensure that it is operating in a manner consistent with its "Triple-A" rating.

INVESTMENT PORTFOLIO

     CGA invests its capital, premiums received from its insurance business, and earnings thereon in an investment portfolio. This investment portfolio is CGA's primary source of claims-paying ability. CGA manages its investment portfolio with the objectives of protecting its claims-paying ability rating, maintaining a high level of liquidity, making investments in U.S. dollar denominated securities which generate non-U.S. source income, and within these constraints, obtaining superior long-term total returns. CGA's investment guidelines are consistent with these objectives.

     All of CGA's investments must comply with investment guidelines adopted by its Board of Directors. The minimum rating level for an investment is at least "Double-A minus" or the equivalent by a nationally recognized credit rating agency. Investments falling below the minimum quality level are required to be disposed of at the earliest opportunity that such disposition will not adversely affect the investment portfolio. CGA's policy is to invest only in investments which are readily marketable with no legal or contractual restrictions on resale. No investment is allowed if such investment would generate U.S. source income to CGA.

     The investment manager (the "Investment Manager") for CGA is Alliance Capital Management Corporation. Subject to the investment guidelines determined by CGA's Board of Directors, the Investment Manager has discretion to, among other things, buy, sell, retain, or exchange investments. The Investment Manager has entered into an investment management agreement with CGA, which is terminable by either party upon 30 days' written notice.

     The following tables summarize CGA's investments by country and by type of debt security, in each case as of December 31, 1998:


COUNTRY                     PERCENTAGE          TYPE                PERCENTAGE
-------                     ----------          ----                ----------
Supra-national                   15%            Financial                38%
Other                            15%            Sovereign                25%
Germany                          12%            Banking                  20%
UK                               11%            Industrial                9%
Japan                             9%            Accrued income            3%
Netherlands                       6%            Public utilities          3%
France                            6%            Corporate                 2%
Cayman Islands                    6%            Cash equivalents          1%
Canada                            6%                                    ---
Sweden                            3%              TOTAL                 100%
Italy                             3%                                    ===
Ireland                           2%
Belgium                           2%
Denmark                           1%
Norway                            1%
Spain                             1%
Channel Islands                   1%
                                ---
  TOTAL                         100%
                                ===

     At December 31, 1998, no investments in CGA's investment portfolio were rated less than "Double-A minus" or the equivalent. The average yield to maturity on the investment portfolio was 4.7% as of December 31, 1998.

   CLAIMS

     Even though all risks insured by CGA are underwritten to a "zero loss" standard, CGA is prepared to deal with claims if any should materialize. CGA's actions in respect of a potential claim would include the review and investigation of loss reports, creation and maintenance of claim files, establishment of proper reserves and payment of claims. CGA would monitor the progress and ultimate outcome of claims to ensure that subrogation, salvage and other cost recovery opportunities are fully explored. CGA may become actively involved in the financial restructuring of a transaction if Management concludes that losses would be minimized by so doing. When and as appropriate, CGA may supplement its in-house capabilities in this regard with services available from other sources. CGA monitors its exposure to insured credits on an ongoing basis. In this regard, CGA reviews available information on the entities which issued the insured securities, the assets underlying the insured securities, and general trends in the relevant industry.

   RESERVES

     CGA maintains a general loss reserve for all risks insured. A general loss reserve is an estimate of potential losses and loss adjustment expenses. To determine the general loss reserve, Management reviews historical default rates and loss severity on corporate bonds with ratings similar to the securities insured by CGA. Expected losses on insured obligations are the product of the probability of default and the loss severity on each obligation insured. Case basis reserves will be established for insured risks at such time as the likelihood of a future loss is probable or determinable.

     Reserves are estimates of potential claims at a given time, based on facts and circumstances then known to the insurer. It is possible that the ultimate liability may exceed or be less than such estimates. CGA reviews its estimates on an ongoing basis and, as experience develops and new information becomes known, CGA will adjust the reserves as necessary. In the event that reserves are increased or decreased with respect to a potential claim, a corresponding adjustment to the Company's earnings would be made in its financial statements for the period in which such reserve increase or decrease is made.

     In October 1998, the credit ratings on asset-backed securities issued by various trusts established and serviced by Commercial Financial Services, Inc. ("CFS"), a credit-card debt collection company, were withdrawn by the three credit rating companies that rate the securities issued by such trusts (the "CFS Securities"). The withdrawal of said ratings was in response to allegations of accounting and other irregularities at CFS. The rating agencies, investors and insurers, as well as the Commission, have commenced an investigation into these allegations. Clients of CGA own approximately $199 million par amount of CFS Securities, which exposure has been guaranteed by CGA. CGA has reinsured approximately $152 million par amount of this exposure, leaving CGA with a net exposure of approximately $46.7 million par amount as of April 30, 1999. CGA has taken a case basis reserve in respect of the CFS Securities in the amount of approximately $20.8 million. This amount represents Management's best estimate of potential losses in respect of the CFS Securities at this time.

   CONTINGENCY RESERVE

     As a Bermuda based Class 3 insurer (as defined herein), CGA is generally not required to establish contingency reserves. If CGA were to assume reinsurance from a U.S. domiciled financial guaranty insurer, then CGA would be required to maintain contingency reserves, which would be maintained as part of CGA's general reserves. See "Regulation."

   REINSURANCE

     On a case by case basis, CGA may arrange reinsurance with high quality and financially strong reinsurers. To the extent that CGA utilizes reinsurance, CGA has given Capital Reinsurance Company ("Cap Re"), a financial guarantor rated AAA by Standard & Poor's Ratings Services ("S&P") and FitchIBCA, Ltd. ("FitchIBCA"), and

Aa2 by Moody's Investors Service, Inc., a right of first offer to provide such reinsurance. The reinsurance of risk does not relieve CGA of its original liability to its policyholders. In the event that a reinsurer was unable to meet its obligations under a reinsurance contract, CGA would be liable for such defaulted amounts.

     CGA has entered into an excess of loss reinsurance facility agreement dated as of June 12, 1997, as amended, with KRE Reinsurance Ltd. (the "Reinsurer"), an affiliate of Cap Re rated AA by S&P and AA+ by FitchIBCA. The agreement provides for a $20 million limit of liability during the nine year term of the Agreement, with no reinstatement of the limit in the event of loss payments. The Agreement covers all policies and guarantees written and reinsurance assumed by CGA from its inception.

     During October, 1998, CGA took steps to mitigate risks related to its exposure in connection with guarantees of certain client credit facilities used to purchase asset-backed and real estate backed securities. As a result of turmoil in certain areas of the capital markets during this time period, the spreads over treasuries at which investors were willing to purchase certain securities widened considerably. This spread widening caused a decrease in the fair market value of many of the securities used as collateral for the insured credit facilities. The estimated fair market value of these securities had declined significantly during October. Certain of the credit facilities have requirements that lender's operating ratios, (the portfolio market value divided by the amount of the loan outstanding) be maintained above certain levels. In the event that an operating ratio falls below the required level and is not brought into compliance within the applicable cure period, the lender may liquidate the collateral and require CGA to pay any remaining balance outstanding under the credit facility.

     On October 30, 1998, CGA provided asset specific guarantees and obtained third party credit support on a "cut-through" basis on approximately $382 million par amount of securities in the investment portfolios of two of its clients, St. George Investments I, Ltd. ("SGI") and St. George Investments III, Ltd. ("SG3"). The three parties which provided such credit support are institutional investors in the Company. The effect of this third-party credit support was to substantially increase the market value and reduce the future market value volatility of the credit enhanced securities. In connection with these arrangements, CGA received a premium of $38.95 million from its two clients, and ceded an aggregate of $38.7 million to the institutions that provided the cut-through credit enhancement. CGA loaned an aggregate of $30 million to SG Holdings, the parent corporation of SGI and SG3) and Cobalt Holdings in order to permit them to provide their subsidiaries with sufficient funds to pay the premium for such credit support, and to meet such clients' ongoing liquidity needs. Such loan reduced CGA's claims-paying resources by $30 million. As a result of these arrangements, SGI and SG3 were and remain to date in full compliance with all loan to value covenants set out in such companies' credit facilities. On April 14, 1999, these credit support arrangements were terminated in their entirety. In connection with such termination, two subsidiaries of SG Holdings received a refund of premium totaling approximately $29.5 million. On April 16, 1999, a portion of these funds were used to repay the $25 million note to CGA. Also on April 16, 1999, the $5 million note payable by Cobalt to CGA was assigned by CGA to the Company. The effect of these transactions was to increase claims-paying resources at CGA by $30 million.

     The Company had exposure totaling approximately $425 million related to the timely payment of interest and principal on a loan to SG1. The loan is payable in four equal annual installments with the first installment due November 11, 1999. In order to meet this obligation, CGAIM, as the advisor to SG1, advised SG1 to sell a portion of the underlying securities to special purpose vehicles that will repackage the securities as follows. Underlying securities were sold to two newly organized special purpose vehicles, financed by three classes of certificates. The two most senior classes of certificates, representing approximately 84% of the total, were purchased by a third party who is also an institutional investor in the Company. The Company issued a 5.9% pool policy related to the underlying pool of securities. This transaction closed in April, 1999. The proceeds from this sale were sufficient to meet SG1's obligations due in November, 1999.

INSURANCE IN FORCE

     The following table shows CGA's net par outstanding insured obligations at December 31, 1998 by asset type and by credit rating:


                                       ASSET TYPE                                                  CREDIT RATING
                                      --------------                                               -------------
ABS Consumer .......................  $  456,521,235           29%               AAA               $   58,203,887             4%
ABS Corporate ......................     345,612,368           22%               AA                    39,454,116             3%
CMBS ...............................     185,753,755           12%                A                   180,310,840            12%
REIT Debt ..........................     381,777,437           24%               BBB                1,049,028,508            67%
REIT Preferred .....................      70,000,000            5%               BB                   175,692,856            11%
Sovereign ..........................     120,000,000            8%            Not Rated                56,974,587             3%
                                      --------------          ---             --------             --------------           ---
  TOTAL ............................  $1,559,664,795          100%              TOTAL              $1,559,664,795           100%
                                      ==============          ===                                  ==============           ===

CGA INVESTMENT MANAGEMENT, INC.

     CGAIM is a Delaware corporation that is registered as an investment adviser with the Commission under the Investment Advisors Act of 1940, as amended. CGAIM, which commenced operations in June, 1997, provides investment management and financial advisory services primarily to specialized investment vehicles and for the U.S. and international structured finance markets. CGAIM's advisory team currently includes more than twenty experienced professionals in the areas of asset backed and structured finance, real estate finance and risk management.

   GENERAL

     CGAIM acts as investment manager and/or collateral manager to specialized investment vehicles and other clients, including SG Holdings, Cobalt Holdings, and their respective subsidiaries. Its activities in this capacity include providing advice regarding the purchase and sale of structured and other financial assets, the management of funding and market risk, and reporting and accounting functions. CGAIM performs initial and ongoing credit reviews on the assets which it recommends for purchase to its clients, and the counterparties with which it negotiates financial hedges and derivative contracts. Investment guidelines are developed for each client to ensure that CGAIM manages its clients' assets pursuant to agreed upon guidelines and limits.

     CGAIM also acts as a financial adviser for its clients, which include issuers and investment banks, in evaluating structured finance alternatives and financing structures. CGAIM's services in this capacity include providing assistance in evaluating, structuring and documenting structured finance transactions, and in organizing and performing due diligence relating to financial assets and structured transactions.

   INVESTMENT ADVISER/COLLATERAL MANAGEMENT SERVICES

     CGAIM acts as investment manager and/or collateral manager to specialized finance vehicles, including SG Holdings, Cobalt Holdings and their respective subsidiaries, which invest primarily in structured fixed income securities. In so acting, CGAIM's duties include some or all of the following:

          (i) Identifying assets on behalf of its clients, including (1) analyzing credit, legal and market/optionability (i.e. interest rate, currency and prepayment) risks and (2) negotiating the price, covenants, rights, remedies and all documentation relating thereto.

          (ii) Identifying swaps, financial hedges and other derivative contracts on behalf of the client in order to manage the portfolio within prudent market risk limits as agreed with the client.

          (iii) Negotiating financing arrangements on behalf of its clients.

          (iv) Preparing valuations, reports and other documents as may be required from time to time by its clients and persons providing financing to such clients in order to determine compliance with the clients' and such lenders' policies and procedures.

          (v) Analyzing the performance of assets including recommending the sales of investments when appropriate.

     Initial and ongoing credit reviews are performed by CGAIM on (1) the assets which CGAIM recommends for purchase to its investment management clients and (2) the counterparties with which CGAIM negotiates financial hedges or derivative contracts on behalf of its clients.

     Market risk management (i.e., interest rate and currency risk) and operations are performed using systems which integrate front, middle and back office applications with live feeds from market information services. Policies and procedures are developed to ensure that CGAIM manages its clients' assets pursuant to agreed upon guidelines and limits.

   FINANCIAL ADVISORY SERVICES

     CGAIM also acts as a financial advisor for its clients, which include financial asset issuers and investment banks, in evaluating structured finance alternatives and financing structures. CGAIM charges advisory fees to its clients for its services. CGAIM's services as financial advisor include the following:

          (i) providing assistance in evaluating, structuring and documenting structured finance transactions (which could include the purchase of credit enhancement provided by CGA); and

          (ii) providing assistance in organizing and performing due diligence relating to financial assets and structured transactions.

   REGULATORY STATUS

     CGAIM is a registered investment advisor under the United States Investment Advisers Act of 1940, as amended, which requires registration of all non-exempt advisors to conform their conduct to statutory norms. The Act, among other things, addresses fee arrangements between advisors and clients, prohibits fraudulent practices, precludes assignment of an investment advisory contract without the client's consent, requires advisors to maintain books and records consistent with rules that may be promulgated by the Commission, and authorizes the Commission to inspect such books and records.

   ST. GEORGE AND COBALT

     SG Holdings was incorporated in the Cayman Islands as a limited liability corporation for the purpose of forming subsidiaries which will invest in a wide range of assets, including CMBS, MBS, ABS and corporate securities. Cobalt Holdings was organized as a Delaware limited liability company for the purpose of forming subsidiaries which invest in certain types of securities, primarily debt obligations and preferred stock issued by real estate investment trusts, certain classes of asset backed securities backed by portfolios of credit card receivables and certain other fixed income securities. St. George and Cobalt fund their respective investment portfolios through lending facilities provided by banks, loans provided by commercial paper conduit vehicles, the direct issuance of securities in the capital markets, and through synthetic purchase arrangements such as total rate of return swaps, default swaps and repurchase agreements. CGAIM acts as asset manager for SG Holdings, Cobalt Holdings, and their respective subsidiaries. CGA has issued insurance policies which guarantee the payment obligations of St. George and Cobalt under their respective financing arrangements. Such policies generally insure the prompt payment of interest when due, and principal on maturity, of the respective security. It is expected that the payment obligations of any other subsidiaries of SG Holdings and Cobalt Holdings under their respective financing arrangements will similarly be guaranteed by CGA.

                                   REGULATION

BERMUDA


   THE INSURANCE ACT 1978 AND RELATED REGULATIONS

     The Insurance Act 1978 of Bermuda, amendments thereto and related regulations (the "Act"), which regulates the business of CGA, provides that no person shall carry on an insurance business in or from within Bermuda unless registered as an insurer under the Act by the Minister of Finance (the "Minister"). The Minister, in deciding whether to grant registration, has broad discretion to act as he thinks fit in the public interest. The Minister is required by the Act to determine whether the applicant is a fit and proper body to be engaged in insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In connection with registration, the Minister may impose conditions relating to the writing of certain types of insurance. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the Minister may impose at any time.

     An Insurance Advisory Committee appointed by the Minister advises him on matters connected with the discharge of his functions, and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

     The Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Minister powers to supervise, investigate and intervene in the affairs of insurance companies. Significant aspects of the Bermuda insurance regulatory framework, as it applies to Class 3 insurers such as CGA, are set forth below.

   CLASSIFICATION OF INSURERS

     The Act provides for four classes of registration of insurers carrying on general business (as defined in the Act). CGA is registered and licensed as a Class 3 insurer. Class 3 insurers are considered to be subject to a higher degree of regulation than Classes 1 and 2 insurers, which are primarily concerned with underwriting related or parent's risks. In addition, minimum capital and surplus for a Class 3 insurer is $1 million, whereas the minimum capital and surplus for Class 2 and Class 1 insurers is $250,000 and $120,000 respectively. There is also a Class 4 insurer classification which is used for property catastrophe reinsurance companies and companies involved in the excess liability business. By virtue of its class 3 license, CGA is authorized to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Act.

   CANCELLATION OF INSURER'S REGISTRATION

     An insurer's registration may be canceled by the Minister on certain grounds specified in the Act, including failure of the insurer to comply with its obligations under the Act or if, in the opinion of the Minister after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

   INDEPENDENT APPROVED AUDITOR

     Every registered insurer must appoint an independent auditor who will annually audit and report on the Statutory Financial Statements and the Statutory Financial Return of the insurer, which are required to be filed annually with the Registrar of Companies (the "Registrar"), who is the chief administrative officer under the Act. The auditor must be approved by the Minister as the independent auditor of the insurer. The approved auditor may be the same person or firm which audits the insurer's financial statements and reports for presentation to its shareholders.

   LOSS RESERVE SPECIALIST

     Each Class 3 insurer is required to submit an annual loss reserve opinion by the approved loss reserve specialist when filing its Statutory Financial Statements and Statutory Financial Return. The loss reserve specialist, who will normally be a qualified property/casualty actuary, must be approved by the Minister. CGA has received an exemption from having to appoint a loss reserve specialist and to file the annual loss reserve opinion on the condition that CGA maintains its claims-paying ability rating of not less than AAA by DCR.

   STATUTORY FINANCIAL STATEMENTS

     An insurer must prepare annual Statutory Financial Statements. The Act prescribes rules for the preparation and substance of such Statutory Financial Statements (which include, in statutory form, a balance sheet, an income statement, and a statement of capital and surplus, and detailed notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The Statutory Financial Statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under The Companies Act 1981 of Bermuda, which financial statements may be prepared in accordance with U.S. GAAP. CGA, within a specified time, must file its Statutory Financial Statements with the Registrar. The Statutory Financial Statements must be maintained at the principal office of the insurer for a period of five years.

   MINIMUM SOLVENCY MARGIN

     The Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin which varies with the class of the insurer and the insurer's net premiums written and loss reserve level.

   MINIMUM LIQUIDITY RATIO

     The Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, mortgages secured by first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the Minister, do not automatically qualify as relevant assets such as unquoted equity securities, investments in and advances to affiliates, real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities.

   RESTRICTION ON DIVIDENDS

     The payment of dividends or other distributions by CGA is limited under Bermuda insurance regulations. In accordance therewith, CGA is prohibited from paying dividends or other distributions unless after such payment the amount by which its general business assets exceed its general business liabilities is the greater of the following amounts:

     (i)  $1,000,000; or

     (ii) the amount determined by applying the rate of 20% to net premiums written in the subject year up to $6,000,000 plus the rate of 15% applied to net premiums written in the subject year in excess of $6,000,000; or

     (iii) the amount determined by applying the rate of 15% to reserves for losses and loss adjustment expenses reflected in the balance sheet at the date of determination.

     CGA may declare and pay a dividend or make a distribution out of contributed surplus or other assets legally available for distribution provided that after the payment of such dividend or distribution CGA will continue to meet its minimum solvency margin and minimum liquidity ratio as detailed above. Further, in accordance with Bermuda insurance regulations, before reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, a Class 3 insurer such as CGA must apply to the Minister for his approval and is obliged to provide such information in connection therewith as the Minister may require.

     In addition, Board members' fiduciary obligations to creditors, policyholders and shareholders apply to their votes in respect of dividends, distributions and redemptions.

     The aforementioned restrictions on distributions by CGA to the Company will restrict the ability of the Company to use the proceeds of the Capital Commitments to pay dividends to holders of the Company's securities, because all proceeds from the Capital Commitments will be contributed by the Company to CGA. For a description of the Capital Commitments, see Item 12--"Security Ownership of Certain Beneficial Owners and Management".

   SUPERVISION, INVESTIGATION AND INTERVENTION

     The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister is satisfied that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the Minister may direct an insurer and others to produce documents or information relating to matters connected with the insurer's business.

     If it appears to the Minister that there is a significant risk of the insurer becoming insolvent, the Minister may direct the insurer not to take on any new insurance business; not to vary any insurance contract if the effect would be to increase the insurer's liabilities; not to make certain investments; to realize certain investments; to maintain in Bermuda, or transfer to the custody of a Bermuda bank, certain assets; and to limit its premium income. Further, in such circumstances, the Minister may direct that no dividends be paid.

     An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. The principal office of CGA is at Craig Appin House, 8 Wesley Street, Hamilton HM 11 Bermuda and Geoffrey Kauffman, CGA's President and Chief Underwriting Officer, is CGA's principal representative. Without a reason acceptable to the Minister, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the Minister is given of the intention to do so. It is the duty of the principal representative, within 30 days of his reaching the view that there is a likelihood of the insurer for which he acts becoming insolvent or its coming to his knowledge, or his having reason to believe, that an "event" has occurred, to make a report in writing to the Minister setting out all the particulars of the case that are available to him. Examples of such an "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the Minister relating to a solvency margin or a liquidity or other ratio.

   CERTAIN OTHER BERMUDA LAW MATTERS

     Although the Company and CGA are incorporated in Bermuda, each is classified as non-resident of Bermuda for exchange control purposes by the Bermuda Monetary Authority, Foreign Exchange Control. Pursuant to its non-resident status, the Company may hold any currency other than Bermuda dollars and convert that currency into any other currency (other than Bermuda dollars) without restriction.

     As "exempted" companies, the Company and CGA may not, without the express authorization of the Bermuda legislature or under a license granted by the Minister, participate in certain business transactions, including:

          (i) the acquisition or holding of land in Bermuda (except as required for its business and held by way of lease or tenancy agreement for a term not exceeding 50 years);

          (ii) the taking of mortgages on land in Bermuda in excess of $50,000;
     or

          (iii) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda.

     The Bermuda government actively encourages foreign investment in "exempted" entities like the Company that are based in Bermuda but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, the Company and CGA are not currently subject to taxes on their income or dividends or to any foreign exchange controls in Bermuda. In addition there currently is no capital gains tax in Bermuda.

U.S. AND OTHER

     CGA is not admitted to do business in any jurisdiction except Bermuda. The insurance laws of each state of the U.S. and of many foreign countries regulate the sale of insurance within their jurisdictions by alien insurers, such as CGA, which are not authorized or admitted to do business within each jurisdiction. With some exceptions, such sale of insurance within a jurisdiction where the insurer is not admitted to do business is prohibited. It is not intended for CGA to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda where the conduct of such activities would require that CGA be so authorized or admitted.

     It is intended that CGA will not write insurance in the U.S. It is intended for CGA to conduct its business so as not to be subject to the licensing requirements of insurance regulations in the U.S. or elsewhere (other than Bermuda). The Company has developed operating guidelines, which include the acceptance of business through insurance brokers not resident in the U.S., to assist its personnel in conducting business in conformity with the laws of U.S. jurisdictions. The Company intends to follow these guidelines and expects that to the extent that these operating guidelines are followed, its activities will comply with applicable insurance laws and regulations. There can be no assurance, however, that insurance regulators in the U.S. or elsewhere will not review the activities of CGA and claim that CGA is subject to such jurisdiction's licensing requirements.

     Many states impose a premium tax (typically 2--4% of gross premiums) on U.S. insureds obtaining insurance from unlicensed foreign insurers, such as CGA, by direct placement. The premiums charged by CGA do not include any state premium tax. Each insured is responsible for determining whether it is subject to any such tax and for paying such tax as may be due.

     The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers by insureds who are U.S. persons with respect to risks located in the U.S. The rates of tax applicable to premiums paid to CGA are currently 4% for insurance premiums and 1% for reinsurance premiums.

     CGAIM has been registered under the United States Investment Advisers Act of 1940, as amended.

                                   MANAGEMENT



DIRECTORS AND OFFICERS OF THE COMPANY AND THE SUBSIDIARIES

      The table below sets forth the names, ages (as of March 31, 1999) and titles of the persons who are the members of the board of directors of CGA Group and the executive officers of the Company and the Subsidiaries.


         NAME             AGE                POSITION
         ----             ---                --------

Richard A. Price .......  52    Director, Chief Executive Officer and President,
                                    CGA Group
James R. Reinhart ......  42    Vice President and Chief Financial Officer, CGA
                                    Group and CGA
Geoffrey N. Kauffman ...  40    President, CGA
Kem H. Blacker .........  43    Managing Director and Chief Operating Officer,
                                    CGAIM
Michael M. Miran .......  46    Managing Director and General Counsel,
                                    CGAIM
Jean-Michel Wasterlain .  41    Managing Director, CGAIM
Jay H. Shidler .........  52    Chairman of the Board of Directors
David M. Barse .........  36    Director
Robert L. Denton .......  46    Director
Eric A. Gritzmacher ....  51    Director
Alan S. Roseman ........  42    Director
Donald Kramer ..........  61    Director
Jeffrey P. Krasnoff ....  43    Director
Michael J. Morrissey ...  51    Director
Paul A. Rubin ..........  36    Director
Richard G. Schoninger ..  40    Director
Jay S. Sugarman ........  36    Director


     The Company's Board consists of thirteen members. The Board has been elected in accordance with the Company's Bye-laws and holds office until the next annual general meeting of the shareholders of the Company. Pursuant to the Company's Bye-laws, the Board of Directors of the Company has the following composition: the Chairman (currently Jay H. Shidler), the CEO Member (currently Richard A. Price), the Management Member (currently Robert L. Denton) and ten Members elected by the Eligible Investment Units Investors (as defined in the Bye-laws). In connection with the Rights Offering (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Events"), the size of the Board has been increased to fifteen members, with the two new vacancies to be filled by nominees elected by the holders of the Company's Series C Preferred Stock. As of March 31, 1999, the two additional directors had not yet been elected. The quorum necessary for the transaction of business at a meeting of the Board is a majority of the number of Directors constituting the Board.

     Pursuant to the Bye-laws, the Board has established four committees. The Compensation Committee is comprised of Donald Kramer, Alan S. Roseman (as Chairman), Paul A. Rubin and Richard G. Schoninger, and is responsible for determining compensation for the officers of the Company and the Subsidiaries and for authorizing and approving the Company's employee benefits plans. The Audit Committee will review the adequacy and effectiveness of the external auditors and the audit report and is composed of Jeffrey P. Krasnoff (as Chairman), Michael J. Morrissey, Paul A. Rubin and David M. Barse. The Underwriting Committee is responsible for approving the credit underwriting guidelines for CGA and is composed of Donald Kramer, Jay H. Shidler, Jeffrey P. Krasnoff, Eric A. Gritzmacher (as Chairman), Richard G. Schoninger, and Jay S. Sugarman. The Investment Committee is responsible for recommending investment asset allocations, approving the investment guidelines which provide standards to ensure portfolio liquidity and safety, recommending to the Board investment managers and custodians for portfolio assets. The Investment Committee is composed of David M. Barse (as Chairman), Michael J. Morrissey, Robert L. Denton and Jay S. Sugarman.

     Under certain circumstances described in the Company's Series A Subscription Agreement, two additional members of the Board may be elected by the holders of the Series A Preferred Stock as a class.

     The Company's Bye-Laws contain provisions for the election of alternate directors.

BIOGRAPHICAL INFORMATION

     RICHARD A. PRICE--Director, Chief Executive Officer and President of the Company since July 5, 1996. Until July, 1996, Mr. Price was one of the top executives at Financial Guaranty Insurance Company ("FGIC"), which he joined in 1985. Most recently, Mr. Price was President of FGIC Capital Markets Services, a wholly-owned subsidiary of General Electric Capital Corporation ("GE Capital"). The FGIC Capital Market Services companies provide various capital market services to municipalities and public finance bankers including investment advice, investment contracts and liquidity for tax-exempt variable rate debt issues. Mr. Price was responsible to GE Capital for forming these companies, marketing these products and services and establishing market, credit and operating risk controls. In 1988, Mr. Price led FGIC's entry into the structured finance markets, establishing FGIC's ABS, MBS and commercial real estate securitization activities. Mr. Price was a member of FGIC's three person Credit Policy Committee, along with FGIC's Chief Executive Officer and FGIC's Chief Credit Officer.

     Prior to joining FGIC, Mr. Price spent 11 years with Chemical Bank in a number of areas including Chemical's commercial real estate division where he was Vice President. He also spent several years at Bankers Trust with the responsibility of expanding Bankers' third party commercial paper dealer activities.

     Mr. Price received a bachelor's degree from Cornell University and a MBA from the Wharton School of Business.

     JAMES R. REINHART--Chief Financial Officer of the Company and CGA since January 1, 1997. Prior to joining the Company, Mr. Reinhart served as Chief Financial Officer and Executive Vice President of TriNet Corporate Realty Trust, Inc. from its inception in May 1993. Mr. Reinhart was previously Chief Financial Officer at Holman/Shidler Corporate Capital, TriNet's predecessor company and an affiliate company of The Shidler Group, which he joined in 1986. Prior to joining The Shidler Group, Mr. Reinhart was a Division Controller for Coldwell Banker Real Estate Group, a staff auditor at the accounting firm of McKeehan, Hallstein, Kendall & Warner and served as an officer in the U.S. Marine Corps.

     Mr. Reinhart is a CPA and received a bachelor's degree in accounting from Bryant College and a MBA from National University.

     GEOFFREY N. KAUFFMAN--President of CGA since June 30, 1998, and Chief Underwriting Officer of CGA from January 1, 1997. Prior to joining CGA, Mr. Kauffman worked at AMBAC Financial Group, Inc. ("AMBAC"), where he was a First Vice President in the Structured Finance & International Department. Mr. Kauffman joined AMBAC's Structured Finance & International Department in March of 1995 to help the group build a presence in international structured finance, and joined the MBIA/AMBAC International joint venture upon its inception in the fourth quarter of 1995. When the joint venture opened its London office in April 1996, Mr. Kauffman transferred temporarily to London to launch the joint venture's structured finance effort in London.

     Prior to joining AMBAC, Mr. Kauffman was the Acting Director of the Asset Backed Securities Group at Financial Guaranty Insurance Company ("FGIC") and a member of FGIC's European Strategy Team. Mr. Kauffman joined FGIC in 1989 to help establish FGIC's presence in the asset backed securities market.

     Mr. Kauffman received a bachelor's degree from Vassar College and a MBA from Carnegie Mellon University.

     KEM H. BLACKER--Managing Director and Chief Operating Officer of CGAIM since January 1, 1997. For the twelve years prior to joining CGAIM, Mr. Blacker served in various key positions at FGIC. As Senior Product Manager at FGIC Capital Markets Services Group, Mr. Blacker invested in structured assets sourced in the Euromarkets for the municipal GIC business and organized off-balance sheet vehicles. From 1990 to 1993, he served as FGIC's Director of Marketing & Product Development in London, launching the firm's expansion into the Euromarkets.

     Prior to his time at FGIC, Mr. Blacker held Vice President positions with J.J. Lowry & Company and with E.F. Hutton in both its San Francisco and New York offices.

     Mr. Blacker received a bachelor's degree in economics from the University of California.

     MICHAEL M. MIRAN--Managing Director and General Counsel of CGAIM since June 30, 1997. Prior to joining CGAIM, Mr. Miran was Vice President and Senior Counsel at FGIC, where he was responsible for structuring, negotiating and documenting a wide range of commercial real estate, MBS and ABS transactions, including all of FGIC's international asset backed transactions. More recently, Mr. Miran also served as FGIC's Chief Compliance Officer, with responsibility over regulatory and corporate compliance.

     Before joining FGIC in 1990, Mr. Miran was an attorney for seven years with Weil, Gotshal and Manges in New York, where his practice covered a broad range of commercial transactions, including mergers and acquisitions, secured financings, debt restructurings and workouts, and capital markets and securities transactions.

     Mr. Miran received a bachelor of arts degree from New York University, and a juris doctorate degree from Fordham University School of Law.

     JEAN-MICHEL WASTERLAIN--Managing Director of CGAIM since June 1, 1997. Mr. Wasterlain manages CGAIM's real estate group. Prior to joining CGAIM, Mr. Wasterlain was responsible for real estate lending and securitization at ING Barings. At ING, he created a commercial mortgage conduit which originated time sensitive and complex real estate loans, and structured commercial mortgage loan securitizations backed by these loans. Mr. Wasterlain's other responsibilities at ING included establishing and managing a $300 million commercial mortgage securities investment portfolio, and securing third party financing for ING's other real estate assets.

     Mr. Wasterlain also has previous experience in the financial guaranty business, at FGIC, and in investment banking, at Lehman Brothers. At FGIC, from 1990 to 1993, he worked on the credit enhancing of over $1 billion of commercial mortgage securities. At Lehman Brothers, from 1985 to 1990, he was involved in residential and commercial mortgage-backed securities, as well as providing investment banking coverage to financial institutions.

     Mr. Wasterlain received a bachelor's degree in economics from Stanford University and a MBA from the Wharton Graduate School of Business.

     JAY H. SHIDLER--Chairman of the Board of Directors of the Company since June 21, 1996. Mr. Shidler is the Founder and Managing Partner of The Shidler Group, which he founded in 1970. Mr. Shidler is a founder of, and since June 1994, Chairman of, First Industrial Realty Trust, Inc. (NYSE: FR). Since October 1997, Mr. Shidler has served as Chairman of Corporate Office Properties Trust (NYSE: OSC).

     DAVID M. BARSE--Director of the Company since June 18, 1997. Since May 1998, he has served as President and Chief Operating Officer of Third Avenue Trust, an open-end management investment company, where he served as Vice-President and Chief Operating Officer from June 1995 until his election as President. From April 1995 until February 1998, Mr. Barse served as Vice-President and Chief Operating Officer of EQSF Advisors, Inc., Third Avenue's investment advisor, where he currently serves as President and Chief Operating Officer. Since June 1995, Mr. Barse has been the President of M.J. Whitman, Inc., a registered broker-dealer, and of M.J. Whitman Holding Corp. Mr. Barse joined the predecessors of M.J. Whitman in December 1991 as general counsel.

     ROBERT L. DENTON--Director of the Company since July 5, 1996. Since January 1995, Mr. Denton has served as a Managing Partner of The Shidler Group and resident principal in its New York office. Prior to joining The Shidler Group, Mr. Denton was employed from December 1991 to December 1994 as an investment banker at Providence Capital, Inc., which he co-founded. Prior to joining Providence Capital, Mr. Denton was employed as a management consultant at Booz, Allen & Hamilton, Inc.

     ERIC A. GRITZMACHER--Director of the Company since June 18, 1997. Since 1987, Mr. Gritzmacher has served as Vice President, Investments for Pacific Life Insurance Company (formerly Pacific Mutual Life Insurance Company).

     DONALD KRAMER--Director of the Company since June 18, 1997. Mr. Kramer is currently a Director and, since July 1996, Vice Chairman of ACE Limited and its affiliated companies ACE Insurance Company Limited, ACE US, ACE London Underwriting Limited, Methuen Underwriting Limited, ACE Europe Limited, Tempest Reinsurance Company Limited and Corporate Officers and Directors Assurance Ltd. Mr. Kramer serves as a director of National Benefit Life Insurance Company of New York City, and of Rosgal Insurance Company, Moscow. Mr. Kramer is President and CEO of Tempest Reinsurance Company Limited, where he has served since 1993. From March until September 1993, he was President of the Kramer Capital Corporation.

     JEFFREY P. KRASNOFF--Director of the Company since June 18, 1997. Mr. Krasnoff became the President of LNR Property Corporation when it was formed in June, 1997 and he became a director in December 1997. From 1987 until June 1997, he was a Vice President of Lennar Corporation. From 1990 until he became the President of LNR, Mr. Krasnoff was involved almost entirely in Lennar's real estate investment and management division.

     MICHAEL J. MORRISSEY--Director of the Company since June 18, 1997. Mr. Morrissey has served as the Chairman and CEO of The Firemark Group, an investment management firm specializing in public and private insurance related investments, for the past fifteen years. He also serves as a director of NewCap Re, ONYX, Health Care First, FinPac and Post Acute Care.

     ALAN S. ROSEMAN--Director of the Company since January 27, 1999. Mr. Roseman is currently a Director, and since 1989, General Counsel of Capital Reinsurance Corporation, where he also serves as Executive Vice President and Secretary.

     PAUL A. RUBIN--Director of the Company since June 18, 1997. In April 1995, Mr. Rubin became a principal of Olympus Partners, an investment limited partnership, and he became partner of Olympus in December 1996. Prior to joining Olympus in April 1995, Mr. Rubin worked as Vice President at Summit Partners, a venture capital firm in Boston, which he joined in July 1990.

     RICHARD G. SCHONINGER--Director of the Company since June 18, 1997. Mr. Schoninger is managing director and head of Real Estate Investment Banking at Prudential Securities, a wholly owned subsidiary of Prudential Securities Group, Inc.

     JAY S. SUGARMAN--Director of the Company since June 18, 1997. Mr. Sugarman is currently President and since November 1997, Chief Executive Officer, of Starwood Financial Trust, a finance company focused exclusively on commercial real estate. Prior to his arrival in 1993 at Starwood Capital Group, a real estate fund, where he has served as Senior Managing Director, Mr. Sugarman managed a diversified, privately-owned investment fund.

EXECUTIVE COMPENSATION

     The information set forth below describes the components of the total compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company for services rendered during the fiscal year ended December 31, 1998 (the "Named Executive Officers").


                                                 SUMMARY COMPENSATION TABLE
                                                                                                       LONG TERM
                                                     ANNUAL COMPENSATION                              COMPENSATION
---------------------------------------------------------------------------------------------------   ------------
                 (A)                          (B)            (C)            (D)             (E)            (F)            (G)
                                                                                       OTHER ANNUAL                   ALL OTHER
              NAME AND                                     SALARY          BONUS       COMPENSATION   LTIP PAYOUTS   COMPENSATION
         PRINCIPAL POSITION                  YEAR            ($)            ($)             ($)            ($)            ($)
         ------------------                  ----          ------          ------      -------------  ------------   ------------
Richard A. Price .........................   1998           300,000         75,000      144,931(1)          0              0
 Chief Executive Officer,                    1997           162,500        160,274       45,061(2)          0              0
 President and Director, CGA
 Group, Ltd.

Jean-Michel Wasterlain ...................   1998           175,000        175,000        5,000             0              0
 Managing Director,                          1997            94,792        225,000      179,994(3)(4)       0              0
 CGAIM

Michael M. Miran .........................   1998           200,000        145,000        5,000             0              0
 Managing Director and                       1997           100,769        150,000            0             0              0
 General Counsel,
 CGAIM

Kem H. Blacker ...........................   1998           225,000        105,000        5,000             0              0
 Chief Operating Officer,                    1997           121,875        200,000       73,745(3)          0              0
 CGAIM

Landon D. Parsons ........................   1998           170,000        145,000        5,000             0              0
 Director and Co-Head                        1997            63,750        155,000            0             0              0
 of Structured Finance,
 CGAIM

------------

(1)  Includes housing allowance of $126,385.

(2)  Includes housing allowance of $36,750.

(3) Amounts include payments by the Company of $50,244 and $68,995 made to Messrs. Wasterlain and Blacker, respectively, for services rendered prior to June 17, 1997, pursuant to the Company's assumption of such individuals' employment agreements with CGA Funding, L.P.

(4) Amount includes payment by the Company of $125,000 made to Mr. Wasterlain as buyout of his bonus arrangement with previous employer.

DIRECTOR COMPENSATION AND BENEFITS

     The Chairman and the Directors do not receive compensation in connection with their service as members of the Company's Board. All members of the Company's Board are reimbursed by the Company for transportation to all meetings of the Board or a committee thereof as well as all reasonable expenses in connection with such service.

DIRECTORS AND OFFICERS INSURANCE

     Management maintains insurance to insure against liabilities asserted against any director, officer, employee or agent of the Company arising out of the performance of such duties.


REMUNERATION AND EMPLOYEE AGREEMENTS

   LONG-TERM INCENTIVE PLANS

     The Company adopted a stock warrant plan (the "Stock Warrant Plan") to promote equity ownership of the Company by selected employees, and the founders and sponsoring investors of the Company and its Subsidiaries, to increase their proprietary interest in the success of the Company and/or to encourage them to remain in the employ of the Company and the Subsidiaries. On June 17, 1997, 2,342,500 warrants were issued. Each warrant represents a right to purchase, on or prior to June 17, 2007, one share of Common Stock at an exercise price of $5.00 per share. The warrants issued to employees vest ratably over a four-year period. All warrants issued to the founders and sponsoring investors of the Company pursuant to the Stock Warrant Plan vested immediately upon issuance. In addition, the warrants contain certain adjustments for dilutive events and certain protections for reorganization, and consolidations or mergers.

   401(K) PLAN

     The Company maintains a qualified retirement plan (401(K) plan) for all its employees. The amounts contributed by the Company for the Named Executive Officers during the fiscal year ended December 31, 1998was $25,000.

   MANAGEMENT CONTRACTS

     As of January 1, 1997, the Company entered into an employment agreement with Richard A. Price, as Chief Executive Officer and President of the Company, for a term of three years and subject to annual renewal thereafter. Mr. Price's employment agreement with the Company provides for the payment of a base salary of $300,000 and a discretionary annual cash bonus based upon an annual incentive plan approved by the compensation committee of the Company's Board. The employment agreement automatically renews for a one-year period upon the end of the term of such agreement, unless terminated by the Company or Mr. Price, and provides that if his employment is terminated other than for "cause", he shall receive a severance payment of not less than one-half of his then-current base salary plus certain relocation expenses.

     CGAIM has entered into employment agreements with Kem H. Blacker, Michael
M. Miran, Jean-Michel Wasterlain and Landon D. Parsons, in each case for a term of one year. The employment agreements of Messrs. Blacker, Miran, Wasterlain and Parsons provide for the payment of base salaries of $200,000, $200,000, $175,000 and $170,000 per annum, respectively, and discretionary annual cash bonuses in an amount based upon an annual incentive plan approved by the compensation committee of the Company's Board. Each such employment agreement automatically renews for a one-year period upon the anniversary of such agreement, unless terminated by the Company or the employee. The employment agreements of Messrs. Blacker, Miran, Wasterlain and Parsons each provide that if the employee's employment is terminated other than for "cause", such employee shall receive a severance payment of not less than one-half of his then-current base salary.

     Each of the employment agreements described above contains provisions relating to the payment of base salary and discretionary bonus with respect to the contract period, grants of warrants to purchase common stock of the

Company, the exclusivity of the employee's services, severance benefits in the event of termination other than for "cause", noncompetition and confidentiality. In addition, the directors and officers of the Company shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs and charges that they may incur or sustain by or by reason of any act done in or about execution of their duty. The Company has also purchased insurance for its business obligations.

BERMUDA-BASED EMPLOYEES

     Richard A. Price, James R. Reinhart and Geoffrey N. Kauffman are based in Bermuda. Since none of the key employees based in Bermuda are Bermudian, their employment in Bermuda is subject to the specific permission of the appropriate governmental authority. While the Company is not currently aware of any reasons why the current work permits for these officers will not be renewed, there can be no assurance that they will be.

CONFLICTS

     The Company's Board has adopted a resolution to the effect that future transactions between the Company or any of its subsidiaries or affiliates, on one hand, and Jay Shidler, The Shidler Group or any affiliates of The Shidler Group, on the other hand, is restricted. Management believes that Mr. Shidler's real estate investments do not pose a conflict of interest with the business of the Company. However, to eliminate any appearance of a conflict, the Company, its subsidiaries and its affiliates have established a policy of not providing insurance guaranties or investment services to Mr. Shidler or his affiliates. In addition, Mr. Shidler does not receive any compensation while he serves as Chairman or otherwise as a director of the Company, except reimbursements for travel expenses.

     Except for the arrangement described below under "Related Party Transactions", the Company does not, and does not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business with any of the Directors or any of their affiliates, unless such transaction or series of transactions are (i) in the best interests of the Company as determined by the disinterested members of the Board and (ii) entered into on an arms-length basis.

     CGA may not insure risks of stockholders or their affiliates without bringing such proposed action to the attention of the Board. The decision whether CGA may insure such risks will be determined by a vote by the Board.

                           RELATED PARTY TRANSACTIONS

     CGA and Cap Re have entered into an agreement as of June 4, 1997 which grants Cap Re the right to make the first offer to provide reinsurance for all insurance contracts, including contracts of financial guaranty as reinsurance, issued by CGA ("Right of First Offer Agreement"). Cap Re's rights under the Right of First Offer Agreement terminate on the earlier of (a) the date that Cap Re no longer owns 5% of the common stock of the Company or (b) a Qualified Public Offering (as defined in the CGA Group Bye-laws) by CGA Group.

     CGAIM has entered into asset management agreements with each of the existing subsidiaries of SG Holdings, Cobalt Holdings, and each of their respective subsidiaries. Pursuant to such agreements, CGAIM will perform advisory, asset management and related services for such companies. CGA has guaranteed the payment obligations of such companies under their financing arrangements, and its expected to guarantee the payment obligations of any other subsidiaries of SG Holdings or Cobalt Holdings which may be established in the future in respect of their financing obligations. See "The Company--CGA Investment Management, Inc.--St. George and Cobalt."

     In October 1998, CGA provided asset-specific guarantees and obtained third party credit support on a "cut-through" basis on approximately $382 million par amount of securities in the investment portfolios of two of its clients, SG1 and SG3. The three parties which provided such credit support are institutional investors in the Company. In connection with these arrangements, CGA received a premium of $38.95 million from SG1 and SG3, and ceded an aggregate of $38.7 million to the three institutions which provided such credit support. CGA loaned $30 million to SG Holdings (the parent corporation of SG1 and SG3) in order to permit SG Holdings to provide its subsidiaries with sufficient funds to pay the premium for such credit support, and to meet its clients' liquidity needs. See "The Company--Commercial Guaranty Assurance, Ltd.--Reinsurance."

     The Company pays the holders of Investment Units an aggregate of $600,000 per annum as a fee with respect to the $60 million in Capital Commitments. See "Security Ownership of Certain Beneficial Owners and Management".

     The Company held a note receivable from the Company's Chief Executive Officer (the "CEO") for $1.25 million which was issued in connection with the June 17, 1997 Recapitalization in exchange for 250,000 shares of the

Company's Common Stock. The note was interest-bearing at a rate of 7% compounded semi-annually. On October 8, 1997 the CEO repaid $1 million of the note along with the accrued interest thereon. The loan was then repaid in full on January 31, 1998.

                              SELLING STOCKHOLDERS

     The Registration Statement of which this Prospectus is a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of Series A Preferred Stock (the "Securities") listed in the table below the opportunity to sell such Securities in a public transaction. By virtue of their ownership of Investment Units of the Company, certain of the Selling Stockholders, as Eligible Investment Unit Investors (as defined in the Bye-laws), have elected designees to the Board of Directors of the Company. See "Management--Directors and Officers of the Company and the Subsidiaries" and "Security Ownership of Certain Beneficial Owners and Management." Share numbers and percentages listed below are as of March 31, 1998.

                                                          BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                                                           ON THE DATE HEREOF                              AFTER SALE*
                                                          --------------------                        --------------------
                                                                                            NUMBER OF
                                                                NUMBER OF      PERCENT      SERIES A        NUMBER OF      PERCENT
                                                                SERIES A         OF          SHARES         SERIES A         OF
    NAME                                                         SHARES         CLASS     TO BE OFFERED      SHARES         CLASS
    ----                                                        ---------      --------   -------------     ---------       ------
Putnam Investments (10 funds)(1)(2) ........................     843,350        25.4         843,350            0              0
Oppenheimer (6 funds)(1)(3) ................................     638,904        19.2         638,904            0              0
Third Avenue Trust on behalf of the
 Third Avenue Value Fund Series(5) .........................     562,236        16.9         562,236            0              0
Lenner Capital Services, Inc. (5) ..........................     408,896        12.3         408,896            0              0
Olympus Partners (2 funds)(1)(6) ...........................     306,675         9.2         306,675            0              0
ACE Limited(5) .............................................     255,561         7.7         255,561            0              0
Pacific Life Insurance Company
 (2 companies)(1)(4)(5) ....................................     255,562         7.7         255,562            0              0
Capital Reinsurance Company(5)(7) ..........................      51,113         1.5          51,113            0              0

---------


* Assumes the sale of all shares of Series A Preferred Stock offered by the Registration Statement of which this Prospectus is a part. The Selling Stockholders may offer all or only some of such shares.

(1) These parties are investment managers with discretion for various funds under their control.

(2) The ten funds are: The Putnam Fiduciary Trust Company on behalf of Putnam High Yield Fixed Income Trust (DBT) and Putnam High Yield Managed Trust, Putnam Diversified Income Trust, Putnam Diversified Income Trust II, Putnam Funds Trust-Putnam High Yield Total Return Fund, Putnam High Yield Advantage Fund, Putnam High Yield Trust, Putnam Managed High Yield Trust, Putnam Variable Trust-Putnam VT Diversified Income Fund, Putnam Variable Trust-Putnam VT High Yield Fund.

(3) The six funds are: Oppenheimer Champion Income Fund, Oppenheimer High Yield Fund, Oppenheimer Multi-Sector Income Trust, Oppenheimer Strategic Income Fund, Oppenheimer Variable Account Funds for the account of Oppenheimer High Income Fund.

(4) The two companies are: Pacific Life Insurance Company and PM Group Life Insurance Company.

(5) Pursuant to the Company's Bye-Laws, each of these Selling Stockholders, by virtue of its ownership of Investment Units of the Company, shall have the right to appoint one Director of the Company so long as such Selling Stockholder together with its affiliates owns the lesser of (i) at least 5% of the shares of Common Stock then outstanding or (ii) the number of shares of Common Stock acquired by such Selling Stockholder pursuant to the Investment Unit Subscription Agreement. See "Management--Directors and Executive Officers of the Company and the Subsidiaries."


(6) The two funds are: Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P.

(7) CGA and Cap Re have entered into an agreement as of June 4, 1997 which grants Cap Re the right to make the first offer to provide reinsurance for all insurance contracts, including contracts of financial guaranty insurance or reinsurance, issued by CGA ("Right of First Offer Agreement"). Cap Re's rights under the right to first offer agreement terminate on the earlier of (a) the date that Cap Re no longer owns 5% of the common stock of the Company or (b) a Qualified Public Offering (as defined in the CGA Group Bye-laws) by CGA Group.

                              PLAN OF DISTRIBUTION


     The shares of Series A Preferred Stock ("Securities") offered hereby are being offered directly by the Selling Stockholders. The sale of the Securities may be effected by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, in each such case, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling Securities to or through broker dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Stockholders and/or purchasers of Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Such broker-dealer(s) may be affiliated with, be customers of, or engage in transactions with or perform services for one or more of the Selling Stockholders and/or the Company in the ordinary course of business. The Company will keep the Registration Statement of which this Prospectus is a part or a similar registration statement (the "Registration Statement") effective until the earliest to occur of (i) the date that all Securities registered pursuant to the Registration Statement have been disposed of in accordance with the plan of disposition indicated herein, (ii) the date that all Securities registered pursuant to the Registration Statement have become saleable pursuant to Rule 144 under the Securities Act, or (iii) three years from the date the Registration Statement was first declared effective.


     At the time a particular offer of the Securities is made, to the extent required, a post-effective amendment will be distributed which will set forth the number of Securities being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Securities purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with certain state securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers to the extent required by such laws. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholder.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with Selling Stockholders in the distribution of Securities may be deemed to be "underwriters" as defined in the Securities Act, in which event all brokerage commissions or discounts and other compensation received by such Selling Stockholders, brokers-dealers, agents or underwriters may be deemed underwriting compensation under the Securities Act. In addition, any of the Securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Prospectus.


      In addition, the Selling Stockholders and any others engaged in distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Securities by the Selling Stockholders.

      The Company agreed to register the Securities under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Securities.

     See "Selling Stockholders".

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following tables set forth certain information regarding the ownership of the Company's securities of (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of any class of the Company's voting securities; (ii) each of the Company's directors; (iii) each of the Company's executive officers; and (iv) all directors and executive officers of the Company as a group. None of the directors or executive officers of the Company own beneficially any shares of the Company's Series A Preferred Stock.


SERIES A PREFERRED STOCK (as of March 31, 1999).
                                                                     NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                BENEFICIALLY OWNED     PERCENT OF CLASS
------------------------------------                                ------------------     ----------------
Putnam Investments (10 funds)(1)(2)

 One Post Office Square, Boston, MA 02109 ......................         843,350                 25.4

Oppenheimer (6 funds)(1)(3)
 Two World Trade Center, 34th Floor, New York, NY 10048 ........         638,904                 19.2

Third Avenue Trust on behalf of the
 Third Avenue Value Fund Series
 767 Third Ave., New York, NY 10017 ............................         562,236                 16.9

Lennar Capital Services, Inc.
 760 N.W. 107th Ave., Suite 300, Miami, FL 33172 ...............         408,896                 12.3

Olympus Partners (2 funds)(1)(4) ...............................         306,675                  9.2

Pacific Life Insurance Company (2 companies)(1)(5)
 700 Newport Center Drive, Newport Beach, CA 92660 .............         255,562                  7.7

ACE Limited
 Suite 653, 48 Par-La Ville Road, Hamilton, HM11, Bermuda ......         255,561                  7.7

Capital Reinsurance Company(6)
 1325 Avenue of the Americas, New York, NY 10019 ...............          51,113                  1.5


----------
(1) These parties are investment managers with discretion for various funds under their control.

(2) The ten funds are: The Putnam Fiduciary Trust Company on behalf of Putnam High Yield Fixed Income Trust (DBT) and Putnam High Yield Managed Trust, Putnam Diversified Income Trust, Putnam Diversified Income Trust II, Putnam Funds Trust-Putnam High Yield Total Return Fund, Putnam High Yield Advantage Fund, Putnam High Yield Trust, Putnam Managed High Yield Trust, Putnam Variable Trust-Putnam VT Diversified Income Fund, Putnam Variable Trust-Putnam VT High Yield Fund.

(3) The six funds are: Oppenheimer Champion Income Fund, Oppenheimer High Yield Fund, Oppenheimer Multi-Sector Income Trust, Oppenheimer Strategic Income Fund, Oppenheimer Variable Account Funds for the account of Oppenheimer High Income Fund.

(4) The two funds are: Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P.

(5) The two companies are: Pacific Life Insurance Company and PM Group Life Insurance Company.

(6) CGA and Cap Re have entered into an agreement as of June 4, 1997 which grants Cap Re the right to make the first offer to provide reinsurance for all insurance contracts, including contracts of financial guaranty insurance or reinsurance, issued by CGA ("Right of First Offer Agreement"). Cap Re's rights under the right to first offer agreement terminate on the earlier of (a) the date that Cap Re no longer owns 5% of the common stock of the Company or (b) a Qualified Public Offering (as defined in the CGA Group Bye-laws) by CGA Group.

SERIES C PREFERRED STOCK (as of March 31, 1999).
                                                                    NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                BENEFICIALLY OWNED     PERCENT OF CLASS
------------------------------------                                ------------------     ----------------
Pacific Life Insurance Company
 700 Newport Center Drive, Newport Beach, CA 92660 .............      10,553,309                 12.5

Morgan Guaranty Trusts (2 trusts)(1)(2)
 522 Fifth Avenue, New York, NY 10036 ..........................       5,636,684                 11.1

Third Avenue Trust
 767 Third Ave., New York, NY 10017 ............................       6,045,667                 10.7

Olympus Partners (2 funds)(1)(3)
 Metro Centre, One Station Place, Stamford, CT 06902 ...........       5,454,882                 10.7

ACE Limited
 Suite 653, 48 Par-La Ville Road, Hamilton, HM11, Bermuda ......       5,978,543                 10.7

Lennar CGA Holdings, Inc.
 760 N.W. 107th Ave., Suite 400, Miami, FL 33172 ...............       5,224,666                  8.6


----------
(1) These parties are investment managers with discretion for various funds under their control.

(2) The two trusts are: Morgan Guaranty Trust Company of New York as Trustee of the Multi-market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York and Morgan Guaranty Trust Company of New York as Trustee of the Commingled Pension Trust Fund (Multi-market Special Investment Fund II) of Morgan Guaranty Trust Company of New York.

(3) The two funds are: Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P.


COMMON STOCK (as of March 31, 1999).
                                                                    NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                BENEFICIALLY OWNED     PERCENT OF CLASS
------------------------------------                                ------------------     ----------------
Third Avenue Value Fund(1)
 767 Third Avenue, New York, NY 10017 ..........................       3,387,395                 11.4

Olympus Partners (2 funds)(2)(3)
 Metro Centre, One Station Place, Stamford, CT 06902 ...........       3,366,634                 11.3

Pacific Life Insurance Company(4)
 700 Newport Center Drive, Newport Beach, CA 92660 .............       3,362,472                 11.3

Capital Reinsurance Company(5)
 1325 Avenue of the Americas, New York, NY 10019 ...............       3,345,857                 11.2

Morgan Guaranty Trust (2 trusts)(2)(6)
 522 Fifth Avenue, New York, NY 10036 ..........................       2,959,783                  9.9

ACE Limited(7)
 Suite 653, 48 Par-La Ville Road, Hamilton, HM11, Bermuda ......       2,885,087                  9.7

Lennar CGA Holdings, Inc.(8)
 760 N.W. 107th Ave., Suite 400, Miami, FL 33172 ...............       2,324,673                  7.8

The Equitable Life Assurance Society of the United States
 1290 Avenue of the Americas, New York, NY 10104 ...............       1,909,548                  6.4

CGA Firemark Venture Fund I, LLC
 c/o The Firemark Group, 67 Park Place, Morristown, NJ 07960 ...       1,432,454                  4.8


                               SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS**
                                                   (AS OF MARCH 31, 1999)

                                              NUMBER OF
                                              SHARES OF                     NUMBER OF
                                              SERIES C         PERCENT      SHARES OF      PERCENT OF
                                           PREFERRED STOCK    OF CLASS    COMMON STOCK      CLASS***
                                           ---------------    --------    ------------     ----------
David M. Barse (9) ....................             0              0                0            0
Robert L. Denton (10) .................        32,801              *          165,607            *
Eric A. Gritzmacher (11) ..............             0              0                0            0
Donald Kramer (12) ....................             0              0                0            0
Jeffrey P. Krasnoff (13) ..............             0              0                0            0
Michael J. Morissey (14) ..............             0              0                0            0
Richard A. Price (15) .................             0              0          531,706          1.8
Alan S. Roseman (16) ..................             0              0                0            0
Paul A. Rubin (17) ....................             0              0                0            0
Richard G. Schoninger (18) ............             0              0                0            0
Jay H. Shidler (19) ...................             0              0          937,913          3.1
Jay S. Sugarman (20) ..................             0              0                0            0
Kem H. Blacker (21) ...................             0              0          132,232            *
Jean-Michel Wasterlain (22) ...........             0              0           98,730            *
Michael M. Miran (23) .................             0              0           27,161            *
Landon D. Parsons (24) ................             0              0           18,073            *


Directors and Named Executive
 Officers as a group                           32,801              *        1,911,422          6.1

----------
 *    Less than one percent.

** None of the directors or officers of the Company own shares of the Company's Series A Preferred Stock.

*** Percentages assume 29,781,369 shares of Common Stock, comprised of 28,005,648 shares of Common Stock, investor warrants (held by the holders of Series A Preferred Stock) to purchase 270,000 shares of Common Stock, sponsor and founder warrants to purchase 847,729 shares of Common Stock, vested employee warrants to purchase 328,996 shares of Common Stock and employee warrants to purchase 328,996 shares of Common Stock which will vest on June 17, 1999.

(1) Includes 3,341,703 shares of Common Stock and warrants to purchase 45,692 shares of Common Stock.

(2) These parties are investment managers with discretion for various funds under their control.

(3) The two funds are: Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. Includes 3,341,711 shares of Common Stock and warrants to purchase 24,923 shares of Common Stock.

(4) Includes 3,341,703 shares of Common Stock and warrants to purchase 20,769 shares of Common Stock.

(5) Includes 3,341,703 shares of Common Stock and warrants to purchase 4,154 shares of Common Stock.

(6) The two trusts are: Morgan Guaranty Trust Company of New York as Trustee of the Multi-market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York and Morgan Guaranty Trust Company of New York as Trustee of the Commingled Pension Trust Fund (Multi-market Special Investment Fund II) of Morgan Guaranty Trust Company of New York.

(7) Includes 2,864,318 shares of Common Stock and warrants to purchase 20,769 shares of Common Stock.

(8) Includes 2,291,442 shares of Common Stock and warrants to purchase 33,231 shares of Common Stock.

(9) Excludes 3,341,703 shares of Common Stock, warrants to purchase 20,769 shares of Common Stock, 562,236 shares of Series A Preferred Stock and 6,045,667 shares of Series C Preferred Stock held of record by Third Avenue Trust, for which Mr. Barse, a Director of the Company, serves as President and Chief Operating Officer. Mr. Barse disclaims beneficial ownership of such securities held by Third Avenue Trust.

(10) Includes 68,511 and 17,024 shares of Common Stock and warrants to purchase 64,135 and 15,937 shares of Common Stock held of record by Mr. Denton and Mr. Denton's wife, Doreen A. Denton, respectively, and includes 32,801 shares of Series C Preferred Stock owned by Ms. Denton.

(11) Excludes 3,341,703 shares of Common Stock, warrants to purchase 20,769 shares of Common Stock, 255,562 shares of Series A Preferred Stock and 10,553,309 shares of Series C Preferred Stock held of record by Pacific Life Insurance Company for which Mr. Gritzmacher, a Director of the Company, serves as Vice President, and its affiliates. Mr. Gritzmacher disclaims beneficial ownership of such securities held of record by such entities.

(12) Excludes 2,864,318 shares of Common Stock, warrants to purchase 20,769 shares of Common Stock, 255,561 shares of Series A Preferred Stock and 5,978,543 shares of Series C Preferred Stock held of record by ACE Limited, for which Mr. Kramer, a Director of the Company, serves as director. Mr. Kramer disclaims beneficial ownership of such securities held of record by ACE Limited.

(13) Excludes 2,291,442 shares of Common Stock, warrants to purchase 33,231 shares of Common Stock and 5,224,666 shares of Series C Preferred Stock held of record by Lennar CGA Holdings Inc. and 408,896 shares of Series A Preferred Stock held of record by Lennar Capital Services. Mr. Krasnoff serves as President of LNR Property Corporation, an affiliate of Lennar CGA Holdings, Inc. and of Lennar Capital Services, Inc. Mr. Krasnoff disclaims beneficial ownership of such securities held of record by Lennar CGA Holdings, Inc.

(14) Excludes 1,432,154 shares of Common Stock and 1,818,303 shares of Series C Preferred Stock held of record by CGA Firemark Venture Fund I, LLC. Mr. Morrissey, a Director of the Company, serves as Chairman and Chief Executive Officer of the Firemark Group, an affiliate of CGA Firemark Venture Fund I, LLC. Mr. Morrissey disclaims beneficial ownership of such securities held of record by CGA Firemark Venture Fund I, LLC.

(15) Includes 148,544 shares of Common Stock and warrants to purchase 383,162 shares of Common Stock.

(16) Excludes 3,341,703 shares of Common Stock, warrants to purchase 4,154 shares of Common Stock and 51,113 shares of Series A Preferred Stock held of record by Capital Reinsurance Company, for which Mr. Roseman, a Director of the Company, serves as General Counsel, Executive Vice President and Secretary of Capital Reinsurance Company. Mr. Roseman disclaims beneficial ownership of such securities held of record by Capital Reinsurance Corporation.

(17) Excludes 3,341,711 shares of Common Stock, 306,675 shares of Series A Preferred Stock and 5,454,882 shares of Series C Preferred Stock held of record by Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. Mr. Rubin, a Director of the Company, is a partner of Olympus Partners, an affiliate of these two funds. Mr. Rubin disclaims beneficial ownership of such securities held of record by such entities.

(18) Excludes 954,770 shares of Common Stock and 1,818,303 shares of Series C Preferred Stock held of record by Prudential Securities Group, Inc., for which Mr. Schoninger, a Director of the Company, serves as managing director. Mr. Schoninger disclaims beneficial ownership of such securities held of record by Prudential Securities Group, Inc.

(19) Includes 7,720 shares of Common Stock, warrants to purchase 7,227 shares of Common Stock and 14,875 shares of Series C Preferred Stock held of record by Shidler/CGA Corp., 3,741 shares of Common Stock, warrants to purchase 3,502 shares of Common Stock and 7,208 shares of Series C Preferred Stock held of record by Shidler Equities Corp., and 529,869 shares of Common Stock, warrants to purchase 385,854 shares of Common Stock and 316,780 shares of Series C Preferred Stock held by Shidler Equities, L.P.

(20) Excludes 954,770 shares of Common Stock and 1,818,303 shares of Series C Preferred Stock held of record by Starwood CGA, LLC. Mr. Sugarman, a Director of the Company, is President and Chief Executive Officer of Starwood Financial Trust, an affiliate of Starwood CGA, LLC. Mr. Sugarman disclaims beneficial ownership of such securities held of record by Starwood CGA, LLC.

(21) Includes 20,000 shares of Common Stock and warrants to purchase 112,232 shares of Common Stock.

(22) Includes 17,000 shares of Common Stock and warrants to purchase 81,730 shares of Common Stock.

(23) Includes 12,000 shares of Common Stock and warrants to purchase 15,161 shares of Common Stock.

(24) Includes 5,000 shares of Common Stock and warrants to purchase 13,073 shares of Common Stock.

                            DESCRIPTION OF SECURITIES

      CGA Group's authorized capital stock consists of 268,012,000 shares of Common Stock, 10,000,000 shares of Series A Preferred Stock, 10,000,000 shares of Series B Preferred Stock and 52,000,000 shares of Series C Preferred Stock. As of March 31, 1999, there were 3,322,297 shares of Series A Preferred Stock, no shares of Series B Preferred Stock, 43,997,863 shares of Series C Preferred Stock and 28,005,648 shares of Common Stock issued and outstanding.


SERIES A PREFERRED STOCK

      A glossary of certain capitalized terms used but not defined in the following description of the Series A Preferred Stock is set forth beginning on page 64 of this Prospectus.

   GENERAL

      The Company has issued 3,322,297 shares of its Series A Preferred Stock, each share having a $.01 par value. As described below, the shares of Series A Preferred Stock have a mandatory redemption period of ten years. The Company also has an optional redemption after June 17, 2002 as described more fully herein. See "--Optional Redemption." The Series A Preferred Stock ranks senior to all other classes of Company stock.

   DIVIDENDS

      Each share of Series A Preferred Stock is entitled to dividends (the "Series A Preferred Dividends") in an amount equal to 13.75% per annum (the "Dividend Rate") based on a $25 stated value (the "Series A Preferred Stated Value"). In addition, if any time after June 17, 2002, the Series A Preferred Stock is rated investment grade (a rating of BBB- or higher from DCR, or the then-equivalent rating in the event DCR changes its rating designations), the Dividend Rate will decrease by 200 basis points. The Series A Preferred Dividends are fully cumulative, compound quarterly and accrue quarterly (based on the actual number of days elapsed over a year of 360 days) until redemption. Subject to Bermuda law, the payment of accrued Series A Preferred Dividends will be as, if and when such dividends are declared by the Company's Board of Directors. The Series A Preferred Dividends accrued prior to June 17, 2002 will be paid in kind, and the Series A Preferred Dividends accruing thereafter will be paid in cash at a rate of 11.75% per annum, and, to the extent such dividends accrue in excess of a rate of 11.75% per annum, such excess, if any, will be paid in cash to the extent the Company receives assurance from DCR that such cash payment will not adversely affect CGA's AAA rating; otherwise such excess will be paid in kind or in cash as determined by the Company. See "Risk Factors--Holding Company Structure."

      Pursuant to the terms of the Subscription Agreement, because this (i) Shelf Registration Statement was not declared effective on or prior to December 15, 1997, the annual dividend rate of the New Series A Preferred Stock has been increased by 50 basis points, which rate will be effective from that date forward until the earlier of (i) the effectiveness of the Shelf Registration Statement and (ii) June 17, 1999.

      If an Event of Non-Compliance (as defined under "--Events of Non-Compliance" below) occurs, the Dividend Rate shall be increased by 250 basis points so long as such Event of Non-Compliance is continuing.

   DIVIDEND PREFERENCE

      So long as any Series A Preferred Stock remains outstanding, no dividends (other than dividends payable in shares of stock ranking junior to the Series A Preferred Stock) may be declared or paid or set apart for payment on, nor may any distribution be made to, any class of stock of the Company ranking junior to or on parity with the Series A Preferred Stock.

   MANDATORY REDEMPTION

      The Company will be obligated to redeem the Series A Preferred Stock, in whole, on June 17, 2007 at a redemption price per share equal to 100% of the Series A Preferred Stated Value, together with accrued and unpaid Series A Preferred Dividends thereon, if any.

      After June 17, 1997, each holder of Series A Preferred Stock has the right to require the Company to redeem all of such holder's shares of Series A Preferred Stock upon the occurrence of a Change of Control (as defined in the Glossary below) of the Company at a redemption price equal to the sum of (i) 101% of the sum of (x) the Series A Preferred Stated Value and (y) accrued and unpaid non-cash dividends thereon (including as a result of the quarterly compounding) through the date of such redemption, and (ii) accrued and unpaid cash dividends thereon (including as a result of the quarterly compounding) through the date of such redemption.

   OPTIONAL REDEMPTION

      Pursuant to an Agreement dated as of March 1, 1999 by and among the Company and the holders of the Series A Preferred Stock (the "March 1, 1999 Agreement"), the Series A Preferred Stock is redeemable in cash at the election of the Company, in whole or in part at any time and from time to time at a redemption price equal to the Series A Preferred Stated Value per share plus dividends accrued but unpaid thereon through the date of such redemption, pro rata from all holders of Series A Preferred Stock.

      The Series A Holders (and any future transferees thereof) have irrevocably waived any right to receive any redemption premium or other additional amount in respect of any such optional redemption of the Series A Preferred Stock by the Company. Pursuant to the March 1, 1999 Agreement, if the Company at any time consummates a public offering of shares of its Common Stock, which public offering has been registered with the U.S. Securities and Exchange Commission and has resulted in net proceeds to the Company of not less than $50 million, then the Company shall utilize such net proceeds to redeem the shares of Series A Preferred Stock, on a pro rata basis from all holders of Series A Preferred Stock.

      Notwithstanding the foregoing, at any time prior to June 17, 2000 and upon ten days' prior written notice to the holders, up to 35% of the Series A Preferred Stock is redeemable in cash at the election of the Company with the proceeds of one or more public offerings of the Company's capital stock registered with the Commission, at any time or from time to time, at a redemption price equal to the sum of (i) 120% of the sum of (x) the Series A Preferred Stated Value and (y) accrued and unpaid non-cash dividends thereon (including as a result of the quarterly compounding) through the date of such redemption and (ii) accrued and unpaid cash dividends thereon (including as a result of the quarterly compounding) through the date of such redemption.

   LIQUIDATION PREFERENCE

      If the Company voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Series A Preferred Stock will be entitled to receive, after all creditors of the Company have been paid, a liquidation preference per share equal to the Series A Preferred Stated Value, together with all accrued and unpaid Series A Preferred Dividends thereon (including as a result of the quarterly compounding) through the date of such liquidation, dissolution or winding up (the "Series A Preferred Liquidation Preference"), out of the assets of the Company before any distribution is made to the holders of any security ranking junior to or on parity with the Series A Preferred Stock.

   VOTING RIGHTS AND BOARD REPRESENTATION

      The holders of Series A Preferred Stock are entitled to exercise seven votes per share, constituting an aggregate of 18.2 million votes (representing, as of June 17, 1997, approximately 41% of the total number of votes that the holders of the Company's voting capital stock may cast). Each additional issuance of Series A Preferred Stock in excess of 2,600,000 shares (including paid-in-kind) (PIK) dividends) will proportionally dilute such per share voting rights attributable to the then-outstanding shares of Series A Preferred Stock for so long as such excess exists.

      The holders of the Series A Preferred Stock are not entitled to elect any members of the Company's Board of Directors, except as provided in "--Penalties for Non-Compliance" below.

      The Company's Bye-laws limit the direct and indirect voting power of each U.S. person so that, unless an Event of Non-Compliance has occurred and is continuing, no U.S. person will own, directly or indirectly, stock that controls 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote.

   LIMITATION ON COMPANY INDEBTEDNESS AND PREFERRED STOCK

      Pursuant to the Subscription Agreement, the Company will not, directly or indirectly, Incur any Indebtedness or issue any Preferred Stock unless (i) no Event of Non-Compliance (and no event that, with notice, lapse of time or both, would be an Event of Non-Compliance) shall have occurred and be continuing at the time or would occur as a consequence of the Incurrence of such Indebtedness or issuance of such Preferred Stock and (ii) such Indebtedness or Preferred Stock constitutes Permitted Company Indebtedness And Preferred Stock. This covenant will not restrict the Company's ability to Incur (a) obligations under insurance, reinsurance or retrocession contracts or other arrangements by which a person guarantees financial or credit risks in each case entered into in the ordinary course of business and (b) obligations with respect to letters of credit or similar instruments or credit facilities for the purpose of securing insurance, reinsurance or retrocessional obligations entered into in the ordinary course of business, to the extent that such letters of credit or similar instruments or credit facilities are not drawn upon, or if and to the extent drawn upon, such drawing is reimbursed not later than the 30th business day following a demand for reimbursement ((a) and (b) together, "Insurance Obligations," it being understood that the obligations described in (b) shall no longer be deemed Insurance Obligations upon such 30th business day). This covenant also will not restrict the Company's ability to issue the Series B Preferred Stock pursuant to the Commitments.

   LIMITATION ON RESTRICTED SUBSIDIARY INDEBTEDNESS AND PREFERRED STOCK

      Pursuant to the Subscription Agreement, the Company will not permit any of its Restricted Subsidiaries (as described under Restricted and Unrestricted Subsidiaries below) to Incur, directly or indirectly, any Indebtedness or to issue any Preferred Stock unless (i) no Event of Non-Compliance (and no event that, with notice, lapse of time or both, would be an Event of Non-Compliance) shall have occurred and be continuing at the time or would occur as a consequence of the Incurrence of such Indebtedness or issuance of such Preferred Stock and (ii) such Indebtedness or Preferred Stock is Permitted Restricted Subsidiary Indebtedness And Preferred Stock. This covenant will not restrict any Restricted Subsidiary's ability to Incur, directly or indirectly, Insurance Obligations.

   LIMITATION ON RESTRICTED PAYMENTS

      Pursuant to the Subscription Agreement, the Company will not, and will not permit any of its Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment if, at the time of or after giving effect to the proposed Restricted Payment, (i) any Event of Non-Compliance (or any event that, with notice or lapse of time or both, would be an Event of Non-Compliance) shall have occurred or is continuing or (ii) the aggregate amount expended or declared for all Restricted Payments after June 17, 1997 exceeds the sum of (A) 50% of the Consolidated Net Income of the Company (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) beginning on June 17, 1997 and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment plus (B) 100% of the aggregate net cash proceeds received by the Company subsequent to June 17, 1997 from (without duplication) (1) capital contributions from stockholders (other than pursuant to the Commitments) and (2) the issuance or sale (other than to a Subsidiary) of capital stock (other than pursuant to the Commitments, including capital stock issued upon conversion of convertible debt and from the exercise of options, warrants or rights to purchase capital stock, but excluding Redeemable Stock.

      The foregoing limitations will not prevent (i) the Company from paying any dividend on its capital stock within 60 days after the declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the preceding paragraph, (ii) the making of any dividend or redemption payments in respect of the Series A Preferred Stock and (iii) the making of Permitted Investments.

   LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

      Pursuant to the Subscription Agreement, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause to exist or become effective or enter into any encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary (i) to pay dividends, make redemption payments, make any other distributions in respect of its capital stock or repay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company, (ii) to make loans or advances to the Company or any other Restricted Subsidiary of the Company, or (iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for:

            (a) any encumbrance or restriction pursuant to an agreement relating to an acquisition of assets or property, so long as the encumbrances or restrictions in any such agreement relate solely to the assets or property so acquired;

            (b) any encumbrance or restriction relating to any Restricted Subsidiary's Indebtedness in effect as of the date on which such Restricted Subsidiary was acquired by the Company or any other Restricted Subsidiary of the Company (other than Indebtedness Incurred by such Restricted Subsidiary in connection with or in anticipation of such acquisition);

            (c) any encumbrance (i) by direct lien on assets, through a trust or otherwise, to the extent such lien has not been foreclosed upon, or (ii) securing obligations to reimburse letters of credit and similar instruments, permitted by clause (b) of Limitations on Company Indebtedness and Preferred Stock above, in either case, securing insurance, reinsurance or retrocessional obligations entered into in the ordinary course of business;

            (d) any encumbrance under employee pension plans or employee health insurance plans (provided that any such pension or health benefits granted to employees are in compliance with clauses (i) through (iv) of Limitation on Transactions with Affiliates), workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith encumbrances Incurred in connection with bids, tenders or contracts, excluding contracts for the payment of Indebtedness, but including insurance and reinsurance contracts, or with or for the benefit of regulatory authorities, insureds or reinsureds, in each case Incurred in the ordinary course of business;

            (e) any encumbrance to secure public or statutory obligations (including under insurance regulations) or contested taxes and import duties, in each case Incurred in the ordinary course of business;

            (f) any encumbrance or restriction securing a refinancing of Indebtedness secured pursuant to an encumbrance or restriction referred to in the foregoing clauses so long as the encumbrances and restrictions securing such refinancing are no more restrictive and are with respect to no greater principal amount than the encumbrances and restrictions securing the Indebtedness being refinanced;

            (g) customary provisions restricting subletting or assignment of any lease of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder; and

            (h) any encumbrance or restriction of Permitted Company Indebtedness And Preferred Stock or Permitted Restricted Subsidiary Indebtedness And Preferred Stock.

   LIMITATION ON SALES OF ASSETS AND CAPITAL STOCK

      Pursuant to the Subscription Agreement, the Company will not, and will not permit any Restricted Subsidiary to, consummate any Specified Asset Sale unless
(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Specified Asset Sale at least equal to the Fair Market Value (as evidenced by a Certified Resolution of the Board of Directors of the Company) of the property sold or otherwise disposed of, (ii) at least 85% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, for such property consists of cash and cash equivalents and (iii) the Company or such Restricted Subsidiary, as the case may be, uses the Net Cash Proceeds in the manner set forth in the next paragraph if permissible under applicable laws or regulations.

      Within 270 days after any Specified Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may at its option (a) reinvest up to an amount equal to the Net Cash Proceeds from such disposition in additional assets related to the Company's principal lines of business ("Replacement Assets") and/or (b) apply up to an amount equal to such Net Cash Proceeds to the reduction of the Indebtedness of the Company or of any Restricted Subsidiaries of the Company. Any Net Cash Proceeds from any Specified Asset Sale that are not used either to reinvest in Replacement Assets or repay Indebtedness of the Company or of the Company's Restricted Subsidiaries will constitute "Excess Proceeds."

      When the aggregate amount of Excess Proceeds exceeds $5 million, the Company shall make an offer to repurchase in exchange for a cash amount equal to the Excess Proceeds, on a pro rata basis from all holders of the Series A Preferred Stock, an aggregate number of shares of Series A Preferred Stock for which 100% of the Series A Preferred Stated Value, together with accrued and unpaid dividends thereon through the repurchase date, if any, equals the aggregate amount of Excess Proceeds. To the extent that any amount of Excess Proceeds remains after completion of such offer to repurchase, the Company or such Restricted Subsidiary shall use such remaining amount for general corporate purposes and the amount of Excess Proceeds shall be reset to zero.

   LIMITATION ON RELEASE OF COMMITMENTS

      Pursuant to the Subscription Agreement, the Company will not amend, modify, fail to comply with, waive or fail to enforce any provision of, or assign (other than with respect to a Restricted Subsidiary which shall comply with this covenant), any of its rights or obligations in respect of the Commitments without the written consent of the holders of 90% of the issued and outstanding shares of Series A Preferred Stock.

   LIMITATION ON TRANSACTIONS WITH AFFILIATES

      Except for reinsurance agreements entered into with Cap Re or its Affiliates pursuant to Cap Re's first offer right in this regard, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series or transactions, with or for the benefit of any Affiliate of the Company, unless (i) such transaction or series of transactions is in the best interest of the Company or such Restricted Subsidiary, (ii) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arms-length transaction with an unrelated third party, (iii) with respect to a transaction or series of transactions involving aggregate payments or value in excess of $1 million (other than transactions in the ordinary course of business involving the insurance or reinsurance of risks, involving the brokering of insurance or reinsurance, or as otherwise contemplated in this Prospectus), the Company's Board of Directors (including a majority of the disinterested directors thereof) approves such transaction or series of transactions and in its good faith judgment believes that such transaction or series of transactions complies with clauses (i) and (ii) of this paragraph, as evidenced by a Certified Resolution, and (iv) with respect to a transaction or series of transactions involving aggregate payments or value in excess of $3 million (other than transactions in the ordinary course of business involving the insurance or reinsurance of risks, involving the brokering of insurance or reinsurance, or as otherwise contemplated in this Prospectus), the Company, in addition to complying with clause (iii) of this paragraph, obtains an opinion from an internationally recognized expert with experience in appraising the terms and conditions of the relevant type of transaction stating that the transaction is fair from a financial point of view to the Company or such Restricted Subsidiary. In addition, the Company will not and will not permit the Restricted Subsidiaries to enter into any transaction or series of transactions (other than the agreements with Capital Reinsurance Company or its Affiliates referred to above) with any Person who holds the right to designate any voting member of the Company's Board of Directors or any Affiliate of such a Person. unless such transaction or series of transactions is (i) in the best interests of the Company as determined by the disinterested members of the Board and (ii) entered into on an arms-length basis.

   MERGER, CONSOLIDATION AND SALE OF ASSETS

      Pursuant to the Subscription Agreement, the Company will not, and will not permit any Restricted Subsidiary to, merge, amalgamate or consolidate with any other entity (other than a merger or amalgamation of a Restricted Subsidiary into the Company or a merger or amalgamation of a Restricted Subsidiary with another Restricted Subsidiary) or, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its assets unless (a) if the Company is a party to the transaction and is not the surviving entity, the entity formed by or surviving any such consolidation, amalgamation or merger or to which such sale, transfer or conveyance is made shall be a corporation organized and existing under the laws of Bermuda, the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes the terms and conditions of the Series A Preferred Stock Subscription Agreement; (b) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Event of Non-Compliance (and no event that, after notice or lapse of time, or both, would become an Event of Non-Compliance) shall have occurred and be continuing; and (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred, or Preferred Stock issued or anticipated to be issued in connection with such transaction or series of transactions), the Company or the surviving entity, as the case may be, would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to the transaction or series of transactions giving rise to the need to calculate Consolidated Net Worth.

   RESTRICTED AND UNRESTRICTED SUBSIDIARIES

      The Company's Restricted Subsidiaries are CGA and CGAIM. The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary, but excluding CGA and CGAIM) of the Company or any of its Restricted Subsidiaries as an "Unrestricted Subsidiary" if (i) both (a) such Subsidiary does not have any obligations which, if an event of default occurred thereunder, would result, with notice or lapse of time or both, in a cross-default on Indebtedness of any of the Company's Restricted Subsidiaries and (b) such Subsidiary has less than $1,000 of assets or (ii) such designation is effective immediately upon such Person becoming a Subsidiary of either the Company or any of its Restricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that is or becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary of the Company. At all times the Company or a Wholly Owned Restricted Subsidiary thereof shall own all of the capital stock (other than the directors' qualifying shares) of the Restricted Subsidiaries of the Company. Except as provided in this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Subject to the next succeeding paragraph, an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary. The designation of an Unrestricted Subsidiary or removal of such designation in compliance with the next succeeding paragraph shall be made by the Company's Board of Directors pursuant to a Certified Resolution and shall be effective as of the date specified in such Certified Resolution, which shall not be prior to the date of such Certified Resolution.

      The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis the Company would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company prior to the transaction giving rise to the need to make such calculation.

   EVENTS OF NON-COMPLIANCE

      Pursuant to the Subscription Agreement, Events of Non-Compliance with respect to the Series A Preferred Stock includes each one of the following:

            (i) failure by the Company to pay (a) prior to June 17, 2002 a quarterly dividend in the form of Series A Preferred Stock on each share of Series A Preferred Stock then outstanding and (b) from June 17, 2002, a quarterly cash dividend at the applicable Series A Preferred Dividend Rate (as defined in the By-laws) on each share of Series A Preferred Stock then outstanding, and, in the event that there are any undistributed dividends payable in the form of Series A Preferred Stock, on each such undistributed share of Series A Preferred Stock, provided that such failure shall not be an "Event of Non-Compliance" unless the unpaid cash amount is, in the aggregate, in excess of U.S. $5 million;

            (ii) failure by the Company to pay the redemption price and premium, if any, in respect of any of the shares of Series A Preferred Stock when due upon mandatory or optional redemption, required purchase or otherwise;

            (iii) failure by the Company or any Restricted Subsidiary of the Company to comply with any of the applicable restrictions and limitations and covenants and agreements described above (other than the obligations specified in clauses (i) and (ii) above) for a period of 60 days following notice of such failure from the holders of 25% or more of the outstanding aggregate Liquidation Value of the Series A Preferred Stock unless such compliance has been waived by the holders of a majority of the outstanding aggregate Liquidation Value of the Series A Preferred Stock;

            (iv) failure by the Company or any Restricted Subsidiary of the Company to pay any amounts in respect of Indebtedness or Preferred Stock when due within any applicable grace period or the acceleration of any such payment obligations and, in either case, the total amount of such unpaid or accelerated amount exceeds, individually or in the aggregate, $5 million;

            (v) any default (other than under clauses (i), (ii), (iii) and (iv)) in the performance of or compliance with any obligation, or any defined event of default, which is not cured or waived by all relevant parties within the applicable cure period (if any) and arises under the terms of contracts and instruments pursuant to which the Company or any Restricted Subsidiary of the Company has Incurred any Indebtedness or issued any Preferred Stock to any Person under which the amount unpaid, individually or in the aggregate, exceeds $5 million;

            (vi) the entry by a court of competent jurisdiction of one or more judgments or orders against the Company or any of its Restricted Subsidiaries in an uninsured aggregate amount in excess of $10 million and such judgment or order is (i) not discharged, waived, stayed or satisfied for a period of 45 consecutive days or (ii) the subject of an ongoing appeal and the Company is not obligated to pay such amount while such appeal is pending;

            (vii) if the Company or any Restricted Subsidiary shall make a general assignment for the benefit of, or enter into any composition or arrangement with, creditors; apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, custodian, liquidator (or similar official) of the Company or any Restricted Subsidiary or of a substantial part of any of such corporation's assets, or authorize such application or consent; file a petition under Title 11 of the United States Code (or similar law of the United States or any other jurisdiction which relates to the liquidation or reorganization of companies or to the modification or alteration of the rights of creditors); or permit or suffer all or any substantial part of its property to be sequestered or attached by court order and such order shall remain undismissed for 60 days;

            (viii) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Restricted Subsidiary; or

            (ix) a downgrade of CGA's claims paying ability rating below a AA-rating by DCR (or the then equivalent rating by DCR in the event DCR changes its rating designations) for a period of 45 consecutive days.

   PENALTIES FOR NON-COMPLIANCE

      If any Event of Non-Compliance has occurred, then (if such Event of Non-Compliance by its nature can be cured, for so long as such Event of Non-Compliance remains uncured): (a) the size of the Board of Directors will be increased by two members, and the holders of Series A Preferred Stock as a class will be entitled to appoint at least two members of the Company's Board; (b) the dividend rate on the Series A Preferred Stock will be increased as described under "Dividends" above; and (c) no class of stock ranking junior to or on parity with Series A Preferred Stock may be redeemed.

   REPORTING

      The Company is required by the Subscription Agreement to furnish to the holders of the Series A Preferred Stock, within 15 days after it files them with the Commission, copies of the annual and quarterly reports and the information, documents and other reports that the Company is required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 and 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company shall continue to file with the Commission and provide the holders of the Series A Preferred Stock with the annual reports and the information, documents and other reports that are specified in Section 13 and 15(d) of the Exchange Act. In the event that the Company is not permitted to file such reports, documents and information with the Commission, the Company will provide substantially similar information with respect to itself and its Subsidiaries to the holders of the Series A Preferred Stock as if the Company were subject to the reporting requirements of the
Section 13 and 15(d) of the Exchange Act.

   WAIVER AND AMENDMENT

      The consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock is required with respect to waivers and amendments which do not affect the payment terms of the Series A Preferred Stock or the amount of Series A Preferred Stock holders who must consent to any amendment or the relative ranking of the Series A Preferred Stock. The latter waiver and amendments may be made only with the consent of the holders of 90% of the outstanding aggregate Liquidation Value of Series A Preferred Stock.


WARRANTS

      In addition to Series A Preferred Stock, the purchaser of each of the 2,600,000 shares of Series A Preferred Stock issued on June 17, 1997 acquired for no additional consideration, one Warrant for each share of Series A Preferred Stock purchased. Each Warrant represents a right to purchase, on or prior to June 17, 2007, .1038462 shares of Common Stock at an exercise price of $.01 per share of Common Stock, for an aggregate total of 270,000 shares of Common Stock. The Warrants contain certain adjustments for dilutive events and certain protections for reorganizations, consolidations, or mergers.


SERIES B PREFERRED STOCK

   GENERAL

      Pursuant to an Investment Units Subscription Agreement, dated as of June 4, 1997 (the "Investment Units Subscription Agreement"), the Company issued 1,600,000 Investment Units. Each Investment Unit consisted of 1 share of Series B Preferred Stock, 4.8925 shares of Common Stock and a Commitment to purchase
1.5 additional shares of Series B Preferred Stock. Accordingly, the Company issued 1,600,000 shares of its Series B Cumulative Voting Preference Shares, with a par value of $.01 per share. The Company also obtained commitments to purchase an additional 2,400,000 shares of Series B Preferred Stock, as described below under "Commitments." The Series B Preferred Stock ranks junior to the Series A Preferred Stock and the Series C Preferred Stock and senior to the Common Stock.

      On March 31, 1999, in connection with the sale by the Company of 43,997,863 shares of Series C Preferred Stock, all of the issued and outstanding shares of Series B Preferred Stock were converted into shares of Common Stock at a conversion ratio of 11.816 shares of Common Stock per share of Series B Preferred Stock. The conversion ratio was based on an assumed value of $3.00 per share of Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Events." As of the date of this Prospectus, no shares of Series B Preferred Stock are issued and outstanding.


   DIVIDENDS

      The Series B Preferred Stock is entitled to dividends (the "Series B Preferred Dividends") in an amount equal to 20% per annum based on a $25 stated value (the "Series B Preferred Stated Value"). The Series B Preferred Dividends are fully cumulative, compound quarterly and accrue quarterly (based on the actual number of days elapsed over a year of 360 days) until redemption. Subject to Bermuda law, the payment of accrued Series B Preferred Dividends is payable in cash or in kind as, if and when dividends are declared by the Board, provided that, so long as any Series A Preferred Stock is outstanding, no dividends other than dividends payable in shares of Series B Preferred Stock may be declared or paid or set apart for payment on the Series B Preferred Stock. See "Risk Factors--Holding Company Structure."

   DIVIDEND PREFERENCE

      Any obligation of the Company with regard to the Series B Preferred Dividends does not affect the payment by the Company of the Series A Preferred Dividends when such dividends become due. As long as any Series B Preferred Stock remains outstanding, no dividends (other than dividends payable in shares of stock ranking junior to the Series B Preferred Stock) may be declared as paid or set apart for payment on, nor may any distribution be made to, any class of stock that ranks junior to the Series B Preferred Stock.

   MANDATORY REDEMPTION

      The Company is obligated to redeem the issued and outstanding Series B Preferred Stock, if any, in whole, at a redemption price per share equal to 100% of the Series B Preferred Stated Value, together with accrued and unpaid dividends thereon (including as a result of quarterly compounding), if any, upon the earliest of June 17, 2012, a sale, merger or amalgamation of the Company and a Qualified Public Offering; provided, however, that so long as the Company is in default in respect of any obligation to redeem or pay dividends in respect of the Series A Preferred Stock, the Company may not redeem any Series B Preferred Stock.

   REDEMPTION PREFERENCE

      If the Company defaults on any payment due upon the mandatory redemption of the Series B Preferred Stock and such default is not cured, (i) no class of stock ranking junior to the Series B Preferred Stock may be redeemed; (ii) no dividends (other than dividends payable in stock ranking senior to the Series B Preferred Stock) may be declared or paid or set apart for payment on, nor may any distribution be made, to, any class of stock ranking junior to the Series B Preferred Stock; and (iii) no dividends on shares ranking on parity with the Series B Preferred Stock may be paid or set apart for payment.

   LIQUIDATION PREFERENCE

      If the Company voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Series B Preferred Stock, if any, will be entitled to receive, after all creditors of the Company have been paid and the Series A Preferred Liquidation Preference and Series C Liquidation Preference have been satisfied, a liquidation preference per share equal to the Series B Preferred Stated Value, plus all accrued and unpaid dividends thereon (including as a result of semi-annual compounding) to the date of such liquidation, dissolution or winding up (the "Series B Preferred Liquidation Preference"), out of the assets of the Company before any distribution is made to the holders of any stock of the Company ranking junior to the Series B Preferred Stock.

      In the event that the assets available for distribution to the holders of the Series B Preferred Stock and stock ranking on a parity with the Series B Preferred Stock are insufficient to pay the respective preferential amounts in full, such assets will be distributed ratably in proportion to the preferential amounts payable thereon.

   VOTING RIGHTS

      Except as otherwise provided in the Bye-laws of the Company and otherwise required by Bermuda law, the holders of the Series B Preferred Stock are entitled to exercise five votes per share on all matters presented to the Company's shareholders.

   BOARD REPRESENTATION RIGHTS

      Prior to a Qualified Public Offering, the holders of Series B Preferred Stock are entitled to elect at least eight directors to the Company's Board of Directors. Following a Qualified Public Offering, certain holders of Series B Preferred Stock may maintain special rights to designate members of the Board. [CHECK THIS]

   REGISTRATION RIGHTS


      There are no demand or piggyback registration rights with respect to the Series B Preferred Stock.

SERIES C PREFERRED STOCK

   GENERAL

      Pursuant to the Series C Convertible Cumulative Voting Preferred Stock Subscription Agreement, on March 31, 1999 the Company sold to certain existing shareholders of the Company an aggregate of 43,997,863 shares of Series C Preferred Stock for net cash proceeds of $50,996,794.50. The Series C Preferred Stock ranks junior to the Series A Preferred Stock and senior to the Series B Preferred Stock and the Common Stock.

   DIVIDENDS

      The holders of shares of Series C Preferred Stock are not entitled to receive any dividends with respect to such shares.

   REDEMPTION

      The shares of Series C Preferred Stock shall be redeemed by the Company upon a Sale (as defined below) of the Company but only if and to the extent that the consideration to be paid (or deemed to be paid) for each share of Series C Preferred Stock in connection with such Sale is less than the Series C Liquidation Value (as defined below). In such case, the Company shall redeem in full each share of Series C Preferred Stock for the Series C Liquidation Value. In the case of an Asset Sale (as defined below), the consideration per share deemed to be paid for each share of Series C Preferred Stock shall be determined by (x) dividing the aggregate gross purchase price received by the Company in connection therewith by the fully diluted number of shares of Common Stock outstanding assuming conversion or exchange of all convertible or exchangeable securities and exercise of all warrants and other derivative securities for shares of Common Stock and (y) multiplying the result of the calculation in clause (x) by the number of shares into which each share of Series C Preferred Stock is convertible at the time of the consummation of the applicable Sale based upon the then applicable Conversion Price. Upon the consummation of any such Sale, the Company shall promptly give notice to the holders of Series C Preferred Stock setting forth the per share consideration payable in respect of the Series C Preferred Stock calculated pursuant to the immediately preceding sentence. With respect to the foregoing, a "Sale" of the Company means (i) a sale or other transfer in one or a series of related transactions of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (an "Asset Sale") and (ii) a merger, consolidation or amalgamation to which the Company is a party which results in the owners of all of the Company's classes of voting securities prior to such merger, consolidation or amalgamation owning securities with less than 50% of the then-outstanding voting power of the surviving entity following such merger, consolidation or amalgamation.

      On March 31, 2009 (the "Maturity Date"), the Series C Preferred Stock shall, at the option of the Company, either (i) be redeemed for cash in an amount per share equal to the Series C Liquidation Value or (ii) converted in shares of Common Stock as described below. No later than 10 days prior to the Maturity Date, the Company shall give notice to the holders of Series C Preference Shares of the impending maturity of such shares, of whether the Company intends to redeem such shares for cash or shares of Common Stock, and of the then-applicable Series C Liquidation Value or number of shares of Common Stock into which a share of Series C Preferred Stock is then convertible. Any such redemption of Series C Preferred Stock shall be made pro rata from among the registered holders of such shares then issued and outstanding and with ten calendar days' prior notice to such registered holders.

   CONVERSION

      The shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the earlier to occur of (i) the Maturity Date, or
(ii) the issuance by the Company in one or a series of related transactions either privately or through registered public offerings (other than pursuant to acquisitions, mergers or other business combinations or pursuant to stock option plans, stock purchase plans or other employee benefit plans or arrangements) of equity securities resulting in aggregate gross proceeds to the Company of at least $50,000,000 and at a price per share determined by a majority of the Board of Directors to be fair and reasonable ("New Equity"), at the conversion ratios set forth in the Amended and Restated Appendices to the Company's Bye-laws. Upon the issuance by the Company of New Equity, each share of Series C Preferred Stock shall be converted into such number of shares of Common Stock to be determined by dividing the Series C Preferred Stated Value by the Conversion Price.

      Series C Preferred Stock may be converted into shares of Common Stock at any time at the option of the holder at the then-applicable Conversion Price. The Conversion Price shall be adjusted from time to time in accordance with the terms of the Amended and Restated Appendices to the Company's Bye-laws in order to reflect dividends, stock splits, distributions, issuances of securities entitling the subscribers thereof to purchase shares of Common Stock for less than the Conversion Price, or certain other changes in the Company's capital structure.

   LIQUIDATION PREFERENCE

      If the Company voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Series C Preferred Stock will be entitled to receive, after all creditors of the Company have been paid and the Series A Preferred Liquidation Preference has been satisfied, a liquidation preference per share equal to (i) U.S. $1.50 (the "Series C Preferred Stated Value") per share, subject to adjustment in the event of any share split or combination with respect to such shares plus (ii) an amount equal to 7.00% per annum of the Series C Preferred Stated Value, which amount shall calculated based on the actual number of days elapsed over a year of 360 days from the Series C Closing Date through the date of such liquidation and shall be compounded annually.

      In the event that the assets available for distribution to the holders of the Series C Preferred Stock and stock ranking on parity with the Series C Preferred Stock are insufficient to pay the respective preferential amounts in full, such assets will be distributed ratable in proportion to the preferential amounts payable thereon.

   VOTING RIGHTS

      Except as otherwise provided in the Bye-laws of the Company and otherwise required by Bermuda law, the holders of Series C Preferred Stock are entitled to exercise one vote per share on all matters presented to the Company's shareholders.

      BOARD REPRESENTATION RIGHTS

      Prior to a Qualified Public Offering, the holders of Series C Preferred Stock are entitled, as a class, to elect two members of the Company's Board of Directors.

   REGISTRATION RIGHTS

      There are no demand or piggyback registration rights with respect to the Series C Preferred Stock.


COMMON STOCK

   GENERAL

      On June 17, 1997, the Company issued 9,100,000 shares of its Common Stock, each share having a $.01 par value, representing 7,827,957 shares to the Unit Investors and 1,272,043 shares to the Company's sponsoring investors. On March 31, 1999, all of the issued and outstanding shares of the Company's Series B Preferred Stock were converted into shares of Common Stock at a conversion ratio of 11.816 shares of Common Stock per share of Series B Preferred Stock. The conversion ratio was based on an assumed value of $3.00 per share of Common Stock. As a result of the conversion, 18,905,648 new shares of Common Stock were issued. As of the date of this Prospectus, 28,005,648 shares of Common Stock were issued and outstanding. The Common Stock is perpetual in duration.

   DIVIDENDS

      The Common Stock is not entitled to dividends as long as any shares of Series A Preferred Stock or Series B Preferred Stock remain outstanding. Thereafter, the Common Stock is entitled to any net profits of the Company, when, as and if declared as dividends by the Board. See "Risk Factors--Holding Company Structure."

   LIQUIDATION

      If the Company voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Common Stock are entitled, after all creditors of the Company have been paid and the Series A Preferred Liquidation Preference and the Series B Preferred Liquidation Preference have been satisfied, to share ratably in the remaining assets of the Company together with the Common Stock.

   VOTING RIGHTS

      Except as otherwise provided in the Bye-laws of the Company and otherwise required by Bermuda law, the holders of Common Stock are entitled to exercise two votes per share on all matters presented to the Company's shareholders.

   OTHER RIGHTS

      The holders of the Common Stock have certain registration rights, preemption rights, first refusal rights, tag-along rights and drag-along rights with respect to the Common Stock, as set forth in the Company's Amended and Restated Shareholders Agreement.


INVESTOR WARRANTS

      The Company's sponsoring investors and founders hold 785,229 warrants ("Investor Warrants"). Each Investor Warrant represents a right to purchase, on or prior to June 16, 2007, one share of Common Stock at an exercise price of $5.00 per share. The Investor Warrants contain certain adjustments for dilutive events and certain protections for reorganizations, consolidations, or mergers.


COMMITMENTS

   GENERAL

      By the terms of the Investment Units Subscription Agreement, the Unit Investors irrevocably committed to purchase, upon the occurrence of a Funding Event (as defined below), such number of shares of Series B Preferred Stock as set forth in such Investment Units Subscription Agreement at a purchase price of $25 per share. The aggregate amount of these Commitments is $60 million. Each Investment Unit represents a Commitment to purchase one and one-half additional shares of Series B Preferred Stock. Each Commitment has a term that expires upon the earliest of (v) the latest of (1) June 17, 2002, (2) immediately after the final Funding Event occurring after June 17, 2002 with respect to a Downgrade Notice delivered prior to June 17, 2002, and (3) the date of withdrawal of the final Downgrade Notice which was delivered prior to June 17, 2002, (w) the closing of a Qualified Public Offering, (x) the closing of an acquisition of a majority of the issued and outstanding shares of the Common Stock at the time of such acquisition by one or more purchasers acting in concert in a single transaction or in a series of related transactions (including, without limitation, acquisitions pursuant to an amalgamation, exchange offer, business combination, consolidation or corporation reorganization) resulting in the ultimate beneficial ownership of such acquired Common Stock being different than before such acquisition, (y) the sale of all or substantially all of the assets of the Company unless the ultimate beneficial owners of a majority of the ownership interests in the acquiror of such assets were the ultimate beneficial owners of a majority of the issued and outstanding shares of Common Stock at the time immediately before such sale and (z) in certain circumstances, the establishment of either a bank stand-by credit facility or an excess of loss reinsurance treaty for the benefit of the Company or its Restricted Subsidiaries for a principal amount equal to or exceeding the aggregate amount of the Commitments upon which the Company has not drawn (each of (v), (w), (x), (y) and (z) a "Commitment Termination Event"); provided, however, that, with respect to clauses (x), (y) and (z), such Commitment Termination Event shall occur only if
(i) at such time (a) the sum of retained earnings, determined in accordance with GAAP, of CGA, plus equity capital (in excess of the capital required to be contributed on or prior to June 17, 1997) contributed to CGA is equal to or greater than $60,000,000 or (b) the Series A Preferred Stock is rated investment grade (a rating of "Triple-B minus" or higher from DCR or the then-equivalent rating in the event DCR has changed its rating designations) and (ii)(a) the Company receives notification from DCR that such Commitment Termination Event will not result in a downgrading, termination, withdrawal or suspension of CGA's claims paying ability rating and (b) a Downgrade Notice is not in effect at such time. A "Funding Event" means the 45th consecutive day on which a Downgrade Notice has been in effect and not been withdrawn. "Downgrade Notice" means written notice that CGA's claims paying ability rating will be reduced by DCR below "Triple-A" (or the then-equivalent rating designation).

   COMMITMENT FEE

      The Investment Unit Subscription Agreement requires the Company to pay annually in advance a commitment fee to each Unit Investor equal to one percent of the then-aggregate Commitment amount of such Unit Investor under such agreement.

   COMMITMENT SUPPORT

      In order to secure its Commitment made pursuant to the terms of the Investment Unit Subscription Agreement, each Unit Investor not rated "Double-A" or higher delivered to the Company a five-year letter of credit from a bank rated at least "Double-A" or a one-year letter of credit from a bank rated at least "Double-A" to be renewed annually for five years, in the form attached to the Investment Units Subscription Agreement, or other such form of credit support as will not give rise to a downgrading of CGA's rating by DCR. Each Unit Investor shall also be subject to certain maintenance requirements with respect to its rating on the letter of credit. Failure to renew a one-year letter of credit prior to expiration will give rise to the right of the Company to draw down on the letter of credit.

   COMMITMENT BY THE COMPANY TO CGA

      On June 17, 1997, the Company entered into a commitment agreement with CGA to contribute to CGA, through the purchase of equity securities of CGA or otherwise, the proceeds of the sale of any Series B Preferred Stock to the Unit Investors pursuant to the Commitments. The Company has assigned its rights to the Unit Investors' Commitments to support such commitment to CGA.

   VOTING RIGHTS

      The Unit Investors are not entitled to any rights, including voting or consent rights, of a shareholder of the Company with respect to such standby Commitment. Each share of Series B Preferred Stock issued pursuant to the Commitments will have proportional voting rights based on the number of shares of Series B Preferred Stock issued and outstanding at such time. See "Description of Securities--Series B Preferred Stock--Voting Rights."

GOVERNING LAW

      The shares of Series A Preferred Stock are governed by the laws of Bermuda, without regard to the principles of conflicts of law.

CONSENT TO JURISDICTION AND SERVICE

      The Company has appointed CT Corporation System as the Company's agent for service of process in any suit, action or proceeding with respect to the Series A Preferred Stock and for actions brought under the United States federal or state securities laws brought in any United States federal or state court located in the City of New York and submit to such jurisdiction.


                           CERTAIN TAX CONSIDERATIONS

      The following summary of the taxation of the Company, CGA, CGAIM and the taxation of shareholders of the Company describes the material U.S. federal and Bermuda tax consequences as of the date of this Prospectus and is for general information only. The tax treatment of a holder of securities for U.S. federal, state, local and non-U.S. tax purposes may vary depending on the holder's particular status. The description of U.S. federal income tax law set forth below with respect to the taxation of the Company, CGA, CGAIM, and shareholders of the Company is based upon the advice of Dewey Ballantine LLP ("Dewey Ballantine"). The description of Bermuda tax law set forth below is based upon the advice of Conyers Dill & Pearman, Bermuda. Because of their inherently factual nature, no opinion has been given by Dewey Ballantine to investors with respect to (i) whether the Company or CGA will have a permanent establishment in the U.S. or will be engaged in a U.S. trade or business, (ii) any factual or accounting matters or (iii) the existence or amounts of Related Person Insurance Income ("RPII"). All statements herein with respect to such matters and information with respect to facts, determinations or conclusions relating to the business or activities of CGA and CGAIM have been provided by the management of the Company.

      Investors have been advised and again are urged to consult their own tax advisors concerning the U.S. federal, state, and local and non-U.S. tax consequences to them of owning securities.

      There is a limited income tax treaty between Bermuda and the United States (the Bermuda Insurance Enterprises and Mutual Assistance Tax Treaty (the "Treaty")), which affects the taxation of insurance company income only. In form the Treaty provides for reciprocal waiver of taxation by both countries with respect to certain income derived by an insurance company. However, since Bermuda does not currently tax such income, the Treaty, in effect, currently operates unilaterally with respect to the imposition of taxes. The Treaty is, however, reciprocal with respect to mutual assistance in tax matters.


TAXATION OF THE COMPANY AND ITS SUBSIDIARIES

   BERMUDA

      The Company and CGA. The Company and CGA have received from the Minister of Finance of Bermuda an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda (the "Act"), to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to the Company or CGA or to any of their operations or the shares, debentures or other obligations of the Company and CGA until March 28, 2016. This assurance does not prevent the application of any such tax payable in accordance with the provisions of the Land Tax Act 1967 of Bermuda or otherwise payable in relation to the property leased to the Company or CGA. CGA will be required to pay certain registration fees as an insurer under the Act and each of CGA and the Company will be required to pay certain annual Bermuda government fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax to the Bermuda government.

      Currently there is no Bermuda withholding tax on dividends paid by the Company or CGA.

   U.S.

      The Company and CGA. The Company will be a pure holding company and will not engage in any business activity; hence, it will not be engaged in a trade or business in the U.S. CGA operates its business in a manner that management believes should not result in its being treated as engaged in a trade or business within the U.S. Consequently, management does not expect CGA to be obligated to pay U.S. federal income tax. However, because the determination of whether a foreign corporation is engaged in a trade or business in the U.S. is inherently factual and there are no definitive standards for making such determination, there can be no assurance that the Internal Revenue Service (the "IRS") will not contend that CGA is engaged in a trade or business in the U.S.

      Ordinarily, a foreign corporation deemed to be engaged in a trade or business in the U.S. will be subject to U.S. income tax, including, potentially, the branch profits tax, on its net income that is effectively connected with the conduct of that trade or business, unless the corporation is entitled to relief under an income tax treaty. Such income tax would be imposed on effectively connected net income and would be computed in a manner generally analogous to that applied to the net income of a domestic corporation. However, if a foreign corporation does not timely file a U.S. federal income tax return, even if its failure to do so is based upon a good faith determination that it was not engaged in a trade or business in the U.S., it is not entitled to deductions and credits allocable to its effectively connected income. Moreover, penalties may be assessed for failure to file such tax returns. CGA files "protective" U.S. federal income tax returns so that if it were held to be engaged in a trade or business in the U.S., it would be allowed to deduct expenses and utilize credits allocable to income determined to be effectively connected with such trade or business and would not be subject to a failure to file penalty. The maximum U.S. income tax rates currently are 35% for a corporation's effectively connected net income and 30% for the branch profits tax. The branch profits tax, which is based on net income after subtracting the regular corporate tax and making certain other adjustments, is imposed on the amount of net income deemed to have been withdrawn from the U.S. The maximum combined corporate net income and branch profits tax rate is approximately 54.5%.

      Under the Treaty, a Bermuda corporation that meets certain eligibility requirements (described below) and that is predominantly engaged in the insurance business will not be subject to U.S. federal income tax on its business profits effectively connected with a U.S. federal trade or business provided such trade or business is not conducted through a permanent establishment in the U.S. (the "No PE Exemption"). Management believes that CGA qualifies for the No PE Exemption; however, because the determination of whether a trade or business is being conducted through a permanent establishment is inherently factual, management cannot assure the exemption's availability. In order to meet the eligibility requirements of the Treaty, (i) more than 50% of CGA's stock must be beneficially owned, directly or indirectly, by individuals who are Bermuda residents or U.S. citizens or residents, and (ii) CGA's income must not be used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, individuals who are not Bermuda residents or U.S. citizens or residents. Management monitored the sale of securities made pursuant to the offering of the Series A Preferred Stock and Warrants, the offering of the Investment Units and the offering of the Series C Preferred Stock to ensure that CGA would meet the Treaty's eligibility requirement after the completion of each of these offerings. Thus, absent a misrepresentation by any of the purchasers of the Company Securities, the Company, and hence CGA, meets the eligibility requirements of the Treaty. However, there can be no assurance that CGA will continue to meet such requirements in the future.

      The No PE Exemption may only apply to net premium income; thus, reliance on the No PE Exemption may not preclude the U.S. from taxing a Bermuda corporation that is predominantly engaged in the insurance business in the U.S. on its non-premium effectively connected income. Accordingly, even if the No PE Exemption is available to CGA, if CGA is determined to be engaged in a trade or business in the U.S., the U.S. may be able to tax any of its income (other than net premium income) that is effectively connected with the conduct of such trade or business. In general, income is effectively connected with the conduct of a U.S. trade or business only if it is derived from U.S. sources. However, under special rules applicable to foreign insurance companies engaged in an insurance business in the U.S., a minimum amount of investment income (whether or not derived from U.S. sources), determined by a formula, is deemed to be effectively connected with the conduct of such U.S. trade or business (and, as previously indicated, may not be protected from U.S. taxation by the No PE Exemption). Thus, if CGA is determined to be engaged in a trade or business in the U.S., a portion of its investment income may be subject to U.S. taxation, and this could be so even though CGA does not, and does not intend in the future to, invest in securities that generate U.S. source income.

      A foreign corporation not engaged in a trade or business in the U.S. is subject to U.S. federal income tax at the rate of 30% on its "fixed or determinable annual or periodical gains, profits and income" ("FDAP income") derived from sources within the U.S. (for example, dividends and certain interest income). Thus, even if CGA is not engaged in a trade or business in the U.S., it could be subject to the 30% tax on certain FDAP income, depending upon the types of instruments in which it invests. As noted above, however, CGA does not invest, and does not intend in the future to invest, in securities that generate U.S. source income.

      The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers by insureds who are U.S. persons with respect to risks located in the U.S. The rates of tax currently applicable to such premiums are four percent for direct insurance premiums and one percent for reinsurance premiums. Management anticipates that a substantial portion of CGA's premium income will be U.S. source income and therefore subject to the excise tax. The excise tax would not apply, however, if CGA were determined to be engaged in a trade or business in the U.S. and ineligible for the No PE Exemption.

      CGAIM. As a U.S. corporation, CGAIM is subject to U.S. taxation at regular corporate tax rates, generally 35%. If CGAIM were to distribute dividends to the Company, such dividends would be subject to a 30% withholding tax. Because CGA and CGAIM are related parties for purposes of the Code's transfer pricing rules, under these rules the IRS could allocate additional income to CGAIM if it were to determine that under circumstances involving unrelated parties dealing at arms length CGAIM would have earned income in connection with CGA policies issued to CGAIM's customers, which was instead being shifted to CGA. In such case, the reallocated income would be taxed as income to CGAIM at regular corporate rates and also might be subject to a 30% withholding tax. Nonetheless, there is no reason to believe that the various fees are not at arm's length.


TAXATION OF HOLDERS OF SERIES A PREFERRED STOCK

   BERMUDA TAXATION

      Under current Bermuda law, dividends paid by CGA to the Company and by the Company to the holders of the Securities are not subject to Bermuda withholding tax. If Bermuda were to enact a withholding tax on dividends, which is not expected to be the case, the Treaty as currently written would not protect U.S. holders from the imposition of such tax with respect to distributions from the Company.

   U.S. TAXATION

      The following summary addresses only certain U.S. federal income tax consequences with respect to Series A Preferred Stock acquired by investors and held as capital assets and does not deal with the tax consequences applicable to all categories of investors, some of which (such as broker-dealers, investors who hold Series A Preferred

Stock as part of hedging or conversion transactions and investors whose functional currency is not the U.S. dollar) may be subject to special rules. Current investors in Series A Preferred Stock have been advised and prospective investors in Series A Preferred Stock are again advised to consult their own tax advisers with respect to their particular circumstances and with respect to the effects of U.S. federal, state, local or other countries' tax laws to which they may be subject.

   U.S. HOLDERS

      The following discussion summarizes certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of Series A Preferred Stock by a beneficial owner thereof that is (i) a citizen or resident of the U.S., (ii) a U.S. domestic corporation or (iii) otherwise subject to U.S. federal income taxation on a net income basis.

      Dividends. Distributions with respect to the Series A Preferred Stock, whether in cash or in additional shares, will be treated as ordinary dividend income to the extent of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Except in limited circumstances not expected to be applicable here, such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations. Distributions in excess of the Company's current and accumulated earnings and profits will first be applied to reduce the holder's tax basis in the Series A Preferred Stock, and any amounts distributed in excess of such tax basis will be treated as gain from the sale or exchange of Series A Preferred Stock. However, as discussed below, the foregoing treatment would be subject to certain modifications if the Company is considered a "controlled foreign corporation" ("CFC").

      Under existing rules and regulations, undeclared dividends are not taxable until declared even if those dividends are cumulative and must be paid when the shares are redeemed, pursuant to a call, put or mandatory redemption obligation. It is possible, however, that this rule could be changed so that in some circumstances such undeclared dividends would be currently taxable. If such change were to occur, it is not possible to say whether it would apply to the Series A Preferred Stock, although if it were to apply it is likely that it would apply prospectively. This change could be made by regulation and therefore does not require Congressional action.

      Redemption of Preferred Stock. A redemption of Series A Preferred Stock for cash will be taxable as a distribution in exchange for the stock. Generally, a redemption will result in capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in the stock redeemed and will be long-term if the stock was owned for more than one year. However, any portion of the redemption price attributable to declared but unpaid dividends or dividend arrearages will be taxable as a dividend to the extent of earnings and profits.

      Under certain circumstances, cash received in redemption of preferred stock that is not attributable to dividend arrearages or declared but unpaid dividends may nevertheless also be taxable as a dividend, rather than as an exchange. Such a result could obtain in the event that the Company redeems less than the full amount of a stockholder's shares of Series A Preferred Stock pursuant to one of its early redemption options. However, when, taking into account all classes of stock in the Company, a stockholder either (1) completely terminates its interest (other than as a creditor) in the redeeming company (taking into account the attribution rules prescribed by the Code), (2) experiences a substantial reduction in its interest in corporate management and earnings as a result of the redemption and is a minority shareholder after the redemption or (3) is a less than one percent stockholder and experiences any reduction in its interest, the redemption proceeds will instead be treated as an exchange and generally will give rise to capital gain or loss.

      Redemption Premium. The Code requires that in certain circumstances the excess of the redemption price of preferred stock over its issue price (a redemption premium) be included in income, prior to receipt, as a constructive dividend. However, this provision should not apply to the Series A Preferred Stock because the redemption price is not expected to exceed the issue price by more than a de minimis amount, which will be the case if redemption occurs at maturity. These rules could, however, apply in the event that the fair market value of any distributed shares of Series A Preferred Stock is less than $25.00 on the date of distribution.

      Controlled Foreign Corporations. Each U.S. 10% Shareholder (as described below) of a CFC must include in gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," whether or not such income is distributed by the CFC to such shareholder. Any U.S. corporation, citizen, resident, partnership, estate or trust that owns, directly or indirectly through foreign persons, or is considered to own, 10 percent or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a "U.S. 10% Shareholder." Subpart F income includes insurance income and FDAP income. A foreign insurance company, such as CGA, will be treated as a CFC only if U.S. 10% Shareholders collectively own more than 25 percent of the total combined voting power or total value of the corporation's stock for an uninterrupted period of 30 days or more during any tax year. In the case of all other foreign corporations, such as the Company, the test is generally the same except that more than 50 percent is substituted for more than 25 percent.

      Except as provided below, the Company's Bye-laws attempt to limit the direct and indirect voting power of each holder of the Company's stock so that no U.S. person, other than a holder of Series A Preferred Stock during an Event of Non-Compliance, will be entitled to votes representing 10 percent or more of the Company's voting power. In addition, the Company's Bye-laws provide that the Company's voting rights in CGA will be exercised in accordance with the proportional voting rights of the shareholders of the Company so that no U.S. person will be entitled indirectly to votes representing 10% or more of CGA's voting power. Accordingly, Management expects that neither the Company nor CGA is or will become a CFC. However, given the Code's broad constructive ownership rules, it is possible that stock in the Company owned by one or more persons will be attributed to another person that also owns stock in the Company and could result in a person inadvertently becoming a U.S. 10% Shareholder and/or the Company becoming a CFC, which in turn could cause CGA to also become a CFC. In addition, if an Event of Non-Compliance occurs, one or more holders of the Series A Preferred Stock could become a U.S. 10% Shareholder because upon the happening of one of these events, the holders of the Series A Preferred Stock as a class have the right to appoint additional directors to the Board. Accordingly, in such case, it is possible that each of the Company and CGA could become a CFC. Nonetheless, so long as a shareholder of the Company is not itself a U.S. 10% Shareholder and, as expected (and explained below), CGA does not have RPII that is currently taxable to U.S. shareholders, the classification of the Company or CGA as a CFC will have no adverse effect on such shareholder. Therefore, U.S. persons who might directly or through attribution acquire stock possessing 10 percent or more of the combined voting power of the Company should consider the possible application of the CFC rules.

      Related Person Insurance Income Rules. Certain provisions of the Code will apply to off-shore insurance companies such as CGA, if both (A) at least 25% of the value or voting power of an insurance company's stock is held (directly or indirectly through foreign entities) by U.S. persons (which includes all U.S. shareholders, not just U.S. 10% Shareholders), and (B) (i) at least 20% of an insurance company's gross insurance income is RPII (as described below) and (ii) at least 20% of the voting power or the value of an insurance company's stock is owned, directly or indirectly, by U.S. persons or persons related thereto which are insured or reinsured (directly or indirectly) by the insurance company or persons "related" to such insureds or reinsureds (the "RPII CFC Rule"). RPII is income (investment income and premium income) from the direct or indirect insurance or reinsurance of any U.S. person who holds (directly or indirectly through foreign entities) such insurance company's stock or a person "related" to such a U.S. holder of such insurance company's stock. Generally, the term "related" person for this purpose means someone who controls or is controlled by the U.S. person or someone who is controlled by the same person or persons that control such U.S. person. "Control" exists where a person owns more than 50% in value or voting power of a corporation's stock, after applying certain constructive ownership rules.

      CGA takes such steps as are necessary to ensure that less than 20% of CGA's gross insurance income is RPII and that less than 20% of the voting power or value of the Company's stock is owned by persons insured or reinsured (directly or indirectly) by CGA or "related" to such insureds or reinsureds.

      CGA may insure risks on behalf of St. George and/or Cobalt without creating RPII, provided no U.S. person owns directly or constructively more than 50% of the vote or value of St. George Holdings' or Cobalt Holdings', and hence each of their subsidiaries', stock. Upon the initial distributions of the securities of St. George and Cobalt, respectively, no U.S. person owned directly or constructively more than 50% of the vote or value of such securities. Moreover, St. George Holdings' and Cobalt Holdings' governing documents each contain restrictions on the sale of such securities that should effectively preclude any U.S. person from owning more than 50% of the vote or value of either the securities of St. George Holdings or the securities of Cobalt Holdings. Therefore, Management expects that no RPII will result from insuring investments of St. George and/or Cobalt.

      In light of the foregoing, management believes that less than 20% of the gross insurance income of CGA for any taxable year will constitute RPII. However, if 20% or more of the gross insurance income of CGA for any taxable year were to constitute RPII and 20% or more of the voting power or value of CGA stock is held, directly or indirectly, by U.S. insureds or reinsureds or by persons related thereto, each direct and indirect U.S. holder of securities would be


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


taxable currently on its allocable share of CGA's RPII regardless of whether such holder is a "U.S. 10% Shareholder" and regardless of whether such holder is an insured or related to an insured. For this purpose, all of CGA's RPII would be allocated solely to U.S. holders, but no holder would be allocated RPII in excess of its ratable share of CGA's total income.

      In order to determine how much RPII, if any, CGA has earned in each fiscal year, Management asks its policyholders whether they or any persons related to them own shares of the Company and are U.S. persons. In addition, after each fiscal year ends, CGA sends a letter to each person who was a policyholder during that year asking the policyholder to represent whether during the year it was a U.S. person owning stock of the Company or was related to such a person. There can be no assurance that this procedure will enable the Company to identify all of CGA's income which may be considered RPII. For any taxable year in which the Company determines that CGA's gross RPII is 20% or more of CGA's gross insurance income for the year, the Company may also seek information from its shareholders as to whether beneficial owners of its shares at the end of the year are U.S. persons. To the extent the Company is unable to determine whether a beneficial owner of shares is a U.S. person, the Company may assume that such owner is not a U.S. person for purposes of apportioning RPII, thereby increasing the per share RPII amount for all other shareholders who are known to be U.S. persons.

      Information Reporting. If CGA meets the RPII CFC Rule in a given tax year, each U.S. person who is a shareholder of the Company on the last day of the Company's fiscal year must attach a Form 5471 to such shareholder's income tax or information return for the period which includes that date. In the event that CGA's gross RPII constitutes 20% or more of its gross insurance income (which is not anticipated) and no other exception applies that would prevent CGA from being subject to the RPII CFC Rule, the Company intends to provide Form 5471 to its U.S. shareholders for attachment to their returns. The amount of the RPII inclusions may be subject to adjustment based upon subsequent IRS examination. A tax-exempt organization will be required to attach Form 5471 to its information return in the circumstances described above. See "Unrelated Business Taxable Income of tax-exempt Shareholders" below. Failure to file Form 5471 may result in penalties.

      In addition, U.S. persons who at any time own 10% or more in vote or value of the total outstanding shares of the Company have an independent obligation to file Form 5471 with respect to such shares, and should consult with their tax advisor regarding this and other possible reporting requirements.

      Unrelated Business Taxable Income of Tax-Exempt Shareholders. Subpart F insurance income (which includes RPII) allocable to U.S. tax-exempt organizations is likely to be treated as unrelated business taxable income ("UBTI"). Under a look-through rule, such income is treated as if it were directly received by the tax-exempt organization and therefore will be considered income from an unrelated business. While the look through rule generally will not apply to subpart F insurance income attributable to insurance of the tax-exempt organization's own risks or those of certain of its affiliates ("Exempt Subpart F Insurance Income"), it is unlikely that such subpart F insurance income will be so traced. Rather, since subpart F insurance income is allocated to all U.S. 10% Shareholders, and RPII, if there is any, is allocated to all U.S. persons who own stock, it is likely that any subpart F insurance income that is allocated to a tax exempt shareholder, will be attributable to risks other than its own or those of its affiliates. Nonetheless, to the extent any tax-exempt shareholder is allocated Exempt Subpart F Insurance Income and such income is so traceable, the income should not be UBTI. Investors are advised to consult their own tax advisors regarding the application of this rule.

      Dispositions of Series A Preferred Stock by U.S. Persons, Generally. Subject to the discussions below relating to "Disposition of Series A Preferred Stock by U.S. Persons Who are Not U.S. 10% Shareholders" and "Disposition of Series A Preferred Stock by U.S. 10% Shareholders," U.S. Persons will, upon the sale or exchange of Series A Preferred Stock, generally recognize gain or loss for federal income tax purposes equal to the excess of the amount realized upon such sale or exchange over such person's federal income tax basis for such Series A Preferred Stock. However, in certain circumstances described below, gain may be recharacterized, in whole or in part, as a dividend.

      Disposition of Series A Preferred Stock by U.S. Persons Who are Not U.S. 10% Shareholders. As noted above, in the case of a U.S. person who owns Series A Preferred Stock but is not a U.S. 10% Shareholder, RPII may be allocable to such holder's Securities in the Company during the period of ownership but not taxed to him because less than 20 percent of the Company's Securities are owned by persons generating RPII or less than 20 percent of CGA's gross insurance income is RPII. Upon such holder's sale or exchange of Series A Preferred Stock at a gain, however, there is a reasonable likelihood that an amount of such gain equal to such holder's allocable share of untaxed RPII will


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


be taxable as a dividend. Moreover, the IRS has an arguable position that the amount of gain so taxed as a dividend will be equal to all the earnings and profits allocable to the U.S. holder during the period that such holder held the Series A Preferred Stock (whether or not CGA has RPII). Dewey Ballantine believes that this position would not be correct, but due to the absence of clarifying regulations, there can be no assurance that the IRS will not take this position. If the IRS were to take this position and were to prevail, for individuals, this would mean that the amount of gain taxed as a dividend would bear tax at the rates applicable to ordinary income rather than at the currently lower rates applicable to long-term capital gain. The rates applicable to corporate shareholders would not be affected, however, since corporations pay tax on capital gains at the same rates as they pay on ordinary income.

      If, as Dewey Ballantine believes, only the untaxed RPII would be subject to dividend characterization, the selling shareholder nevertheless has the burden of showing the amount of untaxed RPII allocable to the Series A Preferred Stock sold. The Company will keep records showing what it believes to be the untaxed RPII allocable to each share of Series A Preferred Stock and will, upon reasonable request, provide any owner or prior owner of Series A Preferred Stock with such information.

      Disposition of Series A Preferred Stock by U.S. 10% Shareholders. To the extent that the income of CGA is taxable currently to a U.S. 10% Shareholder as subpart F income (which includes RPII), gain from the sale of Series A Preferred Stock by such U.S. 10% Shareholder will not be recharacterized as a dividend, except to the extent of such U.S. 10% Shareholder's allocable share of subpart F income in the year of sale.

      Uncertainty as to application of RPII. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made thereto when they are finalized, or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. In addition, there can be no assurance that the IRS will not challenge any determinations by the Company or CGA as to the amount, if any, of RPII that should be includible in the income of a holder of Series A Preferred Stock or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Accordingly, the meaning of the RPII provisions and the application thereof to the Company and its Subsidiaries is uncertain. Each U.S. person which currently owns Series A Preferred Stock has been advised, and each such person which is considering an investment in Series A Preferred Stock is again advised, to consult a tax advisor as to the implications of RPII on its investment.

      Foreign Tax Credit. Because it is believed that currently U.S. persons own at least 50 percent of the Company's stock and such ownership distribution is anticipated to continue in the future, only a portion of both the dividends paid by the Company (including any gain from the sale of Series A Preferred Stock that is treated as a dividend) and any subpart F income of its Subsidiaries (including RPII of CGA) may be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. The Company will consider providing shareholders with information regarding the portion of such subpart F income or dividend inclusions constituting foreign source income to the extent such information is reasonably available. It is likely that substantially all of such income that is foreign source will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, U.S. shareholders with excess foreign tax credits may not be able to utilize such excess foreign tax credits to reduce U.S. tax on such income.

      Passive Foreign Investment Companies. Special U.S. federal income tax rules apply to foreign corporations that are "passive foreign investment companies." In general, a foreign corporation will be a PFIC if 75 percent or more of its income constitutes "passive income" or 50 percent or more of its assets produce passive income. In the case of a company that is a PFIC, its shareholders who are U.S. persons would be subject to a penalty tax at the time of their sale of, or receipt of an "excess distribution" with respect to their Securities unless they elected to be treated as a "qualified electing fund" (or "QEF"), in which case they would be currently taxable on their share of each year's income. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125 percent of the average distribution with respect to their stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due but not paid during the period that the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the securities was received in equal portions and taxed at the highest applicable tax rate throughout the holder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

      The PFIC statutory provisions contain an express exception from the definition of passive income for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an


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


insurance business." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business.

      The PFIC statutory provisions contain a look-through rule which states that for purposes of determining whether a foreign corporation is a PFIC such foreign corporation shall be treated as if it received "directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25 percent of the value of its stock. Because the Company is expected to own all of the outstanding stock of CGA and CGAIM, the look-through rule should apply to treat the Company as owning the assets and receiving the income of CGA and CGAIM directly for purposes of determining whether the Company is a PFIC in any given year.

      In Management's view, the Company, through its principal subsidiary, CGA, will be predominantly engaged in an insurance business and will not have financial reserves in excess of the reasonable needs of CGA's insurance business. While no explicit guidance is provided by the statutory language and regulations on these provisions have not been issued, Dewey Ballantine believes that under the look-through rule the Company should be deemed to own the assets and to have received the income of CGA, its insurance subsidiary, directly for purposes of determining whether the Company qualifies for the aforementioned insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the PFIC provisions; however, until definitive regulations are issued there can be no assurance that the look through rule will be applied in this fashion.

      If, however, the look-through rule does not apply to the Company with respect to the income and assets of CGA in the manner described above, then the Company might be a PFIC. Moreover, there is a risk that the CGA Fund Guaranty would be viewed as equity in St. George, in which event CGA would be viewed as owning virtually all of the equity of St. George and/or Cobalt. This risk arises because St. George and Cobalt intend that CGA-guaranteed borrowing will provide 99% of the funds used to acquire their respective investment portfolios and for the collateral value of their respective investment portfolios and that CGA's Fund Guaranty will represent the principal credit support for lenders and counterparties of St. George and Cobalt. If the CGA Fund Guaranty were to be viewed as equity, the "look through" rule would apply to treat CGA as if it owned virtually all of St. George's and/or Cobalt's assets and earned virtually all of St. George's and/or Cobalt's income, and since both such assets and income would be passive, this might result in the Company becoming a PFIC. Moreover, if CGA were considered to own substantially all of St. George's and/or Cobalt's equity, there is also a risk that CGA's premium income from St. George and/or Cobalt would not be viewed as insurance income. Nonetheless, there are substantial arguments against treating CGA as owning substantially all of St. George's and/or Cobalt's equity by reason of the insurance that it writes for such companies, with one of the strongest being that the premiums that CGA will charge St. George and Cobalt for insurance will be based upon the same criteria as those used to determine the premium charged to unrelated third parties and therefore should be viewed as an arm's length premium. It is the opinion of Dewey Ballantine that CGA should not be viewed as holding equity in St. George and/or Cobalt and therefore the look through rules should not apply with respect to St. George's or Cobalt's assets or income and the premiums derived by CGA from St. George and Cobalt should be viewed as active income derived from the insurance business. However, given the relatively small amount of equity in St. George and Cobalt the importance of the CGA Fund Guaranty to the availability of the Loan Facility, the fact that initially all of the equity securities of St. George Holdings and limited partnership interests in Cobalt Holdings will be held by shareholders of the Company and the absence of authority directly on point, there is some risk that the IRS could successfully treat CGA as owning most of St. George's and Cobalt's equity and apply the look-through rule to cause CGA to be characterized as a PFIC. Therefore, each U.S. person which owns Series A Preferred Stock and each U.S. person which is considering an investment in the Series A Preferred Stock and is not a tax-exempt entity (which is unaffected by the PFIC rules under existing law) is again advised to consult a tax advisor as to the effects of the PFIC rules.

   NON-U.S. HOLDERS

      Subject to certain exceptions, persons that are not U.S. persons will be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Series A Preferred Stock only if such dividends or gains are effectively connected with the conduct of a trade or business within the U.S. Management believes that nonresident alien individuals will not be subject to U.S. federal income or estate tax with respect to Series A Preferred Stock of the Company.


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


   ALL HOLDERS OF SERIES A PREFERRED STOCK

      Management does not expect the Company to pay dividends on the Series A Preferred Stock through paying agents or custodians located in the U.S., but if such were the case, the U.S. custodian or payor would be required to satisfy certain information reporting requirements. In addition, in such case, a holder of Series A Preferred Stock could be subject to backup withholding at the rate of 31 percent with respect to dividends paid to such persons, unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular U.S. federal income tax liability. No backup withholding would occur if the Company were to directly pay any dividends on the Series A Preferred Stock or were to use a non-U.S. paying agent or custodian to do so.

      Except as discussed above with respect to backup withholding, dividends paid by the Company will not be subject to a U.S. withholding tax.

      The tax considerations could be different if certain of the structures described above that are intended to mitigate negative tax consequences were to be modified or eliminated, as the Board and shareholders will have the authority to do.


                                  LEGAL MATTERS

      The validity of the Series A Preferred Stock will be passed upon for the Company, as to certain matters of Bermuda law by Conyers, Dill & Pearman, and as to certain matters of United States tax law, by Dewey Ballantine LLP, New York, New York.


                                     EXPERTS

      The Financial Statements of the Company as of and for the year ended December 31, 1998, for the nine months ended December 31, 1997 and for the period from June 21, 1996 to March 31, 1997 included in this Prospectus and elsewhere in this registration statement have been audited by PricewaterhouseCoopers, independent public accountants as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                       ENFORCEABILITY OF CIVIL LIABILITIES

      As a Bermuda corporation, substantially all the assets of the Company are located outside the United States. Accordingly, any judgment obtained in the United States against the Company may not be collectible within the United States. The Company will consent to service of process in the City of New York, Borough of Manhattan, for claims relating to the validity, or seeking enforcement, of the Company's obligations under the terms of the Series A Preferred Stock. The Company has appointed CT Corporation System as its authorized agent upon which process may be served in any such action. See "Description Of Securities--Governing Law; Consent To Jurisdiction and Service." Accordingly, it may be difficult for investors to effect service within the United States upon the Company with respect to other claims pertaining to the Series A Preferred Stock, including claims predicated upon the civil liability provisions of the securities laws of the United States. Moreover, it may be difficult for investors to enforce outside the United States judgments against the Company obtained in the United States in any actions pertaining to the Series A Preferred Stock, particularly with respect to actions to which the Company has not consented to service of process in the United States such as those predicated upon the civil liability provisions of the securities laws of the United States. In addition, some of the Company's directors and executive officers, and certain of the experts named herein, are residents of Bermuda. As a result, it may be difficult for investors to effect service within the United States upon such persons or to realize in the United States upon judgments of courts in the United States, including judgments predicated upon civil liability under United States securities laws. The Company has been informed by its Bermuda counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. The Company has also been advised by Conyers Dill & Pearman that a final



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and conclusive judgment obtained in federal or state courts in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as (i) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda and (ii) the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law. A Bermuda court may impose civil liability on the Company or its directors or officers in a suit brought in the Supreme Court of Bermuda against the Company or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.


                              AVAILABLE INFORMATION

      We have filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Series A Preferred Stock offered hereby. This prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For additional information with respect to us and the Series A Preferred Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission in Washington, D.C. 20549 and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission maintained at Suite 1300, 7 World Trade Center, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511, at prescribed rates.



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                                    GLOSSARY

CERTAIN DEFINITIONS


      Capitalized terms used in the foregoing description of the Series A Preferred Stock, but not otherwise defined herein, have the meanings set forth below.

      "AAA Investment" means any investment in:

            (i) U.S. Government Obligations or securities that would be U.S. Governmental Obligations if such securities were not callable or redeemable at the option of the issuer thereof;

            (ii) debt securities or debt instruments or Redeemable Stock with a rating of AA or higher by S&P, AAA or higher by Moody's or the equivalent of such rating by S&P and Moody's or the equivalent of such rating by any other nationally recognized securities rating agency; or

            (iii) debt securities or debt instruments or Redeemable Stock with a rating of Class 1 or higher by the NAIC and issued or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Governmental National Mortgage Association, the Student Loan Marketing Association or the Federal Home Loan Bank.

      "Affiliate" of any specified Person means:

            (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person;

            (ii) any other Person who is a director or officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above; or

            (iii) any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling: and "controlled" have meanings correlative to the foregoing.

      "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      "Certified Resolution" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such by the Secretary or an Assistant Secretary of the Company.

      "Change of Control" means an event of series of events by which (a) any "person" or "group" (as defined in Section 13(d)(3) and 14(d) of the Exchange
Act), other than one or more Specified Holders, is or becomes the "beneficial owner" (as defined under Rule 13d-3 of the Exchange Act), directly or indirectly, of at least 35% of the total voting power of the Voting Stock of the Company; (b) after June 17, 1997 and the election of the first full Board of Directors, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute 66-2/3% of the members of the Board of Directors of the Company then still in office, provided that, in the event that a "person" or "group" (as defined in Section 13(d)(3) and 14(d) of the Exchange Act), other than Specified Holders, that is the "beneficial owner" (as defined under Rule 13d-3 of the Exchange Act), directly or indirectly, of less than 35% of the Voting Stock of the Company is able to elect a majority of the Board of Directors of the Company pursuant to an agreement with the company or any of its Subsidiaries, a Change of Control shall be deemed to have occurred; or (c) the Company consolidates with or merges or amalgamates into, or conveys, transfers or leases all or substantially all of its assets to any Person, or any Person consolidates with or mergers or amalgamates into the Company, in either event pursuant to a transaction in which any Voting Stock of the Company outstanding immediately prior to the effectiveness thereof is reclassified or changed into or exchanged for cash, securities or property, unless (i) such Change of Control arises from a transaction between the Company and a Restricted Subsidiary thereof, or (ii) such Change of Control arises from a transaction involving an exchange of Voting Stock by the holders of the Voting Stock of the company at such time for Voting Stock of a surviving entity immediately following which such holders own at least 50% of the outstanding Voting Stock of such surviving entity and upon consummation of which none of the events described in clause (a) or (b) shall have occurred in respect of such surviving entity.

      "Consolidated Net Income" means, for any period, the net income or loss of the Company and its consolidated Subsidiaries as determined in accordance with GAAP; provided, that there shall not be included in such Consolidated Net
Income:

            (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that, subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below),

            (ii) any net income or loss of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

            (iii) any net income or loss of any Restricted Subsidiary if such Subsidiary is subject to restriction, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed (whether or not actually distributed) by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause),

            (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any capital stock of any Person,

            (v) any extraordinary gain or loss and

            (vi) the cumulative effect of a change in accounting principles.

      "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding capital stock of the Company plus (ii) paid-in capital or capital surplus relating to such capital stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Redeemable Stock of the Company.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

      "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

            (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

            (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term "Guarantee" shall not include guarantees or indemnities required to be given in connection with obtaining services in the ordinary course of business, endorsements for collection or deposit in the ordinary course of business or guarantees of lease obligations not exceeding $1 million in the aggregate. The terms "Guarantee," "Guaranteed," "Guaranteeing" and "Guarantor" shall each have a correlative meaning.

      "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, that any Indebtedness or capital stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary, provided, further, that neither the accrual of interest not the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The terms "Incurable," "Incurred," "Incurrence" and "Incurring" shall each have a correlative meaning.

      "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

            (i) the principal (accredited value in the case of Indebtedness incurred with original issue discount) of and premium (if any) in respect of indebtedness of such Person for borrowed money;

            (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

            (iii) all Capitalized Lease Obligations of such Person;

            (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

            (v) all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto);

            (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Stock of such Person or any Redeemable Stock or Preferred Stock of such Person's Subsidiaries (but excluding, in each case, any accrued dividends);

            (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, that if such Indebtedness is not assumed by such Person, the amount of such Indebtedness shall be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

            (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and

            (ix) to the extent not otherwise included in this definition, net payment obligations in respect of interest rate agreements and currency exchange protection agreements.

      For purposes of this definition, the maximum fixed redemption, repayment or repurchase price of any Redeemable Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined; provided, that if such Redeemable Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Redeemable Stock as reflected in the most recent financial statements of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. This definition is not meant to include the commitment of the Company to acquire equity securities of CGA with the proceeds of the sale of any Series B Preferred Stock pursuant to a Commitment Termination Event.

      "Invested Assets" means:

            (i) with respect to any Person which is an insurance company that files statutory financial statements with a governmental agency or authority, the amount shown as the line item "Cash and Invested Assets" (or any equivalent line item(s) setting forth the type of assets which would be reflected in the line item "Cash and Invested Assets" on June 17,
      1997) in such insurance company's balance sheet included in its most recent statutory financial statements filed with such governmental agency or authority; and

            (ii) with respect to any other Person, the amount on a consolidated basis of its investments as reflected on such Person's most recent balance sheet.

      "Investment Grade Securities" means:

            (i) U.S. Government Obligations;

            (ii) any certificate of deposit, maturing not more than 270 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $100 million or its equivalent in foreign currency, whose debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or the equivalent of such rating by any other nationally recognized securities rating agency;

            (iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's, or the equivalent of such rating by any other nationally recognized securities rating agency;

            (iv) any bankers acceptances or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of $100 million or its equivalent in foreign currency, whose debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or the equivalent of such rating by any other nationally recognized securities rating agency;

            (v) any other debt securities or debt instruments with a rating of "BBB-" or higher by S&P, "Baa-3" or higher by Moody's Class "2" or higher by the NAIC or the equivalent of such rating by S&P, Moody's or the NAIC, or the equivalent of such rating by any other nationally recognized securities rating agency;

            (vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.

      "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      "Liquidation Value" for each outstanding share of Series A Preferred Stock is the Series A Preferred Stated Value for such share plus any accrued and unpaid dividends thereon.

      "Majority Controlled Affiliate" of any specified Person means (A) any other Person (i) who beneficially owns a majority of the Voting Stock of such specified Person or (ii) a majority of whose Voting Stock is beneficially owned by (a) such specified Person or (b) a Person that beneficially owns a majority of such specified Person's Voting Stock or (B) in the case of specified Persons who are natural Persons, any relatives or structures for the benefit of relatives of such specified Person.

      "Moody's" means Moody's Investors Service, Inc. and its successors.

      "NAIC" means the National Association of Insurance Commissioners and its successors.

      "Net Cash Proceeds" of a Specified Asset Sale means the cash proceeds of such sale net of attorney's fees and other fees actually incurred in connection with such sale and net of taxes paid or payable as a result thereof.

      "Permitted Company Indebtedness And Preferred Stock" means:

            (a) Preferred Stock issued as of June 17, 1997 under the Investment Units Subscription Agreement and the Series A Preferred Stock Subscription Agreement, each as in effect on June 17, 1997 and not as amended thereafter, Preferred Stock issued pursuant to the Commitments and Preferred Stock issued in payment of dividends in respect of such Preferred Stock's terms as in effect on June 17, 1997 and not as amended thereafter (for the avoidance of doubt, the foregoing includes, without limitation, Preferred Stock issued as dividends on such dividends);

            (b) Indebtedness or Preferred Stock Incurred in exchange for, or the proceeds of which are used to, redeem Preferred Stock referred to in clause (a) of this definition or refinance the Indebtedness or redeem Preferred Stock referred to in this clause (b), provided that (i) the aggregate principal amount of such Indebtedness or the aggregated stated value of such Preferred Stock is not in excess of the aggregate stated value of Preferred Stock being redeemed or the aggregate principal amount of the Indebtedness being refinanced, (ii) such Indebtedness or Preferred Stock has a final maturity or redemption no earlier than the Indebtedness being refinanced or Preferred Stock being redeemed, and (iii) such Indebtedness or Preferred Stock has an Average Life at the time such Indebtedness or Preferred Stock is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced or Preferred Stock being redeemed; provided, further, that, in the case of Preferred Stock, such Preferred Stock is at least as subordinated to the Series A Preferred Stock as the Preferred Stock being redeemed and, in the case of both Preferred Stock and Indebtedness, the covenants relating to such Indebtedness or Preferred Stock are no more restrictive in the aggregate than those of the Preferred Stock being redeemed or the Indebtedness being refinanced;

            (c) Permitted Restricted Subsidiary Indebtedness And Preferred Stock Incurred indirectly through a Restricted Subsidiary and Guarantees of Permitted Restricted Subsidiary Indebtedness And Preferred Stock;

            (d) Insurance Obligations;

            (e) Indebtedness of the Company (other than pursuant to the foregoing clauses) in an amount which, together with the amount of outstanding Indebtedness under clause (e) of "Permitted Restricted Subsidiary Indebtedness And Preferred Stock," is less than or equal to $12.5 million.

      "Permitted Investment" means:

            (i) any investment in any Person that is a Restricted Subsidiary of the Company at the time, or becomes a Restricted Subsidiary (under Restricted and Unrestricted Subsidiaries above) as a result of, such investment;

            (ii) any investment in Investment Grade Securities;

            (iii) any investment not permitted under clauses (i), (ii) and (iv), provided that at the date such investment under this clause (iii) is made and after giving effect thereto, such investment, together with all other investments under this clause (iii), does not exceed 5% of the total Invested Assets of the Company and its Restricted Subsidiaries under clauses (ii) and (iii); and

            (iv) receivables owing to any Restricted Subsidiary or the Company in the ordinary course of business.

      "Permitted Restricted Subsidiary Indebtedness And Preferred Stock" means:

            (a) Indebtedness under interest rate or currency exchange protection agreements, provided that (i) the obligations under such agreements are related to payment obligations on Indebtedness permitted under Limitation on Restricted Subsidiary Indebtedness and Preferred Stock above, (ii) such agreements are entered into in the ordinary course of business and not for speculative purposes and (iii) the notional amount of any such agreement does not exceed the principal amount of the Indebtedness to which such agreement relates;

            (b) Indebtedness and Preferred Stock issued to and held by the Company or a Restricted Subsidiary of the Company (but only so long as such indebtedness and Preferred Stock are held or owned by the Company or a Restricted Subsidiary of the Company);

            (c) Indebtedness and Preferred Stock permitted by clause (a) or (b) of Limitations on Restricted Subsidiary Indebtedness and Preferred Stock above;

            (d) Indebtedness Incurred by CGA through the sale of a promissory note to St. George in exchange for the cash proceeds of the issuance of Preferred Stock by St. George, provided that (i) such cash proceeds consist of an amount equal to the principal amount of such promissory note and (ii) CGA invests such cash proceeds in Investment Grade Securities; and

            (e) Indebtedness of Restricted Subsidiaries (other than pursuant to the foregoing clauses) which, together with the amount of outstanding Indebtedness under clause (e) of "Permitted Company Indebtedness And Preferred Stock," is less than or equal to $12.5 million.

      "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated association, government or any agency or political subdivision thereof or any other entity.

      "Preferred Stock," as applied to the capital stock of any corporation, means capital stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such corporation.

      "Redeemable Stock" means, with respect to any Person, any capital stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness (other than Preferred Stock) or (iii) is redeemable at the option of the holder thereof, in whole or part.

      "Restricted Payment" by the Company or any Restricted Subsidiary means:

            (i) any declaration or payment of any dividend or making of any distribution on or in respect of its capital stock (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary thereof) except dividends or distributions payable solely in capital stock (other than Redeemable Stock) of the Company or in options, warrants or other rights to purchase such capital stock and except dividends or distributions payable solely to the Company or a Restricted Subsidiary thereof,

            (ii) any purchase, repurchase, redemption, retirement or other acquisition for value of any capital stock of the Company or any Restricted Subsidiary thereof held by Persons other than the Company or a Restricted Subsidiary thereof, or

            (iii) making of any investment other than a Permitted Investment in any Person.

      "S&P" means Standard & Poor's Corporation and its successors.

      "Sale/Leaseback Transactions" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

      "Specified Asset Sale" means any sale, lease, transfer, issuance or other disposition of shares of capital stock of the Company or any Restricted Subsidiary of the Company (other than shares issued under the Stock Warrant Plans, property or assets (each referred to for purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, amalgamation, consolidation or similar transaction) other than (i) a disposition to a Restricted Subsidiary, (ii) a disposition of property or assets (including Permitted Investments) in the ordinary course or (iii) a disposition that is permitted by the provisions of Merger, Consolidation and Sale of Assets above.

      "Specified Holders" means the holders of capital stock of the Company as of June 17, 1997 and their Majority Controlled Affiliates.

      "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

      "Trade Payables" means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business of such Person in connection with acquisition of goods or services.

      "U.S. Government Obligations" means securities that are:

            (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

            (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

      "Voting Stock" of any Person means all classes of capital stock of such Person then outstanding and entitled to vote in the election of directors.

      "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary of the Company, all the capital stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Restricted Subsidiary of the Company.

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES


                                                                                                   PAGE
                                                                                                   ----

Financial Statements of CGA Group, Ltd.


     Report of Independent Auditors on Financial Statements ......................................  F-2
     Consolidated Balance Sheets at December 31, 1998 and 1997 ...................................  F-3
     Consolidated Statements of Operations for the year ended December 31, 1998, the nine months ended December 31, 1997 and for the period from June 21, 1996 to March 31, 1997 .........................................................................  F-4
     Consolidated Statements of Mezzanine Equity for the year ended December 31, 1998 and the nine months ended December 31, 1997 ...............................................  F-5
     Consolidated Statements of Shareholders' Equity for the year ended December 31, 1998 and the nine months ended December 31, 1997 ...............................................  F-6
     Consolidated Statements of Cash Flow for the year ended December 31, 1998, the nine months ended December 31, 1997 and for the period from June 21, 1996 to March 31, 1997 .........................................................................  F-7
     Notes to Consolidated Financial Statements for the year ended December 31, 1998 .............  F-8
     Consolidated Balance Sheets -- March 31, 1999 and December 31, 1998 ......................... F-23
     Consolidated Statements of Operations -- Three Months Ended March 31, 1999
       and March 31, 1998 ........................................................................ F-24
     Consolidated Statements of Mezzanine Equity -- Three Months Ended March 31, 1999
       and the Year Ended December 31, 1998 ...................................................... F-25
     Consolidated Statements of Shareholders' Equity -- Three Months Ended March 31, 1999
       and the Year Ended December 31, 1998 ...................................................... F-26
     Consolidated Statements of Cash Flows -- Three Months Ended March 31, 1999
       and the Year Ended December 31, 1998 ...................................................... F-27
     Notes to Consolidated Financial Statements for the Three Months Ended March 31, 1999 ........ F-28


Financial Schedule(s)

     All financial statement schedules have been omitted because they are not applicable or are not required, or the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS OF CGA GROUP, LTD.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, mezzanine equity, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of CGA Group, Ltd. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the period from June 21, 1996 to March 31, 1997, the period from April 1, 1997 to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for the opinion expressed above.

PricewaterhouseCoopers

Hamilton, Bermuda

March 31, 1999, except as to note 18, which is as of April 23, 1999

                                               CGA GROUP, LTD.

                                         CONSOLIDATED BALANCE SHEETS
                                         (EXPRESSED IN U.S. DOLLARS)

                                                                               DECEMBER 31,       DECEMBER 31,
                                                                                   1998               1997
                                                                               ------------       ------------
ASSETS
 Fixed maturities available for sale, (at fair value)
   (Amortized cost: $99,560,861 and $121,664,671) ...........................  $100,488,537       $123,302,763
 Other investments ..........................................................    30,000,000                --
 Cash and short-term investments ............................................     2,598,140          7,199,106
 Premiums receivable ........................................................     3,228,497            447,172
 Management fees receivable .................................................     1,093,411                --
 Accrued interest receivable ................................................     3,679,763          4,080,600
 Deferred acquisition costs .................................................     3,202,557          1,001,883
 Prepaid reinsurance premiums ...............................................     1,286,782                --
 Reinsurance recoverable ....................................................    67,400,000                --
 Other assets ...............................................................     2,926,246          2,018,309
 Note receivable ............................................................           --             250,000
 Organization costs .........................................................           --           4,421,353
                                                                               ------------       ------------
    Total assets ............................................................  $215,903,933       $142,721,186
                                                                               ============       ============
LIABILITIES
 Unearned premiums ..........................................................  $    821,124       $    270,576
 Provision for losses and loss adjustment expenses ..........................    90,200,000             55,000
 Reinsurance balances payable ...............................................       420,660                --
 Accrued costs and expenses .................................................     4,355,767          3,591,033
 Contingencies and commitments (Note 14) ....................................           --                 --
                                                                               ------------       ------------
    Total liabilities .......................................................    95,797,551          3,916,609
                                                                               ------------       ------------
MEZZANINE EQUITY
 Preferred stock, $.01 par value, 20,000,000 shares authorized:
  Series A ..................................................................    75,291,100         65,532,499
  Series B ..................................................................    37,300,985         37,075,371
 Dividends accrued on Series B ..............................................    14,016,164          4,439,231
                                                                               ------------       ------------
    Total mezzanine equity ..................................................   126,608,249        107,047,101
                                                                               ------------       ------------
SHAREHOLDERS' EQUITY
 Common stock, $.01 par value, 20,000,000 shares authorized,
  9,100,000 issued and outstanding ..........................................        91,000             91,000
 Additional paid-in-capital .................................................    42,486,057         42,086,353
 Accumulated other comprehensive income .....................................       927,676          1,638,092
 Deficit ....................................................................   (50,006,600)       (12,057,969)
                                                                               ------------       ------------
    Total shareholders' (deficit) equity ....................................    (6,501,867)        31,757,476
                                                                               ------------       ------------
    Total liabilities and shareholders' equity ..............................  $215,903,933       $142,721,186
                                                                               ============       ============


   The accompanying notes are an integral part of these financial statements.

                                               CGA GROUP, LTD.

                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                         (EXPRESSED IN U.S. DOLLARS)

                                                                             NINE MONTHS
                                                              YEAR ENDED        ENDED        JUNE 21, 1996
                                                             DECEMBER 31,    DECEMBER 31,     TO MARCH 31,
                                                                 1998            1997             1997
                                                             ------------    ------------    -------------

INCOME STATEMENT DATA:
REVENUES
 Gross premiums written ...................................  $ 49,217,083    $    773,571       $   --
 Ceded premiums ...........................................   (39,420,247)            --            --
                                                             ------------    ------------       -------
 Net premiums written .....................................     9,796,836         773,571           --
 Change in unearned premiums ..............................      (550,547)       (270,576)          --
                                                             ------------    ------------       -------
 Net premiums earned ......................................     9,246,289         502,995           --
 Net investment income ....................................     8,528,122       2,955,601           801
 Net realized gains .......................................     2,814,132         885,422           --
 Management fees ..........................................     3,353,499             --            --
                                                             ------------    ------------       -------
   Total revenues .........................................    23,942,042       4,344,018           801
                                                             ------------    ------------       -------

EXPENSES
 Operating expenses .......................................    14,023,366       6,510,103            11
 Acquisition costs ........................................       433,217          53,590           --
 Commitment fees ..........................................       600,000         323,836           --
 Excess of loss facility ..................................       200,000         107,671           --
 Losses and loss adjustment expenses
  (Net of reinsurance of $67.4 million in 1998) ...........    22,745,000          55,000           --
                                                             ------------    ------------       -------
   Total expenses .........................................    38,001,583       7,050,200            11
                                                             ------------    ------------       -------
 Income (loss) before cumulative effect of
  change in accounting principle ..........................   (14,059,541)     (2,706,182)          790
 Cumulative effect of change in accounting principle ......    (3,928,238)            --            --
                                                             ------------    ------------       -------
NET INCOME (LOSS) .........................................   (17,987,779)     (2,706,182)          790
                                                             ------------    ------------       -------
Other comprehensive income ................................      (710,417)      1,638,092           --
                                                             ------------    ------------       -------
COMPREHENSIVE INCOME (LOSS) ...............................  $(18,698,196)   $ (1,068,090)      $   790
                                                             ============    ============       =======
Net income (loss) available to common shareholders ........  $(38,896,226)   $(12,332,792)      $   790
Basic and diluted income (loss) per common share ..........  $      (4.27)   $      (1.89)      $  0.07
                                                             ============    ============       =======
Weighted average common shares outstanding ................     9,100,000       6,522,313        12,000
                                                             ============    ============       =======



   The accompanying notes are an integral part of these financial statements.

                                               CGA GROUP, LTD.

                                 CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY
                                         (EXPRESSED IN U.S. DOLLARS)

                                                                                                NINE MONTHS
                                                                               YEAR ENDED          ENDED
                                                                              DECEMBER 31,      DECEMBER 31,
                                                                                  1998              1997
                                                                              ------------      ------------

MEZZANINE EQUITY
SERIES A PREFERRED STOCK
Balance--beginning of period .............................................    $     27,965      $       --
Stock issued .............................................................              --            26,000
Pay-in-kind dividends paid ...............................................           4,154             1,965
                                                                              ------------      ------------
Balance--end of period ...................................................          32,119            27,965
                                                                              ------------      ------------

ADDITIONAL PAID-IN-CAPITAL--SERIES A PREFERRED
Balance--beginning of period .............................................      65,504,534              --
Stock issued .............................................................             --         64,974,000
Issuance costs ...........................................................             --         (4,571,319)
Fair value of warrants ...................................................      (1,347,300)             --
Pay-in-kind dividends paid ...............................................      10,379,765         4,911,381
Accretion to redemption value ............................................         514,273           190,472
Accretion on warrants ....................................................         207,709              --
                                                                              ------------      ------------
Balance--end of period ...................................................      75,258,981        65,504,534
                                                                              ------------      ------------
TOTAL SERIES A PREFERRED STOCK ...........................................    $ 75,291,100      $ 65,532,499
                                                                              ============      ============

SERIES B PREFERRED STOCK
Balance--beginning of period .............................................    $     16,000      $       --
Stock issued .............................................................              --            16,000
                                                                              ------------      ------------
Balance--end of period ...................................................          16,000            16,000
                                                                              ------------      ------------

ADDITIONAL PAID-IN-CAPITAL--SERIES B PREFERRED
Balance--beginning of period .............................................      37,059,371              --
Stock issued .............................................................              --        39,984,000
Issuance costs ...........................................................              --        (3,008,190)
Accretion to redemption value ............................................         225,614            83,561
                                                                              ------------      ------------
Balance--end of period ...................................................      37,284,985        37,059,371
                                                                              ------------      ------------
TOTAL SERIES B PREFERRED STOCK ...........................................    $ 37,300,985      $ 37,075,371
                                                                              ============      ============

PAY-IN-KIND DIVIDENDS ACCRUED-SERIES B
Balance--beginning of period .............................................    $  4,439,231      $       --
Dividends accrued ........................................................       9,576,933         4,439,231
                                                                              ------------      ------------
Balance--end of period ...................................................    $ 14,016,164      $  4,439,231
                                                                              ============      ============
Total Mezzanine Equity ...................................................    $126,608,249      $107,047,101
                                                                              ============      ============



   The accompanying notes are an integral part of these financial statements.

                                                CGA GROUP, LTD.

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                          (EXPRESSED IN U.S. DOLLARS)

                                                                                                NINE MONTHS
                                                                               YEAR ENDED          ENDED
                                                                              DECEMBER 31,      DECEMBER 31,
                                                                                  1998              1997
                                                                              ------------      ------------

SHAREHOLDERS' EQUITY
COMMON STOCK
Balance--beginning of period .............................................    $      91,000     $      12,000
Stock redeemed (12,000 shares) ...........................................              --            (12,000)
Stock issued (9,100,000 shares) ..........................................              --             91,000
                                                                              -------------     -------------
Balance--end of period ...................................................           91,000            91,000
                                                                              -------------     -------------

ADDITIONAL PAID-IN-CAPITAL--COMMON STOCK
Balance--beginning of period .............................................       42,086,353               --
Stock issued .............................................................              --         45,409,000
Issuance costs ...........................................................              --         (3,048,614)
Fair value of warrants ...................................................        1,347,300               --
Accretion of Series A Preferred Stock to redemption value ................         (514,273)         (190,472)
Accretion of Series B Preferred Stock to redemption value ................         (225,614)          (83,561)
Accretion on warrants ....................................................         (207,709)              --
                                                                              -------------     -------------
Balance--end of period ...................................................       42,486,057        42,086,353
                                                                              -------------     -------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance--beginning of period .............................................        1,638,092               --
Increase (decrease) during the period ....................................         (710,416)        1,638,092
                                                                              -------------     -------------
Balance--end of period ...................................................          927,676         1,638,092
                                                                              -------------     -------------

RETAINED EARNINGS (DEFICIT)
Balance--beginning of period .............................................      (12,057,969)              790
Net loss .................................................................      (17,987,779)       (2,706,182)
Series A pay-in-kind dividends paid ......................................      (10,383,919)       (4,913,346)
Series B pay-in-kind dividends accrued ...................................       (9,576,933)       (4,439,231)
                                                                              -------------     -------------
Balance--end of period ...................................................      (50,006,600)      (12,057,969)
                                                                              -------------     -------------
TOTAL SHAREHOLDERS' (DEFICIT) EQUITY .....................................    $  (6,501,867)    $  31,757,476
                                                                              =============     =============



   The accompanying notes are an integral part of these financial statements.

                                          CGA GROUP, LTD.

                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (EXPRESSED IN U.S. DOLLARS)

                                                                               NINE MONTHS     JUNE 21, 1996
                                                             YEAR ENDED           ENDED             TO
                                                             DECEMBER 31       DECEMBER 31       MARCH 31,
                                                                1998              1997              1997
                                                            -------------     -------------    -------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ........................................  $ (17,987,779)    $  (2,706,182)      $    790
Adjustments to reconcile net income (loss)
 to net cash used in operating activities:
 Amortization of investments .............................       (176,711)        1,314,765            --
 Depreciation expense ....................................        354,587            51,076            --
 Realized gain on sale of investments ....................     (2,814,132)         (885,422)           --
 Realized loss on sale of fixed assets ...................         26,282               --             --
Changes in assets and liabilities:
 Premiums receivable .....................................     (2,781,325)         (447,172)           --
 Accrued interest ........................................        400,837        (4,080,600)           --
 Deferred acquisition costs ..............................     (2,200,674)       (1,001,883)           --
 Prepaid reinsurance premiums ............................     (1,286,782)              --             --
 Management fees receivable ..............................     (1,093,411)              --             --
 Organization costs ......................................      4,421,353        (4,409,373)       (11,980)
 Reinsurance recoverable .................................    (67,400,000)              --             --
 Other assets ............................................       (175,510)       (1,159,177)           (68)
 Unearned premiums .......................................        550,548           270,576            --
 Provision for losses and loss adjustment expenses .......     90,145,000            55,000            --
 Reinsurance balances payable ............................        420,660               --             --
 Accrued costs and expenses ..............................        764,734         3,591,033            --
                                                            -------------     -------------       --------
Net cash provided by (used in) operating activities ......      1,167,677        (9,407,359)       (11,258)
                                                            -------------     -------------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
Cost of fixed maturity investments acquired ..............   (143,845,735)     (278,498,706)           --
Proceeds from sale of fixed maturity investments .........    138,940,387       156,404,692            --
Purchases of fixed assets ................................     (1,113,295)         (910,140)           --
Note receivable ..........................................        250,000          (250,000)           --
                                                            -------------     -------------       --------
Net cash used in investing activities ....................     (5,768,643)     (123,254,154)           --
                                                            -------------     -------------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of Common Stock ...............................            --            (12,000)           --
Proceeds on issuance of series A preferred stock .........            --         65,000,000            --
Proceeds on issuance of series B preferred stock .........            --         40,000,000            --
Proceeds on issuance of common stock .....................            --         45,500,000         12,000
Issuance costs of series A preferred stock ...............            --         (4,571,319)           --
Issuance costs of series B preferred stock ...............            --         (3,008,190)           --
Issuance costs of common stock ...........................            --         (3,048,614)           --
Loan received (repaid) ...................................            --           (121,000)       121,000
                                                            -------------     -------------       --------
Net cash provided by financing activities ................            --        139,738,877        133,000
                                                            -------------     -------------       --------
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM
 INVESTMENTS .............................................     (4,600,966)        7,077,364        121,742
CASH AND SHORT-TERM INVESTMENTS--
 BEGINNING OF PERIOD .....................................      7,199,106           121,742            --
                                                            -------------     -------------       --------
CASH AND SHORT-TERM INVESTMENTS--END OF PERIOD ...........  $   2,598,140     $   7,199,106       $121,742
                                                            =============     =============       ========



   The accompanying notes are an integral part of these financial statements.

                                CGA GROUP, LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


1. BUSINESS AND ORGANIZATION

     CGA Group, Ltd. (the "Company") is a holding company, which was incorporated in Bermuda on June 21, 1996. The Company has two wholly owned subsidiaries. Commercial Guaranty Assurance, Ltd. ("CGA") was incorporated in Bermuda on October 22, 1996. CGA is licensed as a class 3 insurer under the Insurance Act 1978 of Bermuda (the "Act") which authorizes it to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Act. CGA has a "Triple-A" "claims paying ability" rating from Duff & Phelps Credit Rating Company ("DCR") and has also been rated in the highest rating category assigned by each of the two Canadian rating agencies, Dominion Bond Ratings Service and Canadian Bond Ratings Service. CGA issues financial guaranty insurance policies, which are the functional equivalent of direct-pay letters of credit, to insure payment of interest, principal and other amounts payable in respect of notes, securities, and other financial obligations. CGA Investment Management, Inc. ("CGAIM") was incorporated in Delaware, U.S.A. in July 1996 by the founders of the Company and was acquired at nominal cost to the Company on June 9, 1997. CGAIM did not commence operations until after its acquisition by the Company. CGAIM is registered as an investment advisor with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended. CGAIM provides investment management and financial advisory services primarily to specialized investment vehicles and for the U.S. and international structured finance markets. CGAIM and its employees are based in New York City, New York.

     The Company's first fiscal year end was March 31, 1997. The Company subsequently changed its fiscal year end to December 31. Therefore, the comparative periods in the consolidated financial statements are not consistent.

     Operations commenced following the completion of the Company's private placement offering which occurred on June 17, 1997 (the "Recapitalization"). The initial capitalization of the Company consisted of 12,000 common shares with a par value of $1.00 per share. All 12,000 shares were redeemed on June 17, 1997 at which time the Company completed its Recapitalization.

     The Company issued 2.6 million shares of Series A Preferred Stock with a par value of $.01 per share at a price of $25 per share, with a 13.75% quarterly compounding dividend paid in additional shares of Series A Preferred Stock. The Series A Preferred Stockholders also received warrants, which are transferable separately from the Series A Preferred Stock, which represent the right to purchase on or prior to June 17, 2007 at an exercise price of $.01 per share a total of 270,000 shares of Common Stock. The warrants are valued at $4.99 per share and are accounted for as additional paid-in-capital to the Common Stock.

     The Company also issued 1.6 million shares of Series B Cumulative Voting Preference Shares with a par value of $.01 at a price of $25 per share, with a 20% quarterly compounding dividend paid in additional shares of Series B Cumulative Voting Preference Shares. The Series B Cumulative Voting Preference Shares were sold to investors in the form of Investment Units which included commitments to purchase an additional $60 million of Series B Preferred Stock upon the occurrence of certain funding events, in order to maintain CGA's "Triple-A" rating from DCR. The Company pays a $600,000 annual fee to the Unit Investors for their commitments. The Investment Units also included 7,827,957 shares out of a total of 9,100,000 million shares of Common Stock issued with a par value of $.01 per share at a price of $5 per share.

     The remaining 1,272,043 shares of Common Stock were sold to the sponsoring investors and certain members of management who also received 847,729 warrants, which each represent the right to purchase one share of Common Stock on or prior to June 17, 2007 at an exercise price of $5 per share. An additional 1,494,771 warrants have been authorized to certain employees which each represent the right to purchase one share of Common Stock on or prior to June 17, 2007 at an exercise price of $5 per share.

     The primary clients of CGA and CGAIM are St. George Holdings, Ltd. ("SG Holdings") and Cobalt Holdings, Ltd. ("Cobalt") and their respective subsidiaries. In 1998 they provided approximately 85% of the total premiums earned by CGA, and 91% of the total investment management fees earned by CGAIM. These percentages are expected to decrease in the future.

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


2. SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP") and include the accounts of the Company, CGA, and CGAIM. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     a) Premiums

     CGA's insurance contracts are classified as long-duration contracts for accounting purposes as the contracts are expected to remain in force for an extended period. The contracts generally are not subject to unilateral changes in their provisions and require insurance protection for extended periods. Premium rates generally are level throughout the period of coverage. Premiums are recognized as written upon inception of multi-year policies. Up-front premiums are earned pro-rata over the period of risk. Installment premiums are earned over each installment period.

     b) Deferred acquisition costs

     Deferred acquisition costs are expenses that vary with and are primarily related to the production of business. These costs include compensation, underwriting, certain rating agency fees, legal and other expenses. Deferred acquisition costs are amortized on a straight-line basis over the estimated term of the related insured risks. The Company evaluates the recoverability of deferred acquisition costs whenever changes in circumstances warrant. If it is determined that an impairment exists, the excess of the unamortized balance over deferred acquisition costs will be charged to earnings.

     c) Reinsurance

     In the ordinary course of business, CGA cedes exposures under various reinsurance contracts designed to limit losses from certain risks and to protect capital and surplus. The reinsurance of risk does not relieve CGA of its original liability to its policyholders. In the event that a reinsurer was unable to meet its obligations under the existing reinsurance contracts, CGA would be liable for such defaulted amounts.

     Prepaid reinsurance premiums represent the portion of premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts in force.

     d) Provision for losses and loss adjustment expenses

     A case basis reserve for unpaid losses and loss adjustment expenses is recorded at the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. A general reserve is calculated by applying a loss factor to the total net par amount outstanding of CGA's insured obligations over the expected term of such insured obligations.

     Management believes that the current level of the provision is adequate to cover the ultimate net cost of claims. The provision is necessarily an estimate and there can be no assurance that the ultimate liability will not differ from such estimates. The Company will monitor the provision on an ongoing basis and may periodically adjust the provision based on actual loss experience, the future mix of business and economic conditions. See footnote number four regarding subsequent events.

     e) Organization expenses

     Organization costs consisted of expenses incurred to form the Company and were amortized over a five-year period starting from the date of commencement of operations using the straight-line method. On July 1, 1998, the

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


Company expensed the remaining unamortized organization costs which is reflected in the financial statements as a change in accounting principle. (See footnote (i.) regarding Statement of Position 98-5 issued by the Accounting Standards Executive Committee.)

     f) Investments

     In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investments in debt securities are designated as available-for-sale and are recorded at fair value, being quoted market value. Any resulting unrealized gains or losses are reflected as a separate component of shareholders' equity as accumulated other comprehensive income and as a separate component of the statement of operations as other comprehensive income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at cost, which approximates fair value. Other investments are carried at cost, which approximates fair value.

     Bond discounts and premiums are accreted or amortized on the effective interest method over the term of the related securities. Realized gains or losses on sale of investments are determined on the basis of specific identification. Net investment income is recognized when earned and includes interest and amortization of market premiums and discounts and is net of investment management and custody fees.

     The Company previously used foreign currency forward contracts for the purpose of managing certain investment portfolio exposures. As of June 30, 1998 the investment in non-U.S. dollar denominated securities was discontinued, eliminating the need to utilize foreign currency forward contracts.

     g) Statement of cash flows

     For purposes of the statements of cash flows, short-term deposits are composed of deposits with original maturities which are less than three months.

     h) Loss per common share

     The Company computes loss per share in accordance with SFAS No. 128, "Earnings Per Share." Loss per common share is calculated using the loss for the period adjusted for preference dividends, accretion of preference stock to redemption value, and accretion on warrants divided by the weighted average number of common shares outstanding and, if dilutive, shares issuable under outstanding warrants.


     i) Comprehensive income

     The FASB issued Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. This statement requires the Company to report in the financial statements, in addition to net income, comprehensive income and its components. Comprehensive income for the Company is comprised solely of changes in unrealized appreciation or depreciation on marketable investments. The Company has adopted SFAS 130 in these consolidated financial statements.

     j) Segments


     The FASB issued Statement of Financial Accounting Standard No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which the Company has adopted in these consolidated financial statements. This statement established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas and major customers. Under SFAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. Segment information is reported separately for the Company's investment management and insurance operations.

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)



     k) Start-up activities


     The Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998. This statement requires the Company to expense organization costs as incurred. On July 1, 1998, the Company expensed the remaining unamortized organization costs which is reflected in the financial statements as a change in accounting principle.


3. NOTE RECEIVABLE

     The Company held a note receivable from the Company's Chief Executive Officer (the "CEO") for $1.25 million which was issued in connection with the Recapitalization in exchange for 250,000 shares of the Company's common stock. The note was interest-bearing at a rate of 7% compounded semi-annually. On October 8, 1997 the CEO repaid $1 million of the note along with the accrued interest thereon. The loan was then repaid in full on January 31, 1998.


4. INVESTMENTS


     a) Fixed maturities

     The fair values, gross unrealized gains and losses and amortized cost of fixed maturities at December 31, 1998 and 1997 are as follows:

                                                                    GROSS             GROSS
                                                 AMORTIZED        UNREALIZED        UNREALIZED
1998                                               COST             GAINS             LOSSES         FAIR VALUE
                                               ------------       ----------        ----------      ------------

 Non-U.S. Government .....................     $ 12,024,005       $   77,789         $ (82,384)     $ 12,019,410
 Corporate ...............................       85,488,892        1,316,526          (384,255)       86,421,163
 Short-term ..............................        2,047,964              --                 --         2,047,964
                                               ------------       ----------        ----------      ------------
  Fixed Maturities .......................     $ 99,560,861       $1,394,315         $(466,639)     $100,488,537
                                               ============       ==========        ==========      ============

                                                                    GROSS             GROSS
                                                 AMORTIZED        UNREALIZED        UNREALIZED
1997                                               COST             GAINS             LOSSES         FAIR VALUE
                                               ------------       ----------        ----------      ------------

 Non-U.S. Government .....................     $ 52,514,059       $1,382,523         $(308,775)     $ 52,788,537
 Corporate ...............................       69,150,612          583,353           (19,009)       70,514,226
                                               ------------       ----------        ----------      ------------
  Fixed Maturities .......................     $121,664,671       $1,965,876         $(327,784)     $123,302,763
                                               ============       ==========        ==========      ============

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


     Fixed maturities at December 31, 1998 and 1997, by contractual maturity, are shown below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

                                                  1998              1998              1997            1997
MATURITY PERIOD                                FAIR VALUE      AMORTIZED COST      FAIR VALUE    AMORTIZED COST
---------------                               ------------     --------------     ------------   --------------

Less than 1 year ........................     $  2,047,964      $  2,047,964      $ 16,443,261    $ 15,634,565
1-5 years ...............................       91,006,565        90,195,974        87,997,633      87,641,105
5-10 years ..............................        7,434,010         7,316,923        18,861,869      18,389,001
Greater than 10 years ...................              --                --                --              --
                                              ------------      ------------      ------------    ------------
  Total fixed maturities ................     $100,488,537      $ 99,560,861      $123,302,763    $121,664,671
                                              ============      ============      ============    ============


     Realized gains for the year ended December 31, 1998 were $3,436,817 and for the nine months ended December 31, 1997 were $1,895,725. Realized losses for the year ended December 31, 1998 were $622,685 and for the nine months ended December 31, 1997 were $1,010,303. Investments are made predominantly in U.S. dollar denominated foreign corporate and government securities. The rating level for an investment cannot be below "Double-A minus". The portfolio consists of "Double-A" rated investments on average. The portfolio manager operates under guidelines to maintain a weighted average duration of two to five years.


     (b) Net investment income

     Net investment income for the year ended December 31, 1998 and the nine months ended December 31, 1997 was derived from the following sources:

                                                         1998           1997
                                                      ----------     ----------
               Fixed maturities ...................   $8,400,894     $2,849,428
               Other ..............................      501,677        331,297
                                                      ----------     ----------
               Gross investment income ............    8,902,571      3,180,725
               Investment expense .................     (374,449)      (225,124)
                                                      ----------     ----------
               Net investment income ..............   $8,528,122     $2,955,601
                                                      ==========     ==========


5. OTHER INVESTMENTS


     Other investments are comprised of a $30 million note issued by SG Holdings which is the parent company of certain clients of CGAIM. The note is carried at its original cost which approximates fair value. The note bears interest of 3 month LIBOR plus 1% per annum payable quarterly and has a five year term with no prepayment penalty. The 3 month LIBOR rate at December 31, 1998 was 5.066. The note was purchased to provide SG Holdings and its subsidiaries with cash to manage their liquidity and to pay for additional financial guaranty insurance.

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


6. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

                                                     1998           1997
                                                  ----------     ----------
         Other Assets
         Other prepaid Expenses ................  $  222,752     $  276,164
         Prepaid commitment fees ...............     276,164        148,669
         Fixed Assets, net of depreciation .....   1,603,600        844,892
         Deposits ..............................     280,000        293,717
         Accounts Receivable ...................     368,730        430,785
         Other .................................     175,000         24,082
                                                  ----------     ----------
           Total Other Assets ..................  $2,926,246     $2,018,309
                                                  ==========     ==========


7. LOSSES AND LOSS EXPENSES


     The provision for losses and loss adjustment expenses ("LAE") is established in an amount equal to the CGA's estimate of unidentified or case basis reserves and unallocated losses including costs of settlement, on the obligations it has insured. Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and LAE. The general provision for losses and LAE is calculated by applying a loss factor, determined based on an independent rating agency study of bond defaults, to net par amount outstanding of the insured obligations.


     The provision for losses and LAE is comprised of the following at December 31, 1998 and 1997:

                                                     1998             1997
                                                  -----------        -------
         Case basis reserve ..................... $88,200,000        $  --
         General reserve ........................   2,000,000         55,000
                                                  -----------        -------
           Total provision for losses and LAE ... $90,200,000        $55,000
                                                  ===========        =======

     The activity in the provision for losses and LAE is as follows:

                                                     1998             1997
                                                  -----------        -------

         Provision for losses and LAE
          Balance at January 1 .................. $    55,000        $   --
         Less reinsurance recoverables ..........         --             --
                                                  -----------        -------
         Net Balance at January 1 ...............      55,000            --

         Net losses and loss expenses incurred ..  22,745,000         55,000
         Net losses and loss expenses paid ......         --             --
                                                  -----------        -------
         Net provision for losses and LAE
          Balance at December 31 ................  22,800,000         55,000

         Reinsurance recoverable ................  67,400,000            --
                                                  -----------        -------
         Provision for losses and LAE, gross of
          reinsurance recoverable Balance at
          December 31 ........................... $90,200,000        $55,000
                                                  ===========        =======


     In October, 1998 the credit ratings on asset-backed securities originated and serviced by Commercial Financial Services Inc. ("CFS"), a credit-card debt collection company, were withdrawn by the three credit rating companies

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


that rate the most recently issued CFS securities. The withdrawal of the ratings was in response to allegations of accounting irregularities at CFS. The rating agencies, investors and insurers have commenced an investigation into the allegations. Clients of CGAIM own approximately $155 million par of the CFS securities and CGA has insured the credit facilities used to finance their purchase. CGA had previously reinsured approximately $138 million par of this exposure. In addition, CGA has exposure of approximately $46 million par to CFS securities through a financial guaranty policy issued to a client that purchased the securities for their own account. CGA previously reinsured approximately $16 million par of this exposure. In summary, CGA has exposure to a total of $201 million par of CFS issued securities, of which $154 million par has been reinsured, leaving a net exposure of approximately $47 million par. CGA estimates the loss on its net exposure of the CFS securities to be $20.8 million for which a case basis reserve has been established for the year ended December 31, 1998.


8. REINSURANCE

     In the ordinary course of business, CGA cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to CGA under the existing reinsurance agreements, CGA would be liable for such defaulted amounts. CGA also has a $20 million excess of loss reinsurance facility. As of December 31, 1998 prepaid reinsurance of approximately $1.3M was associated with a single reinsurer.

     As stated above in note seven, CGA has reinsured approximately $154 million par of its total exposure to $201 million par of CFS issued securities, leaving a net exposure of approximately $47 million par. CGA has reinsurance recoverable of $67.4 million relating to the CFS securities as of December 31, 1998.

     Also during October, 1998, CGA took steps to mitigate risks related to its exposure in connection with guarantees of client credit facilities used to purchase asset-backed and real estate securities. As a result of turmoil in certain areas of the capital markets during this time period, the spreads over treasuries at which investors were willing to purchase certain securities widened considerably. This spread widening caused a decrease in the fair value of many of the securities used as collateral for the insured credit facilities. The estimated fair value of these securities had declined significantly during October. Certain of the credit facilities have requirements that lender's operating ratios, (the portfolio market value divided by the loan outstanding) be maintained above certain levels. In the event that an operating ratio falls below the required level and is not brought into compliance within the cure period, the lender may liquidate the collateral and require CGA to pay any remaining balance outstanding under the credit facility.

     During October, 1998 two of CGAIM's clients worked with CGA to reduce the impact of any future spread widening on their operating ratios. CGA provided credit support on approximately $382 million of securities within the two insured portfolios, which was further supported by a "Triple-A" rated reinsurer, using documentation that would permit the insured to proceed directly against the reinsurer. The effect of the described credit support arrangements was to substantially increase the market value of the subject securities. CGA received a premium of $38.95 million from its clients in connection with these credit support arrangements, and ceded $38.7 million to the aforementioned reinsurer. The reinsurer is a shareholder of the Company who has contracted with two other shareholders of the Company to participate in the above described credit arrangements.

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


9. MEZZANINE EQUITY

                                                               1998           1997
                                                                 $              $
                                                            ----------     ----------

         Series A: 3,211,890 and 2,796,534 shares
          issued and outstanding .........................      32,119         27,965
         Additional paid in capital ......................  75,258,981     65,504,534
                                                            ----------     ----------
         Total series A preferred stock ..................  75,291,100     65,532,499
         Series B: 1,600,000 and 1,600,000 shares
          issued and outstanding .........................      16,000         16,000
         Additional paid in capital ......................  37,284,985     37,059,371
                                                            ----------     ----------
           Total series B preferred stock ................  37,300,985     37,075,371
                                                            ==========     ==========


     The Company's Series A Preferred Stock is subject to mandatory redemption including all accrued and unpaid dividends thereon, on June 17, 2007. The Series A Preferred Stock is also redeemable at the election of the Company at any time after June 17, 2002, subject to the payment of early redemption premiums starting at 11% initially, declining to 8% after June 17, 2003 and declining by 2% annually through June 16, 2007. The Series B Preferred Stock is subject to mandatory redemption including all accrued and unpaid dividends thereon, on June 17, 2012.

     The dividends on the Series A Preferred Stock are declared quarterly by the Board of Directors and paid in additional shares of Series A Preferred Stock.
The Company was obligated to pay an additional pay-in-kind dividend of .5% on the Series A Preferred Stock from December 15, 1997 to the effective date of a registration statement with respect to the Series A Preferred Stock. The Company registered the Series A Preferred Stock with the Securities and Exchange Commission effective August 6, 1998 at which time the accrual of the additional
 .5% dividend on the Series A Preferred Stock ceased. The additional dividend was paid on September 30, 1998. The dividend on the Series B Preferred Stock is not declared quarterly, however, the mandatory redemption provision requires that at redemption the Company is obligated to pay 100% of the stated value of the shares plus accrued and unpaid dividends thereon. Accordingly, the liability for dividends payable on the Series B Preferred Stock is accrued and the charge against retained earnings is recorded.

     Both Series A Preferred Stock and Series B Preferred Stock were recorded at fair value, being the net proceeds received. The difference between fair value and the redemption value (excluding pay-in-kind dividends) is being accreted over the mandatory redemption period by a charge to retained deficit.

     Both the Series A Preferred Stock and Series B Preferred Stock are voting securities with Series A Preferred Stock carrying 7 votes per share and Series B Preferred Stock carrying 5 votes per share. Series A Preferred Stock comes first in preference in a liquidation of the Company followed by Series B Preferred Stock and then the Company's Common Stock.


10. COMMON STOCK

     The number of shares of Common Stock of the Company outstanding during the year ended December 31, 1998 and the nine months ended December 31, 1997 was as follows:

                                                         1998           1997
                                                       ---------      ---------
         Issued and outstanding .....................  9,100,000      9,100,000
         Weighted average number of shares ..........  9,100,000      6,522,313

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


     The Common Stock carries 2 votes per share. During the nine months ended December 31, 1997 9,100,000 shares were issued for cash proceeds of $45,500,000.


11. LOSS PER COMMON SHARE

     The following table sets forth the computation of basic and diluted loss per share for the year ended December 31, 1998 and the period ended December 31, 1997.

                                                                                     NINE MONTHS
                                                                    YEAR ENDED          ENDED
                                                                   DECEMBER 31,      DECEMBER 31,
                                                                       1998              1997
                                                                   ------------     -------------

         Basic Loss Per Share ("EPS")
         Numerator:
          Net loss                                                 $(17,987,779)    $ (2,706,182)
          Series A--Pay-in-kind dividends paid                      (10,383,919)      (4,913,346)
          Series A--Accretion to redemption value                      (514,273)        (190,472)
          Series A--Accretion on warrants                              (207,709)             --
          Series B--Pay-in-kind dividends accrued                    (9,576,932)      (4,439,231)
          Series B--Accretion to redemption value                      (225,614)         (83,561)
                                                                   ------------     ------------
         Net Loss Available to Common Shareholders                  (38,896,226)     (12,332,792)
                                                                   ------------     ------------
         Denominator:
          Weighted Average Shares Outstanding                         9,100,000        6,522,313
         Basic EPS                                                 $      (4.27)    $      (1.89)
                                                                   ============     ============
         Diluted Loss Per Share
         Numerator                                                 $(38,896,226)    $(12,332,792)
                                                                   ------------     ------------
         Denominator                                                  9,100,000        6,522,313
                                                                   ------------     ------------
         Diluted EPS                                               $      (4.27)    $      (1.89)
                                                                   ============     ============
         Loss per share on cumulative effect of change in
          accounting principle                                     $      (0.43)    $       --
                                                                   ============     ============



     The Company has outstanding warrants which were not included in the computation of the diluted loss per share as the effect of these warrants is antidilutive for the periods presented above.

     On June 17, 1997 the Company issued warrants to purchase 270,000 shares of Common Stock in connection with the issuance of 2.6 million shares of Series A Preferred Stock. All of the warrants are outstanding as of December 31, 1998. These warrants are excerciseable at any time on or prior to June 17, 2007 at an exercise price of $.01.

     The Company also issued 847,729 warrants to certain investors and members of management in connection with the issuance of 1.6 million investment units. Each warrant represents the right to purchase one share of Common Stock on or prior to June 17, 2007. The warrants have an exercise price of $5 per share and were outstanding at December 31, 1998. In addition, the Company has authorized 1,494,771 warrants for certain employees which each represent the right to purchase one share of Common Stock on or prior to June 17, 2007 at an exercise price of $5 per share. The employee rights will vest ratably over a four-year period and expire if not excercised within thirty days of the employee's termination of employment. As of December 31, 1998, there were 1,348,129 warrants outstanding, of which 337,032 warrants were exercisable. As of December 31, 1997 there were 1,348,129 warrants outstanding, of which none were exercisable.

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


12. INSURANCE IN FORCE

     CGA principally insures structured securities including asset-backed securities, mortgage-backed securities and commercial mortgage-backed securities. CGA's potential liability in the event of nonperformance by the issuer of the insured obligation is represented by its proportionate share of the aggregate outstanding principal and interest payable ("insurance in force") on such insured obligation. At December 31, 1998, CGA's aggregate insurance in force was approximately $1.6 billion, net of reinsurance.

     The following table shows the net par outstanding of insured obligations, net of reinsurance, at December 31, by asset type:

                                                          1998           1997
                                                       (IN 000'S)     (IN 000'S)
                                                       ----------     ----------

         REIT Debt ................................... $  381,777      $    --
         Consumer asset-backed securities ............    456,521        52,439
         Corporate asset-backed securities ...........    270,612        46,337
         Commercial mortgage-backed securities .......    185,754       100,703
         Sovereign debt ..............................    120,000       120,000
         Corporate debt ..............................     75,000           --
         REIT Preferred stock ........................     70,000           --
                                                       ----------      --------
           Total ..................................... $1,559,664      $319,479
                                                       ==========      ========


     The following table presents the credit ratings of the above assets, based on net par outstanding at December 31:

                                                          1998           1997
                                                          ----           ----

         "AAA" .......................................      4%            --
         "AA" ........................................      3%            --
         "A" .........................................     12%             7%
         "BBB" .......................................     67%            65%
         "BB" ........................................     11%            28%
         Not rated ...................................      3%            --
                                                          ---            ---
           Total .....................................    100%           100%
                                                          ===            ===


13. SEGMENT REPORTING

     The Company has two reportable segments: CGA and CGAIM (see description of each segment in Note 1). The Company's management has identified the operating segments on the basis that they are separate legal entities with each entity carrying on a different type of business. CGA provides financial guaranty insurance. CGAIM provides investment management services to third party investment vehicles and provides investment advisory services including transaction structuring. The accounting policies of each of the segments are the same as those described in the summary of significant accounting policies.

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


     The table below presents financial information for each of the operating segments.


     As of and for the year ended December 31, 1998.

                                                      CGA            CGAIM           OTHER(a)        TOTAL
                                                  ------------    -----------       ----------    ------------

REVENUES
Net premiums earned ............................  $  9,246,289    $       --        $      --     $  9,246,289
Net investment income ..........................     8,387,513         64,934           75,675       8,528,122
Net realized gains .............................     2,814,132            --               --        2,814,132
Management fees ................................           --       3,353,499              --        3,353,499
Intersegment revenue ...........................           --         122,301              --          122,301
  TOTAL REVENUES ...............................                                                    24,064,343

EXPENSE ITEMS
Operating expenses .............................     1,680,707     10,711,550        1,753,410      14,145,667
Acquisition costs ..............................       433,217            --               --          433,217
Commitment fees ................................       600,000            --               --          600,000
Excess of loss facility ........................       200,000            --               --          200,000
Losses and loss adjustment expenses ............    22,745,000            --               --       22,745,000
  TOTAL EXPENSES ...............................                                                    38,123,884
Cumulative effect of change in accounting
 policy ........................................     1,127,353        480,207        2,320,678       3,928,238
                                                  ------------    -----------       ----------    ------------
ASSETS
  Total assets .................................   214,823,536      3,752,936        7,860,816     226,437,288
                                                  ============    ===========       ==========    ============

(a) The "other" segment is comprised of CGA Group, Ltd., the holding company, which does not meet any of the quantitative thresholds for determining a reportable segment.


     As of and for the nine months ended December 31, 1997.


                                                      CGA            CGAIM            OTHER          TOTAL
                                                  ------------    -----------       ----------    ------------

REVENUES
Net premiums earned ............................  $    502,995     $      --       $       --     $    502,995
Net investment income ..........................     2,901,306                                       2,955,601
Net realized gains .............................       885,422            --               --          885,422
  TOTAL REVENUES ...............................                                                     4,344,018

EXPENSE ITEMS
Operating expenses .............................       597,883      5,313,368          598,852       6,510,103
Acquisition costs ..............................        53,590            --               --           53,590
Commitment fees ................................       323,836            --               --          323,836
Excess of loss facility ........................       107,671            --               --          107,671
Losses and loss adjustment expenses ............        55,000            --               --           55,000
                                                  ------------     ----------      -----------    ------------
  TOTAL EXPENSES ...............................                                                     7,050,200
ASSETS
  Total Assets .................................   131,607,950      3,577,782       11,085,250     146,270,982
                                                  ============     ==========      ===========    ============

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


     The following are reconciliations of reportable segment revenues, expenses and assets to the Company's consolidated totals in the financial statements. Depreciation expense is included in operating expenses.

                                                                1998               1997
                                                            -------------     -------------

REVENUES
Total revenues for reportable segments ...................  $  24,064,343     $   4,344,018
Elimination of intersegment revenues .....................       (122,301)              --
                                                            -------------     -------------
  Total consolidated revenues ............................  $  23,942,042     $   4,344,018
                                                            =============     =============

EXPENSES
Total expenses for reportable segments ...................  $  38,123,884     $   7,050,200
Elimination of intersegment operating expenses ...........       (122,301)              --
                                                            -------------     -------------
  Total consolidated expenses ............................  $  38,001,583     $   7,050,200
                                                            =============     =============

ASSETS
Total assets for reportable segments .....................  $ 226,437,288     $ 146,270,982
Intercompany loans .......................................     (7,551,429)       (3,549,796)
Other intercompany balances ..............................     (2,981,926)              --
                                                            -------------     -------------
  Total consolidated assets ..............................  $ 215,903,933     $ 142,721,186
                                                            =============     =============


14. CONTINGENCIES AND COMMITMENTS

     a) The Company has exposure totaling approximately $425 million related to the timely payment of interest and principal on a loan to St. George Investments I, Ltd. (SGI). The loan is payable in four equal annual installments with the first installment due November 11, 1999. In order to meet this obligation, CGAIM, as the advisor to SGI, has advised SGI to sell a portion of the underlying securities to special purpose vehicles that will repackage the securities as follows. The current terms of the proposed transaction indicate that the underlying securities would be sold to two newly organized special purpose vehicles, financed by three classes of certificates. The two most senior classes of certificates, representing approximately 84% of the total, would be held by a third party who is also an institutional investor in the Company. The Company would also issue a 5.9% pool policy related to the underlying pool of securities. This transaction is currently scheduled to close in April, 1999. The proceeds from this sale under the currently negotiated terms would be sufficient to meet SGI's obligations due in November, and CGAIM would advise SGI to use the proceeds to meet the obligation. There can be no assurance that the sale of the underlying securities occurs under the terms discussed above. In the event that this transaction does not occur and SGI is not otherwise able to meet their debt obligation, the lender may call on the Company's loan guaranty for the shortfall. The Company may then liquidate the underlying collateral to subrogate losses paid.

     b) Lease commitments

     The Company rents office space in Hamilton, Bermuda under an operating lease which expires in 2000. CGAIM rents office space in New York, under an operating lease which expires in 2003 with one option for a renewal period of five years. Total rent expense was approximately $355,000 and $300,000 in 1998 and 1997 respectively. Future minimum rental commitments under the leases, are expected to be approximately $500,000 per annum.


15. TAXATION

     The Company and CGA, which are domiciled in Bermuda, have received from the Minister of Finance of Bermuda an assurance under the Exempted Undertakings Tax Protection Act, 1966, as amended, of Bermuda, that generally protects them from incurring taxation by Bermuda tax authorities until March 28, 2016. Since the Company

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


and CGA are not engaged in a trade or business in the U.S. there should be no U.S. income taxes due, however, CGA does file protective U.S. income tax returns. CGAIM will be subject to U.S. taxation at regular corporate tax rates, but has tax losses carried forward of approximately $7.65 million and $5.3 million as at December 31, 1998 and 1997 respectively, for which no benefit has been recorded in the financial statements. These tax loss carry-forwards expire in the year 2013 and 2012 respectively.


16. STATUTORY FINANCIAL DATA

     Under The Insurance Act 1978, amendments thereto and related regulations, CGA is required to file an annual Statutory Financial Return and Statutory Financial Statements to maintain certain measures of solvency and liquidity during the period. The statutory capital and surplus at December 31, 1998 and 1997 were $114,681,031 and $127,041,276, respectively. Statutory net loss for the year ended December 31, 1998 was $11,264,214 and for the nine months ended December 31, 1997 statutory net income was $3,152,533. The principal differences between capital and surplus and statutory net income and shareholders' equity and income as reported in conformity with GAAP relates to deferred acquisition costs and prepaid expenses of the Company. There were no statutory restrictions on payment of dividends from the retained earnings of the Company as the required level of solvency was met by the common stock in issue.


17. RECENT ACCOUNTING PRONOUNCEMENTS

     On June 15, 1998, the FASB issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. SFAS 133 requires all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. The Company does not believe the application of SFAS 133 will have a material effect on its consolidated financial statements.


18. SUBSEQUENT EVENTS

     On January 27, 1999 the Company held a Special General Meeting for all shareholders, which was both preceded and followed by meetings of its Board of Directors. The purpose of the meetings was primarily to approve and authorize the seeking of additional capital from existing shareholders and from one or more third party investors.

     During the meetings the following resolutions were among those approved:

     o That the authorized share capital of the Company be increased from $412,000 to $3,412,000 by the creation of an additional 300,000,000 shares of a par value of $0.01.

     o That the Company create a new series of Preference Shares being Series C Convertible Cumulative Voting Preference Shares (the "Series C Preferred Stock") and offer up to $63 million of such stock to the existing holders of the Company's Common Stock and Series B Preferred Stock (the "Rights Offering").

     o Concurrent with the closing of the Rights Offering all outstanding shares of Series B Preferred Stock, including accrued dividends thereon, shall be converted into shares of Common Stock based on a value of $3 per share of Common Stock.

     o That the Company amend the terms of the Series B Preferred Stock such that the dividend rate applicable to the Shares of Series B Preferred Stock which may be issued in the future upon exercise of the Unit Investors

                                CGA GROUP, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


          Capital Commitments or otherwise will not be greater than 7% per annum, that any such Series B Preferred Stock shall rank junior to the Series C Preferred Stock in all respects, and that any such Series B Preferred Stock shall not be entitled to voting rights.

     o That the number of Directors of the Company be increased from 13 to 15 by the creation of two new vacancies and that the said two vacancies be filled by nominees elected by the holders of the new Series C Preferred Stock of the Company.



     The Company has received irrevocable commitments from certain of its existing investors to purchase approximately $50.7 million of Series C Preferred Stock. Such amount is comprised of approximately 31.8 million shares priced at $1.50 per share and 12 million shares priced at $0.25 per share. The Rights Offering is scheduled to close upon the receipt of the funds on March 31, 1999.

     The Company also obtained agreements from the Series A Preferred Shareholders to amend the terms of the Series A Preferred Stock so that the early redemption premium referred to in the mezzanine equity footnote above is eliminated.

     The amount of new Common Stock to be issued in connection with the conversion of the Series B Preferred Stock is projected to be approximately 18.9 million shares which will bring the amount of total Common Stock outstanding to approximately 28 million shares.

     On April 14, 1999, clients of CGA received gross proceeds of approximately $551 million from the sale of securities that had been financed using credit facilities insured by CGA. CGA issued new financial guaranty insurance related to the sale resulting in approximately $163 million of new exposure. The effect of the transaction was to reduce CGA's risk-in-force by approximately $375 million. The sellers will use the proceeds of this transaction to meet their respective obligations under various financing arrangements, as well as to provide cash for investment activities in the normal course of their business. The financial statements do not include any adjustments that might result from this transaction.




19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                            1ST QTR       2ND QTR        3RD QTR       4TH QTR        TOTAL
                                          ----------    ----------     ----------    ----------    -----------

Net premiums written .................... $1,949,993    $1,607,759     $2,882,474    $3,356,610    $ 9,796,836
Net premiums earned .....................  1,071,135     1,649,341      3,027,536     3,498,277      9,246,289
Net investment income and net
 realized gains .........................  1,646,061     3,119,215      1,985,828     4,591,150     11,342,254
Management fees .........................    189,056       492,939      1,472,589     1,198,915      3,353,499
                                          ----------    ----------     ----------    ----------    -----------
  Total Revenues ........................  2,906,252     5,261,495      6,485,953     9,288,342     23,942,042
                                          ==========    ==========     ==========    ==========    ===========
Operating Expenses ......................  3,063,863     4,366,129      4,043,755     2,549,619     14,023,366
Acquisition costs .......................     53,245        92,342        129,944       157,686        433,217
Commitment fees and excess of
 loss facility ..........................    197,945       199,589        201,233       201,233        800,000
Losses and loss adjustment
 expenses, net ..........................    195,000       405,000        700,000    21,445,000     22,745,000
                                          ----------    ----------     ----------    ----------    -----------
  Total Expenses ........................  3,510,053     5,063,060      5,074,932    24,353,538     38,001,583
                                          ==========    ==========     ==========    ==========    ===========
Net income (loss) .......................   (603,801)      198,435     (2,517,216)  (15,065,197)   (17,987,779)
Net income (loss) available to
 shareholders ........................... (5,683,130)   (4,909,349)    (7,991,082)  (20,312,665)   (38,896,226)
Basic and fully diluted earnings
 (loss) per share .......................     ($0.62)       ($0.54)        ($0.88)       ($2.23)        ($4.27)

                                               CGA GROUP, LTD.

                                         CONSOLIDATED BALANCE SHEETS
                                         (EXPRESSED IN U.S. DOLLARS)
                                                 (UNAUDITED)

                                                                                 MARCH 31,      DECEMBER 31,
                                                                                   1999             1998
                                                                               ------------     ------------

ASSETS
 Fixed maturities available for sale, (at fair value)
  (Amortized cost: $101,493,092 and $99,560,861) ............................  $100,716,387     $100,488,537
 Other investments ..........................................................    30,000,000       30,000,000
 Cash and short-term investments ............................................    53,083,244        2,598,140
 Premiums receivable ........................................................     3,080,055        3,228,497
 Management fees receivable .................................................     1,064,638        1,093,411
 Accrued interest receivable ................................................     2,850,376        3,679,763
 Deferred acquisition costs .................................................     3,562,274        3,202,557
 Prepaid reinsurance premiums ...............................................     1,273,640        1,286,782
 Reinsurance recoverable ....................................................    67,400,000       67,400,000
 Other assets ...............................................................     2,618,108        2,926,246
                                                                               ------------     ------------
   Total assets .............................................................  $265,648,722     $215,903,933
                                                                               ============     ============

LIABILITIES
 Unearned premiums ..........................................................  $    786,685     $    821,124
 Provision for losses and loss adjustment expenses ..........................    90,500,000       90,200,000
 Reinsurance balances payable ...............................................       406,483          420,660
 Accrued costs and expenses .................................................     3,631,747        4,355,767
                                                                               ------------     ------------
   Total liabilities ........................................................    95,324,915       95,797,551
                                                                               ------------     ------------

MEZZANINE EQUITY
 Preferred stock, $.01 par value, 72,000,000 shares authorized:
  Series A ..................................................................    78,199,216       75,291,100
  Series B ..................................................................           --        37,300,985
 Dividends accrued on Series B ..............................................           --        14,016,164
 Series C ...................................................................    49,793,795              --
                                                                               ------------     ------------
   Total mezzanine equity ...................................................   127,993,011      126,608,249
                                                                               ------------     ------------

SHAREHOLDERS' EQUITY
 Common stock, $.01 par value, 268,000,000 shares authorized,
  28,005,648 issued and outstanding .........................................       280,057           91,000
 Additional paid-in-capital .................................................    96,166,977       42,486,057
 Accumulated other comprehensive income .....................................      (776,705)         927,676
 Retained deficit ...........................................................   (53,339,533)     (50,006,600)
                                                                               ------------     ------------
   Total shareholders' equity (deficit) .....................................    42,330,796       (6,501,867)
                                                                               ------------     ------------
   Total liabilities and shareholders' equity ...............................  $265,648,722     $215,903,933
                                                                               ============     ============


   The accompanying notes are an integral part of these financial statements.

                                             CGA GROUP, LTD.

                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (EXPRESSED IN U.S. DOLLARS)
                                               (UNAUDITED)

                                                                               THREE MONTHS      THREE MONTHS
                                                                                   ENDED             ENDED
                                                                              MARCH 31, 1999    MARCH 31, 1998
                                                                              --------------    --------------

REVENUES
 Gross premiums written ...................................................     $ 3,467,232      $ 1,949,993
 Ceded premiums ...........................................................        (419,625)             --
                                                                                -----------      -----------
 Net premiums written .....................................................       3,047,607        1,949,993
 Change in unearned premiums ..............................................          34,439         (878,858)
                                                                                -----------      -----------
 Net premiums earned ......................................................       3,082,046        1,071,135
 Net investment income ....................................................       1,671,501        1,888,255
 Net realized gains (losses) ..............................................         151,566         (242,194)
 Management fees ..........................................................       1,145,259          189,056
                                                                                -----------      -----------
  Total revenues ..........................................................       6,050,372        2,906,252
                                                                                -----------      -----------

EXPENSES
 Operating expenses .......................................................       3,276,277        3,063,863
 Acquisition costs ........................................................         148,138           53,245
 Commitment fees ..........................................................         147,945          147,945
 Excess of loss facility ..................................................          50,000           50,000
 Losses and loss adjustment expenses ......................................         300,000          195,000
                                                                                -----------      -----------
  Total expenses ..........................................................       3,922,360        3,510,053
NET INCOME (LOSS) .........................................................       2,128,012         (603,801)
Other comprehensive income ................................................      (1,704,381)         607,868
                                                                                -----------      -----------
COMPREHENSIVE INCOME ......................................................     $   423,631      $     4,067
                                                                                ===========      ===========
Net loss available to common shareholders .................................     $(3,531,036)     $(5,683,130)
Basic and diluted loss per common share ...................................     $     (0.38)     $     (0.62)
                                                                                ===========      ===========
Weighted average shares outstanding .......................................       9,310,063        9,100,000
                                                                                ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                                             CGA GROUP, LTD.

                               CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY
                                       (EXPRESSED IN U.S. DOLLARS)
                                               (UNAUDITED)

                                                                              THREE MONTHS
                                                                                  ENDED          YEAR ENDED
                                                                             MARCH 31, 1999   DECEMBER 31, 1998
                                                                             --------------   -----------------

MEZZANINE EQUITY
SERIES A PREFERRED STOCK
Balance--beginning of period .............................................    $     32,119     $     27,965
Pay-in-kind dividends paid ...............................................           1,104            4,154
                                                                              ------------     ------------
Balance--end of period ...................................................          33,223           32,119
                                                                              ------------     ------------

ADDITIONAL PAID-IN-CAPITAL--SERIES A PREFERRED
Balance--beginning of period .............................................      75,258,981       65,504,534
Fair value of warrants ...................................................             --        (1,347,300)
Pay-in-kind dividends paid ...............................................       2,759,046       10,379,765
Accretion to redemption value ............................................         114,283          514,273
Accretion on warrants ....................................................          33,683          207,709
                                                                              ------------     ------------
Balance--end of period ...................................................      78,165,993       75,258,981
                                                                              ------------     ------------
TOTAL SERIES A PREFERRED STOCK ...........................................    $ 78,199,216     $ 75,291,100
                                                                              ============     ============

SERIES B PREFERRED STOCK
Balance--beginning of period .............................................    $     16,000     $     16,000
Pay-in-kind dividends paid ...............................................           6,687
Stock exchanged for common stock .........................................         (22,687)              --
                                                                              ------------     ------------
Balance--end of period ...................................................             --            16,000
                                                                              ------------     ------------

ADDITIONAL PAID-IN-CAPITAL--SERIES B PREFERRED
Balance--beginning of period .............................................      37,284,985       37,059,371
Pay-in-kind dividends paid ...............................................      16,710,271               --
Accretion to redemption value ............................................          50,137          225,614
Unaccreted issuance costs ................................................       2,648,879
Stock exchanged for common stock .........................................     (56,694,272)              --
Balance--end of period ...................................................             --        37,284,985
                                                                              ------------     ------------
TOTAL SERIES B PREFERRED STOCK ...........................................    $        --      $ 37,300,985
                                                                              ============     ============

PAY-IN-KIND DIVIDENDS ACCRUED--SERIES B
Balance--beginning of period .............................................    $ 14,016,164     $  4,439,231
Dividends accrued ........................................................       2,700,795        9,576,933
Dividends paid ...........................................................     (16,716,959)              --
                                                                              ------------     ------------
Balance--end of period ...................................................    $         --     $ 14,016,164
                                                                              ============     ============

SERIES C PREFERRED STOCK
Balance--beginning of period .............................................    $         --     $         --
Stock issued (43,997,863 shares) .........................................         439,979               --
                                                                              ------------     ------------
Balance--end of period ...................................................         439,979               --
                                                                              ------------     ------------

ADDITIONAL PAID-IN-CAPITAL--SERIES C PREFERRED
Balance--beginning of period .............................................              --               --
Stock issued .............................................................      50,556,816               --
Issuance costs ...........................................................      (1,203,000)              --
                                                                              ------------     ------------
Balance--end of period ...................................................      49,353,816               --
                                                                              ------------     ------------
TOTAL SERIES C PREFERRED STOCK ...........................................    $ 49,793,795     $         --
                                                                              ============     ============
TOTAL MEZZANINE EQUITY ...................................................    $127,993,011     $126,608,249
                                                                              ============     ============

   The accompanying notes are an integral part of these financial statements.

                                             CGA GROUP, LTD.

                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                       (EXPRESSED IN U.S. DOLLARS)
                                               (UNAUDITED)

                                                                              THREE MONTHS
                                                                                  ENDED          YEAR ENDED
                                                                             MARCH 31, 1999   DECEMBER 31, 1998
                                                                             --------------   -----------------
SHAREHOLDERS' EQUITY
COMMON STOCK
Balance--beginning of period .............................................    $      91,000    $     91,000
Stock issued (18,905,648 shares) .........................................          189,057             --
                                                                              -------------    ------------
Balance--end of period ...................................................          280,057          91,000
                                                                              -------------    ------------

ADDITIONAL PAID-IN-CAPITAL--COMMON STOCK
Balance--beginning of period .............................................       42,486,057      42,086,353
Stock issued .............................................................       56,527,902             --
Fair value of warrants ...................................................             --         1,347,300
Accretion of Series A Preferred Stock to redemption value ................         (114,283)       (514,273)
Accretion of Series B Preferred Stock to redemption value ................          (50,137)       (225,614)
Accretion on warrants ....................................................          (33,683)       (207,709)
Unaccreted issuance costs (Series B) .....................................       (2,648,879)            --
                                                                              -------------    ------------
Balance--end of period ...................................................       96,166,977      42,486,057
                                                                              -------------    ------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance--beginning of period .............................................          927,676       1,638,092
Increase (decrease) during the period ....................................       (1,704,381)       (710,416)
                                                                              -------------    ------------
Balance--end of period ...................................................         (776,705)        927,676
                                                                              -------------    ------------

RETAINED EARNINGS (DEFICIT)
Balance--beginning of period .............................................      (50,006,600)    (12,057,969)
Net income (loss) ........................................................        2,128,012     (17,987,779)
Series A pay-in-kind dividends paid ......................................       (2,760,150)    (10,383,919)
Series B pay-in-kind dividends accrued ...................................       (2,700,795)     (9,576,933)
                                                                              -------------    ------------
Balance--end of period ...................................................      (53,339,533)    (50,006,600)
                                                                              -------------    ------------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT) .....................................    $  42,330,796    $ (6,501,867)
                                                                              =============    ============


   The accompanying notes are an integral part of these financial statements.

                                             CGA GROUP, LTD.

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       (EXPRESSED IN U.S. DOLLARS)
                                               (UNAUDITED)

                                                                              THREE MONTHS     THREE MONTHS
                                                                                  ENDED            ENDED
                                                                             MARCH 31, 1999   MARCH 31, 1998
                                                                             --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) .........................................................   $  2,128,012    $   (603,801)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
 Amortization of investments ..............................................         90,484       1,374,914
 Depreciation expense .....................................................        128,792          81,415
 Realized (gain) loss on sale of investments ..............................       (151,566)        242,194
 Realized loss on sale of fixed assets ....................................            --           26,282
Changes in assets and liabilities:
 Premiums receivable ......................................................        148,442        (578,451)
 Management fees receivable ...............................................         28,773             --
 Accrued interest .........................................................        829,387         973,774
 Deferred acquisition costs ...............................................       (359,717)       (382,181)
 Prepaid reinsurance premiums .............................................         13,142             --
 Other assets .............................................................        229,646         239,276
 Organization costs .......................................................            --          245,812
 Unearned premiums ........................................................        (34,439)        878,859
 Provision for losses and loss adjustment expenses ........................        300,000         195,000
 Reinsurance balances payable .............................................        (14,177)            --
 Deferred compensation payable ............................................            --          224,449
 Accrued costs and expenses ...............................................       (724,020)     (1,638,490)
                                                                              ------------     -----------
Net cash provided by operating activities .................................      2,612,759       1,279,052
                                                                              ------------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Cost of fixed maturity investments acquired ...............................    (22,856,171)    (47,025,095)
Proceeds from sale of fixed maturity investments ..........................     20,985,021      42,738,424
Purchases of fixed assets .................................................        (50,300)       (420,771)
Note receivable ...........................................................            --          250,000
                                                                              ------------     -----------
Net cash used in investing activities .....................................     (1,921,450)     (4,457,442)
                                                                              ------------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on issuance of Series C Preferred Stock ..........................     50,996,795             --
Issuance costs of Series C Preferred Stock ................................     (1,203,000)            --
                                                                              ------------     -----------
Net cash provided by financing activities .................................     49,793,795             --
                                                                              ------------     -----------

NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS ................     50,485,104      (3,178,390)
CASH AND SHORT-TERM INVESTMENTS--BEGINNING OF PERIOD ......................      2,598,140       7,199,106
                                                                              ------------     -----------
CASH AND SHORT-TERM INVESTMENTS--END OF PERIOD ............................   $ 53,083,244    $  4,020,716
                                                                              ============    ============


   The accompanying notes are an integral part of these financial statements.

                                CGA GROUP, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                          (EXPRESSED IN U.S. DOLLARS)


1.   GENERAL

     The interim consolidated financial statements, which include the accounts of CGA Group, Ltd. (the "Company") and its subsidiaries, have been prepared on the basis of accounting principles generally accepted in the United States of America and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results for such periods. The results of operations and cash flows for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the consolidated financial statements, and related notes thereto, included in the Company's 1998 Annual Report on Form 10-K.

     The Company is a holding company, which was incorporated in Bermuda on June 21, 1996. The Company has two wholly owned subsidiaries. Commercial Guaranty Assurance, Ltd. ("CGA") was incorporated in Bermuda on October 22, 1996. CGA is licensed as a class 3 insurer under the Insurance Act 1978 of Bermuda (the "Act") which authorizes it to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Act. CGA has a "Triple-A" "claims paying ability" rating from Duff & Phelps Credit Rating Company ("DCR") and has also been rated in the highest rating category assigned by each of the two Canadian rating agencies, Dominion Bond Ratings Service and Canadian Bond Ratings Service. CGA issues financial guaranty insurance policies, which are the functional equivalent of direct-pay letters of credit, to insure payment of interest, principal and other amounts payable in respect of notes, securities, and other financial obligations. CGA Investment Management, Inc. ("CGAIM") was incorporated in Delaware, U.S.A. in July 1996 by the founders of the Company and was acquired at nominal cost to the Company on June 9, 1997. CGAIM did not commence operations until after its acquisition by the Company. CGAIM is registered as an investment advisor with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended. CGAIM provides investment management and financial advisory services primarily to specialized investment vehicles and for the U.S. and international structured finance markets. CGAIM and its employees are based in New York City, New York.

     The primary clients of CGA and CGAIM are St. George Holdings, Ltd. ("SG Holdings") and Cobalt Holdings, Ltd. ("Cobalt") and their respective subsidiaries. In 1998 they provided approximately 85% of the total premiums earned by CGA, and 91% of the total investment management fees earned by CGAIM. These percentages are expected to decrease in the future.

     Operations commenced following the completion of the Company's private placement offering which occurred on June 17, 1997 (the "Recapitalization"). The initial capitalization of the Company consisted of 12,000 common shares with a par value of $1.00 per share. All 12,000 shares were redeemed on June 17, 1997 at which time the Company completed its Recapitalization.

     As part of the Recapitalization, on June 17, 1997, the Company issued 2.6 million shares of Series A Cumulative Voting Preference Shares (the "Series A Preferred Stock"), par value $.01 per share, for a price of $25 per share. The shares of Series A Preferred Stock are entitled to a 13.75% quarterly compounding dividend paid in additional shares of Series A Preferred Stock. The holders of Series A Preferred Stock also received warrants, which are transferable separately from the Series A Preferred Stock, which represent the right to purchase on or prior to June 17, 2007 a total of 270,000 shares of Common Stock at an exercise price of $.01 per share. The warrants are valued at $4.99 per share and are accounted for as additional paid-in-capital to the Common Stock.

     As part of the Recapitalization, on June 17, 1997, the Company issued 1.6 million shares of Series B Cumulative Voting Preference Shares (the "Series B Preferred Stock"), par value $.01 per share, for a price of $25 per share. The shares of Series B Preferred Stock are entitled to a 20% quarterly compounding dividend paid in additional shares of Series B Preferred Stock. The shares of Series B Preferred Stock were sold to investors as part of Investment Units which also included commitments to purchase an additional $60 million of Series B Preferred Stock in the aggregate upon the occurrence of certain funding events, in order to maintain CGA's "Triple-A" rating from DCR. The

                                CGA GROUP, LTD.

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                          (EXPRESSED IN U.S. DOLLARS)

Company pays a $600,000 annual fee to the holders of the Investment Units for their commitments. The Investment Units also included an aggregate of 7,827,957 shares of Common Stock out of a total of 9,100,000 million shares of Common Stock issued pursuant to the Recapitalization, at a price of $5 per share.

     The remaining 1,272,043 shares of Common Stock were sold to the sponsoring investors and certain members of management who also received 847,729 warrants, which each represent the right to purchase one share of Common Stock on or prior to June 17, 2007 at an exercise price of $5 per share. The exercise price of these warrants is subject to reduction based on the sales price of additional Common Stock or equivalents. An additional 1,494,771 warrants have been authorized for issuance to certain employees, which each represent the right to purchase one share of Common Stock on or prior to June 17, 2007 at an exercise price of $5 per share.

     On March 31, 1999, the Company sold 43,997,863 shares of Series C Convertible Cumulative Voting Preference Shares, par value $.01 per share (the "Series C Preferred Stock"), to existing shareholders for an aggregate sales price of $50,996,795. Concurrent with the sale of the Series C Preferred Stock, the outstanding 1,600,000 shares of Series B Preferred Stock and the 668,678 shares of Series B Preferred Stock declared as pay-in-kind dividends thereon, totaling 2,268,678 shares valued at $56,716,950, were exchanged for 18,905,648 shares of Common Stock based on an exchange price of $3 per share of Common Stock.


2. SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP") and include the accounts of the Company, CGA, and CGAIM. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     a) Premiums

     CGA's insurance contracts are classified as long-duration contracts for accounting purposes, as the contracts are expected to remain in force for an extended period. The contracts generally are not subject to unilateral changes in their provisions and require insurance protection for extended periods. Premium rates generally are level throughout the period of coverage. Premiums are recognized as written upon inception of multi-year policies. Up-front premiums are earned pro-rata over the period of risk. Installment premiums are earned over each installment period.

     b) Deferred acquisition costs

     Deferred acquisition costs are expenses that vary with and are primarily related to the production of business. These costs include compensation, underwriting, certain rating agency fees, legal and other expenses. Deferred acquisition costs are amortized on a straight-line basis over the estimated term of the related insured risks. The Company evaluates the recoverability of deferred acquisition costs whenever changes in circumstances warrant. If it is determined that an impairment exists, the excess of the unamortized balance over deferred acquisition costs will be charged to earnings.

     c) Reinsurance

     In the ordinary course of business, CGA cedes exposures pursuant to various reinsurance contracts designed to limit CGA's losses from certain risks and to protect CGA's capital and surplus. The reinsurance of risk does not relieve CGA of its original liability to its policyholders. In the event that a reinsurer was unable to meet its obligations under the existing reinsurance contracts, CGA would be liable for such defaulted amounts.

                                CGA GROUP, LTD.

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                          (EXPRESSED IN U.S. DOLLARS)


     Prepaid reinsurance premiums represent the portion of premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts in force.

     d) Provision for losses and loss adjustment expenses

     A case basis reserve for unpaid losses and loss adjustment expenses may be recorded at the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. A general reserve is calculated by applying a loss factor to the total net par amount outstanding of CGA's insured obligations over the expected term of such insured obligations.

     Management believes that the current level of the provision is adequate to cover the ultimate net cost of claims. The provision is necessarily an estimate and there can be no assurance that the ultimate liability will not differ from such estimates. The Company will monitor the provision on an ongoing basis and may periodically adjust the provision based on actual loss experience, the future mix of business and economic conditions.

     The provision for losses is reflected on the balance sheet gross of any losses recoverable from reinsurers.

     e) Investments

     In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investments in debt securities are designated as available-for-sale and are recorded at fair value, being quoted market value. Any resulting unrealized gains or losses are reflected as a separate component of shareholder's equity as accumulated other comprehensive income and as a separate component of the statement of operations as other comprehensive income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at cost, which approximates fair value. Other investments are carried at cost, which approximates fair value.

     Bond discounts and premiums are accreted or amortized on the effective interest method over the term of the related securities. Realized gains or losses on sale of investments are determined on the basis of specific identification. Net investment income is recognized when earned and includes interest and amortization of market premiums and discounts, and is net of investment management and custody fees.

     f) Statement of cash flows

     For purposes of the statements of cash flows, short-term deposits are composed of deposits with original maturities which are less than three months.

     g) Loss per common share

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per share." This statement requires the Company to report basic earnings per share and diluted earnings per share. Loss per common share is calculated using the loss for the period adjusted for preference dividends, accretion of preference stock to redemption value, and accretion on warrants, divided by the weighted average number of common shares outstanding and, if dilutive, shares issuable under outstanding warrants. The Company adopted SFAS 128 in 1998.

     h) Comprehensive Income

     The FASB issued Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. This statement requires the Company to report in the financial statements, in addition to net income, comprehensive income and its components. Comprehensive income for the Company is comprised solely of changes in unrealized appreciation or depreciation on marketable investments. The Company adopted SFAS 130 in 1998.

                                CGA GROUP, LTD.

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                          (EXPRESSED IN U.S. DOLLARS)


     i) Start-up activities

     The Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998. This statement requires the Company to expense organization costs as incurred. On July 1, 1998, the Company expensed the remaining unamortized organization costs, which is reflected in the financial statements as a change in accounting principle.


3. OTHER INVESTMENTS

     Other investments are comprised of a $25 million note from St. George Holdings, Ltd., a Cayman Islands company which is the parent company of certain clients of CGAIM ("SG Holdings"), and a $5 million note from Cobalt Holdings LLC, a Delaware limited liability corporation ("Cobalt Holdings") which is also the parent company of certain clients of CGAIM. The notes are carried at their original cost which approximates fair value. The notes bear interest of 3 month LIBOR plus 1% per annum payable quarterly. The Cobalt note matures in July, 2013 and may be prepaid without penalty. On April 16, 1999, SG Holdings repaid the $25 million note in full.


4.   DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

                                                      MARCH 31,    DECEMBER 31,
                                                        1999           1998
                                                     ----------    ------------
         Other Assets
          Other prepaid expenses .................     $229,831       $222,752
          Prepaid commitment fees ................      128,219        276,164
          Fixed assets, net of depreciation ......    1,525,108      1,603,600
          Deposits ...............................      329,200        280,000
          Accounts receivable ....................      328,357        368,730
          Other ..................................       77,393        175,000
                                                     ----------     ----------
           Total Other Assets ....................   $2,618,108     $2,926,246
                                                     ==========     ==========


5.   LOSSES AND LOSS EXPENSES

     The provision for losses and loss adjustment expenses ("LAE") is established in an amount equal to CGA's estimate of unidentified or case basis reserves and unallocated losses including costs of settlement, on the obligations it has insured. Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and LAE. The general provision for losses and LAE is calculated by applying a loss factor, determined based on an independent rating agency study of bond defaults, to net par amount outstanding of the insured obligations.

     In October, 1998 the credit ratings on asset-backed securities originated and serviced by Commercial Financial Services Inc. ("CFS"), a credit-card debt collection company, were withdrawn by the three credit rating companies that rate the most recently issued CFS securities. The withdrawal of the ratings was in response to allegations of accounting irregularities at CFS. The rating agencies, investors and insurers have commenced an investigation into the allegations. Clients of CGAIM own approximately $153.5 million par of the CFS securities, and CGA has insured the credit facilities used to finance their purchase. In addition, CGA has exposure of approximately $45.5 million par to CFS securities through a financial guaranty policy issued to a client of CGA that purchased the securities for its own account. In summary, CGA has exposure to a total of $199 million par of CFS issued securities, of which $152 million par has been reinsured, leaving a net exposure of approximately $47 million par at March 31, 1999. CGA estimates the loss on its net exposure of the CFS securities to be $20.8 million, for which a case basis reserve was established for the year ended December 31, 1998. The provision for losses is reflected on the balance sheet gross of reinsurance recoverable of $67.4 million.

                                CGA GROUP, LTD.

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                          (EXPRESSED IN U.S. DOLLARS)

6.   REINSURANCE

     In the ordinary course of business, CGA cedes exposures pursuant to various reinsurance contracts primarily designed to minimize CGA's losses from large risks and to protect CGA's capital and surplus. The reinsurance of risk does not relieve CGA of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to CGA under the existing reinsurance agreements, CGA would be liable for such defaulted amounts. CGA also has a $20 million excess of loss reinsurance facility. As of March 31, 1999 prepaid reinsurance of approximately $1.3 million was associated with a single reinsurer.

     As stated above, CGA has reinsured a portion of its exposure to asset-backed securities originated and serviced by CFS. Approximately $152 million par of this total exposure of $199 million is reinsured leaving a net exposure of approximately $47 million par. CGA has reinsurance recoverable of $67.4 million relating to the CFS securities as of March 31, 1999.

     In October, 1998, CGA provided credit support on approximately $382 million of securities within two insured portfolios, which was further supported by a "Triple-A" rated reinsurer, using documentation that would permit the insured to proceed directly against the reinsurer. The effect of the described credit support arrangements was to substantially increase the market value of the subject securities. CGA received a premium of $38.95 million from its clients in connection with these credit support arrangements, and ceded $38.7 million to the aforementioned reinsurer. The reinsurer is a shareholder of the Company who has contracted with two other shareholders of the Company to participate in the above-described credit arrangements. On April 14, 1999, these credit support arrangements were cancelled and approximately $29.5 million of premium was refunded to the clients.


7. MEZZANINE EQUITY

                                                                             1999               1998
                                                                          -----------       -----------

      Series A: 3,322,297 and 3,211,890 shares issued
       and outstanding .................................................. $    33,223       $    32,119
      Additional paid in capital ........................................  78,165,993        75,258,981
                                                                          -----------       -----------
        Total series A preferred stock .................................. $78,199,216       $75,291,100
                                                                          ===========       ===========
      Series B: nil and 1,600,000 shares issued and outstanding ......... $       --        $    16,000
      Additional paid in capital ........................................         --         37,284,985
                                                                          -----------       -----------
        Total series B preferred stock .................................. $       --        $37,300,985
                                                                          ===========       ===========
      Series C: 43,997,863 and nil shares issued and outstanding ........ $   439,979       $       --
      Additional paid in capital ........................................  49,353,816               --
                                                                          -----------       -----------
        Total series C preferred stock .................................. $49,793,795       $       --
                                                                          ===========       ===========

     The Company's Series A Preferred Stock is subject to mandatory redemption including all accrued and unpaid dividends thereon, on June 17, 2007. The Series A Preferred Stock is also redeemable at the election of the Company at any time.

     The dividends on the Series A Preferred Stock are declared quarterly by the Board of Directors and paid in additional shares of Series A Preferred Stock.

     The Series A Preferred Stock and the Series B Preferred Stock were each recorded at fair value. The difference between fair value and the redemption value (excluding pay-in-kind dividends) is being accreted over the mandatory redemption period by a charge to retained deficit.

     The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are voting securities, and are entitled to 7 votes per share, 5 votes per share and 1 vote per share, respectively, on all matters presented to

                                CGA GROUP, LTD.

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                          (EXPRESSED IN U.S. DOLLARS)


security holders of the Company for their approval. The Series A Preferred Stock ranks senior in liquidation preference to all other classes of capital stock of the Company, followed by the Series C Preferred Stock, the Series B Preferred Stock and the Common Stock of the Company, respectively.

     On March 31, 1999, all issued and outstanding shares of Series B Preferred Stock were converted into shares of Common Stock, at a conversion ratio of
11.816 shares of Common Stock per share of Series B Preferred Stock. The conversion ratio was based on an assumed value of $3.00 per share of Common Stock. As a result of the conversion, 18,905,648 new shares of Common Stock were issued. No shares of Series B Preferred Stock are currently issued and outstanding.

     The shares of Series C Preferred Stock may be converted into shares of Common Stock on a one-for-one basis at the holder's option at any time, are mandatorily convertible into shares of Common Stock upon the occurrence of certain events at the conversion rate specified in the Company's Bye-laws, and are subject to redemption by the Company for cash upon the occurrence of certain events at the redemption rate specified in the Company's Bye-laws.


8. COMMON STOCK

     The number of shares of Common Stock outstanding as of March 31, 1999 and the year ended December 31, 1998 were as follows:

                                                        1999            1998
                                                     ----------      ---------
         Issued and outstanding ..................   28,005,653      9,100,000
         Weighted average number of shares .......    9,310,063      9,100,000

     The Common Stock of the Company carries 2 votes per share on all matters presented to security holders of the Company for their approval.


9. LOSS PER COMMON SHARE

     The following table sets forth the computation of basic and diluted loss per share for the periods ended March 31, 1999 and 1998.

                                                             THREE MONTHS     THREE MONTHS
                                                                 ENDED            ENDED
                                                            MARCH 31, 1999   MARCH 31, 1998
                                                            --------------   --------------
         Basic loss per share ("EPS")
         Numerator:
           Net income (loss) .............................    $ 2,128,012      $  (603,801)
           Series A--Pay-in-kind dividends paid ..........     (2,760,150)      (2,403,154)
           Series A--Pay-in-kind dividends accrued .......            --          (100,924)
           Series A--Accretion to redemption value .......       (114,283)        (171,424)
           Series A--Accretion on warrants ...............        (33,683)        (106,661)
           Series B--Pay-in-kind dividends accrued .......     (2,700,795)      (2,221,962)
           Series B--Accretion to redemption value .......        (50,137)         (75,204)
                                                              -----------      -----------
           Net Loss Available to Common Shareholders .....      3,531,036       (5,683,130)
                                                              -----------      -----------
         Denominator:
         Weighted Average Shares Outstanding .............      9,310,063        9,100,000
         Basic EPS .......................................    $     (0.38)     $     (0.62)
                                                              ===========      ===========
         Diluted Loss Per Share
         Numerator .......................................     (3,531,036)       5,683,130
                                                              -----------      -----------
         Denominator .....................................      9,310,063        9,100,000
                                                              -----------      -----------
         Diluted EPS .....................................    $     (0.38)     $     (0.62)
                                                              ===========      ===========

                                CGA GROUP, LTD.

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                          (EXPRESSED IN U.S. DOLLARS)


     The Company has outstanding warrants which were not included in the computation of the diluted loss per share, as the effect of these warrants is antidilutive for the periods presented above.

     On June 17, 1997, the Company issued warrants to purchase 270,000 shares of Common Stock in connection with the issuance of 2.6 million shares of Series A Preferred Stock. All of the warrants are outstanding as of March 31, 1999. These warrants are exercisable at any time on or prior to June 17, 2007 at an exercise price of $.01 per share of Common Stock evidenced thereby.

     The Company also issued 847,729 warrants to certain investors and members of management in connection with the issuance of 1.6 million Investment Units. Each such warrant represents the right to purchase one share of Common Stock on or prior to June 17, 2007. The warrants have a new exercise price of $2.12 per share (originally $5 per share) and were outstanding at March 31, 1999. In addition, the Company has authorized 1,494,771 warrants for issuance to certain employees. These warrants each represent the right to purchase one share of Common Stock on or prior to June 17, 2007 at an exercise price of $5 per share. The employee warrants will vest ratably over a four-year period and expire if not exercised within thirty days of the employee's termination of employment. As of March 31, 1999, there were 1,315,984 warrants outstanding, of which 328,996 warrants were exercisable. As of December 31, 1998 there were 1,348,129 warrants outstanding of which 337,032 warrants were exercisable.


10.  INSURANCE IN FORCE

     The following table shows the net par outstanding of insured obligations, net of reinsurance, at March 31, 1999 and December 31, 1998 by asset type:

                                                               1999           1998
                                                            ----------     ----------
                                                            (IN 000'S)     (IN 000'S)
         REIT Debt ......................................   $  376,073     $  381,777
         Consumer asset-backed securities ...............      454,646        456,521
         Corporate asset-backed securities ..............      303,208        270,612
         Commercial mortgage-backed securities ..........      215,501        185,754
         Sovereign debt .................................      120,000        120,000
         Corporate debt .................................       75,000         75,000
         REIT preferred stock ...........................       70,000         70,000
                                                            ----------     ----------
         Total ..........................................   $1,614,428     $1,559,664
                                                            ==========     ==========

     The following table presents the credit ratings of the above assets, based on net par outstanding at March 31, 1999 and December 31, 1998:

                                                              1999          1998
                                                              ----          ----
         "AAA" ..........................................       5%            4%
         "AA" ...........................................       3%            3%
         "A" ............................................      14%           12%
         "BBB" ..........................................      67%           67%
         "BB" ...........................................       8%           11%
         Not rated ......................................       3%            3%
                                                              ---           ---
           Total ........................................     100%          100%
                                                              ===           ===


11. SEGMENT REPORTING

     The Company has two reportable segments: CGA and CGAIM (see description of each segment in Note 1). The Company's management has identified the operating segments on the basis that they are separate legal entities and

                                CGA GROUP, LTD.

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                          (EXPRESSED IN U.S. DOLLARS)


that each entity carries on a different type of business. CGA provides financial guaranty insurance and CGAIM provides investment management services. The accounting policies of each of the segments are the same as those described in the summary of significant accounting policies.

     The table below presents financial information for each of the operating segments

     As of and for the three months ended March 31, 1999

                                                      CGA            CGAIM            OTHER(a)       TOTAL
                                                  ------------     ----------       -----------   ------------

REVENUES
Net premiums earned                               $  3,082,046     $      --        $      --     $  3,082,046
Net investment income                                1,651,857         16,972             2,672      1,671,501
Net realized gains                                     151,566             --              --          151,566
Management fees                                            --       1,145,259              --        1,145,259
Intersegment revenue                                       --          59,827              --           59,827
TOTAL REVENUES                                                                                       6,110,199

EXPENSE ITEMS
Operating expenses                                     363,383      2,627,079           345,642      3,336,104
Acquisition costs                                      148,138            --               --          148,138
Commitment fees                                        147,945            --               --          147,945
Excess of loss facility                                 50,000            --               --           50,000
Losses and loss adjustment expenses                    300,000            --               --          300,000
TOTAL EXPENSES                                                                                       3,982,187

ASSETS
Total assets                                       244,118,686      3,644,229        31,307,904    279,070,819

---------------
(a) The "other" segment is comprised of CGA Group, Ltd., the holding company, which does not meet any of the quantitative thresholds for determining a reportable segment.


     As of and for the three months ended March 31, 1998

                                                      CGA            CGAIM             OTHER         TOTAL
                                                  ------------     ----------       -----------   ------------
REVENUES
Net premiums earned                               $  1,071,135     $      --       $       --     $  1,071,135
Net investment income                                1,840,037          6,103           42,115       1,888,255
Net realized gains                                    (242,194)           --               --         (242,194)
Management fees                                            --         189,056              --          189,056
TOTAL REVENUES                                                                                       2,906,252

EXPENSE ITEMS
Operating expenses                                     199,568      2,384,063          480,232       3,063,863
Acquisition Costs                                       53,245            --               --           53,245
Commitment Fees                                        147,945            --               --          147,945
Excess of loss facility                                 50,000            --               --           50,000
Losses and loss adjustment expenses                    195,000            --               --          195,000
TOTAL EXPENSES                                                                                       3,510,053

ASSETS
Total Assets                                       134,936,068      2,403,308       11,145,695     148,485,071

                                 CGA GROUP, LTD.

                    FOR THE THREE MONTHS ENDED MARCH 31, 1999
                           (EXPRESSED IN U.S. DOLLARS)


     The following are reconciliations of reportable segment revenues, expenses and assets to the Company's consolidated totals in the financial statements. Depreciation expense is included in operation expenses.

                                                  THREE MONTHS     THREE MONTHS
                                                      ENDED            ENDED
                                                 MARCH 31, 1999   MARCH 31, 1998
                                                 --------------   --------------
REVENUES
Total revenues for reportable segments ........  $  6,110,199    $  2,906,252
Elimination of intersegment revenues ..........      (59,827)             --
                                                 ------------    ------------
Total consolidated revenues ...................  $  6,050,372    $  2,906,252
                                                 ============    ============

EXPENSES
Total expenses for reportable segments ........  $  3,982,187    $  3,510,053
Elimination of intersegment operating expenses        (59,827)            --
                                                 ------------    ------------
Total consolidated expenses ...................  $  3,922,360    $  3,510,053
                                                 ============    ============

ASSETS
Total assets for reportable segments ..........  $279,070,819    $148,485,071
Intercompany loans ............................   (10,500,000)     (6,100,000)
Other intercompany balances ...................    (2,922,097)            --
                                                 ------------    ------------
Total consolidated assets .....................  $265,648,722    $142,385,071
                                                 ============    ============

12. TAXATION

     The Company and CGA, which are domiciled in Bermuda, have received from the Minister of Finance of Bermuda an assurance under the Exempted Undertakings Tax Protection Act, 1966, as amended, of Bermuda, that generally protects them from incurring taxation by Bermuda tax authorities until March 28, 2016. Since the company and CGA are not engaged in a trade or business in the U.S. there should be no U.S. income taxes due, however, CGA does file protective U.S. income tax returns. CGAIM is subject to U.S. taxation at regular corporate tax rates, but has tax losses carried forward of approximately $7.65 million and $5.3 million as at December 31, 1998 and 1997, respectively, for which no benefit has been recorded in the financial statements. These tax loss carry-forwards expire in 2013 and 2012, respectively.

13. RECENT ACCOUNTING PRONOUNCEMENTS

     On June 15, 1998, the FASB issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. SFAS 133 requires all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. The Company does not believe the application of SFAS 133 will have a material effect on its consolidated financial statements.

14. SUBSEQUENT EVENTS

     On April 14, 1999, the credit support arrangements referred to in footnote 6 were terminated in their entirety. In connection with such termination, two subsidiaries of SG Holdings received a refund of premium totaling approximately $29.5 million. On April 16, 1999 a portion of these funds were used to repay the $25 million note to CGA referred to in footnote 3. Also on April 16, 1999 the $5 million note payable to Cobalt to CGA was assigned by CGA to the Company. The effect of these transactions was to increase claims paying resources at CGA by $30 million.

     On April 26, 1999 the Company sold 973,483 shares of Series C Preferred Stock to employees of the Company and its subsidiaries. The shares were sold for $1.20 each, for a total of $1.2 million. The shares were 90% financed by the Company at 7% per annum with equal principal installments due annually over a three year period.

================================================================================

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                -------------






================================================================================


================================================================================



                                3,322,297 SHARES






                                 CGA GROUP, LTD.




                                    SERIES A
                                 PREFERRED STOCK




                                  -------------
                                   PROSPECTUS
                                  -------------







                                ________ __, 1999


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table lists the expenses incurred in connection with the distribution of the securities being registered hereby, all of which shall be borne by the Company:

            Commission Registration Fees                $ 22,610
            Transfer Agent Fees                               -
            Printing Costs                                50,000
            Legal Fees and Expenses                      150,000
            Accounting Fees and Expenses                  20,000
            Miscellaneous                                 10,000
                                                        --------
                Total                                   $252,610
                                                        ========

    Other than the Commission registration fees, all of the foregoing are estimates and subject to future contingencies.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Bye-laws of the Company provide that directors, alternate directors and other officers for the time being acting in relation to any of the affairs of the Company, as well as their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of them duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any money or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said Persons.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the Registrant has issued the following equity securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

    On June 17, 1997, the Registrant redeemed its initial capitalization of 12,000 shares of common stock, par value of $1.00 per share, and effected the following transactions:

       (i) The Registrant issued to accredited investors 2.6 million shares of Series A Preferred Stock for aggregate cash consideration of $65,000,000. In addition, for no additional consideration, the Registrant issued to the Series A Preferred Stockholders warrants which represent the right to purchase a total of 270,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock"). The principal underwriter for this offering of the Series A Preferred Stock was Donaldson, Lufkin & Jenrette Securities Corporation.

       (ii) The Registrant issued to accredited investors 1.6 million Investment Units for aggregate consideration of $140 million, consisting of $80 million in cash and $60 million in commitments. Each Investment Unit consists of one share of Series B Preferred Stock, 4.8925 shares of Common Stock and a commitment to purchase 1.5 additional shares of Series B Cumulative Voting Preference Shares upon the occurrence of certain events. The principal underwriter for the offering of the Investment Units was Salomon Brothers Inc.

       (iii) The Registrant sold 1,272,043 shares of Common Stock to the Sponsoring Investors and certain members of management for an aggregate consideration of $6,360,215. The Registrant issued to such investors, for no additional consideration, 847,729 warrants, which each represent the right to purchase one share of Common Stock on or prior to June 16, 2007, at an exercise price of $5 per share.

       (iv) The Registrant issued an additional 1,494,771 warrants, for no consideration, to certain employees of the Company, which each represent the right to purchase one share of Common Stock at an exercise price of $5 per share. The employees' warrants will vest ratably over a four-year period and expire if not exercised within thirty days of the employee's termination of employment.

    On March 31, 1999, the Company sold to certain existing shareholders of the Company an aggregate of 43,997,863 shares of Series C Preferred Stock for net cash proceeds of $50,996,794.50. The sale was made pursuant to the terms of the Series C Convertible Cumulative Voting Preferred Stock Subscription Agreement (the "Series C Preferred Stock Subscription Agreement") which is filed as an Exhibit to this Registration Statement. Pursuant to the terms of the Series C Subscription Agreement, 31,997,863 shares of Series C Preferred Stock were sold at $1.50 per share pursuant to the basic subscription privilege (and overallotments with respect thereto) and 12,000,000 shares of Series C Preferred Stock were sold at $0.25 per share pursuant to the additional allotment privilege (and overallotments with respect thereto). Shares of Series C Preferred Stock may be converted into shares of Common Stock on a one-for-one basis at the holder's option at any time, and are mandatorily convertible into shares of Common Stock on a one-for-one basis upon the occurrence of certain events. The net proceeds from the transaction will be used for general corporate purposes and to make capital investments in CGA.

    In connection with the consummation of the transactions contemplated by the Series C Preferred Stock Subscription Agreement, on March 31, 1999 all issued and outstanding shares of Series B Preferred Stock were converted into shares of Common Stock, at a conversion ratio of 11.816 shares of Common Stock per share of Series B Preferred Stock. The conversion ratio was based on an assumed value of $3.00 per share of Common Stock. As a result of the conversion, 18,905,648 new shares of Common Stock were issued.

    On April 26, 1999, the Company sold 973,483 shares of Series C Preferred Stock to employees of the Company and its subsidiaries. The shares were sold for $1.20 each, for a total of approximately $1.2 million. The shares were 90% financed by the Company at 7% per annum with equal principal installments due annually over a three-year period.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    All financial statement schedules are omitted because they are either not applicable, not required, or because the information required therein is included in the financial statements or the notes thereto.

  EXHIBITS

 EXHIBIT
  NUMBER     DESCRIPTION
 --------    ------------
    3.1*     Memorandum of Association and Certificate of Incorporation of CGA
             Group, Ltd.

    3.2 Amended and Restated Bye-laws of CGA Group, Ltd. dated as of March 31, 1999.

    3.3 Amended and Restated Appendices to the Amended and Restated Bye-laws of CGA Group, Ltd. dated as of March 31, 1999.

    4.1 CGA Group, Ltd. Shareholders Agreement dated as of June 12, 1997, as amended and restated as of March 31, 1999.

    5.1* Opinion of Dewey Ballantine LLP as to certain United States tax matters

    5.2* Opinion of Conyers Dill & Pearman as to the legality of the securities being registered and as to certain matters of law of Bermuda

   10.1* Series A Subscription Agreement dated as of June 9, 1997, by and among CGA Group, Ltd. and the holders of the Series A Preferred Stock

   10.2* Common Stock Warrant Acquisition Agreement, dated as of June 9, 1997 by and among CGA Group, Ltd. and the holders of the Series A Preferred Stock.

   10.3* Investment Units Subscription Agreement dated as of June 4, 1997, by and among CGA Group, Ltd. and the holders of the Investment Units

   10.4* Right of First Refusal Agreement dated as of June 17, 1997, by and between CGA Group, Ltd. and Capital Reinsurance Company

 EXHIBIT
  NUMBER     DESCRIPTION
 -------     -----------

   10.5* Discretionary Investment Advisory Agreement, dated as of December 18, 1996 between Alliance Capital Management L.P. and Commercial Guaranty Assurance, Ltd.

   10.6* Investment Management Agreement dated as of December 27, 1996, between J.P. Morgan Investment Management Inc. and Commercial Guaranty Assurance, Ltd.

   10.7* Letter Agreement, dated June 17, 1997 between CGA Group, Ltd. and DCR (and attachments)

   10.8*     Employee Warrant Agreement

   10.9*     CGA Group, Ltd. Employee Stock Warrant Plan

  10.10*     CGA Group, Ltd. Sponsoring Investors and Founders Stock Warrant
             Plan

  10.11* Excess of Loss Agreement, dated as of June 12, 1997, by and between CGA Group, Ltd. and KRE Reinsurance Ltd.

  10.12* Employment Agreement, as of January 1, 1997, by and between CGA Group, Ltd. and Richard A. Price

  10.13* Employment Agreement, as of January 1, 1997, by and between CGAIM and Jean-Michel Wasterlain.

  10.14* Employment Agreement, as of June 30, 1997, by and between CGAIM and Michael M. Miran.

  10.15* Employment Agreement, as of January 1, 1997, by and between CGAIM and Kem H. Blacker.

  10.16 Employment Agreement, as of August 1, 1997, by and between CGAIM and Landon D. Parsons.

  10.17* CGA Group, Ltd. Founders' Common Stock Subscription Agreement, dated as of June 12, 1997, among CGA Group, Ltd., CGA Funding, L.P., and certain Founders of CGA Group, Ltd.

  10.18 Series C Convertible Cumulative Voting Preferred Stock Subscription Agreement, dated as of March 31, 1999.

  10.19 Agreement dated as of March 1, 1999 by and among CGA Group, Ltd. and the holders of the Series C Preferred Stock.

   21.1      Subsidiaries of CGA Group, Ltd.

   23.1**    Consent of Dewey Ballantine LLP

   23.2**    Consent of Conyers Dill & Pearman

   23.3      Consent of PricewaterhouseCoopers

   24.1*     Power of Attorney (included in signature page to Registration
             Statement)
----------

 * Previously filed.

** Included in the respective opinions.


ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule

     424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

          (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on June 11, 1999.


                                      CGA GROUP, LTD.

                                      By: /S/ RICHARD A. PRICE
                                          ------------------------------------
                                              RICHARD A. PRICE
                                        Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on June 11, 1999 by the following persons in the capacities indicated. Each person whose signature appears below hereby appoints and constitutes Richard A. Price or James R. Reinhart, and each of them, as his attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute in the name and on behalf of such person any amendment to this Registration Statement (including any post-effective amendment) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person so acting deems appropriate, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute may do or cause to be done by virtue hereof.



      SIGNATURE                                            TITLE
      ---------                                            -----

/s/ RICHARD PRICE             Chief Executive Officer, President and Director
--------------------------
   RICHARD PRICE


/s/ JAY SHIDLER*              Chairman
--------------------------
    JAY SHIDLER


/s/ JAMES REINHART*           Chief Financial Officer
--------------------------
    JAMES REINHART


/s/ ROBERT DENTON*            Director
--------------------------
    ROBERT DENTON


/s/ DAVID BARSE*              Director
--------------------------
    DAVID BARSE


/s/ RICHARD FRARY*            Director
--------------------------
    RICHARD FRARY


/s/ ERIC GRITZMACHER*         Director
--------------------------
    ERIC GRITZMACHER


/s/ DONALD KRAMER*            Director
--------------------------
    DONALD KRAMER

           SIGNATURE                    TITLE
           ---------                    -----

     /s/ JEFF KRASNOFF*               Director
--------------------------
         JEFF KRASNOFF


     /s/ MICHAEL MORRISSEY*           Director
--------------------------
         MICHAEL MORRISSEY



     /s/ ALAN S. ROSEMAN*             Director
--------------------------
         ALAN S. ROSEMAN



     /s/ PAUL RUBIN*                  Director
--------------------------
         PAUL RUBIN


     /s/ RICHARD SCHONINGER*          Director
--------------------------
         RICHARD SCHONINGER


     /s/ JAY SUGARMAN*                Director
--------------------------
         JAY SUGARMAN


*By: /s/ RICHARD PRICE
--------------------------
        (RICHARD PRICE,
       ATTORNEY-IN-FACT**)

** By authority of Power of Attorney filed with this Registration Statement on Form S-1.